     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INTERNATIONAL PAPER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW YORK                                 2600                                13-0872805
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            TWO MANHATTANVILLE ROAD
                            NEW YORK, NEW YORK 10577
                                 (914) 397-1500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JAMES W. GUEDRY, ESQ.
                                VICE PRESIDENT,
                     SECRETARY & ASSOCIATE GENERAL COUNSEL
                          INTERNATIONAL PAPER COMPANY
                            TWO MANHATTANVILLE ROAD
                            NEW YORK, NEW YORK 10577
                                 (914) 397-1500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

        DENNIS S. HERSCH, ESQ.                DIRK R. SOUTENDIJK, ESQ.                JAMES C. MORPHY, ESQ.
        DAVIS POLK & WARDWELL                  UNION CAMP CORPORATION                  SULLIVAN & CROMWELL
         450 LEXINGTON AVENUE                     1600 VALLEY ROAD                       125 BROAD STREET
       NEW YORK, NEW YORK 10017               WAYNE, NEW JERSEY 07470                NEW YORK, NEW YORK 10004
            (212) 450-4000                         (973) 628-2000                         (212) 558-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED(1)            PER UNIT                PRICE(2)               FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share................................      120,817,082               N/A                $5,082,670,559          $409,445.53
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, par value $1.00 per share, of the registrant, International Paper, estimated to be issuable upon the consummation of the merger of Maple Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of International Paper, with and into Union Camp Corporation based on an exchange ratio of 1.6247 of a share of International Paper common stock (the maximum exchange ratio pursuant to the Agreement and Plan of Merger among International Paper, Union Camp and Maple Acquisition, Inc. dated as of November 24, 1998) to be exchanged for each share of common stock, par value $1.00 per share, of Union Camp.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the product of (i) $68.34375, the average of the high and low sales prices of Union Camp common stock on the New York Stock Exchange Composite Tape on March 26, 1999 and (ii) 74,369,208 shares of Union Camp common stock, the number of shares of Union Camp common stock outstanding at the close of business on March 26, 1999, assuming the exercise of all options to purchase Union Camp common stock outstanding as of March 26, 1999.

(3) Computed in accordance with Rule 457(f) under the Securities Act to be $1,412,982.42 which is equal to 0.000278 multiplied by the proposed maximum aggregate offering price of $5,082,670,559, and reduced in accordance with Rule 457(b) under the Securities Act by the fee of $1,003,536.89 paid by International Paper pursuant to Rule 14a-6(i)(1) under the Securities Exchange Act of 1934, as amended, upon the filing of its preliminary proxy materials on December 22, 1998 and to be credited against the registration fee payable in connection with this filing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INTERNATIONAL PAPER COMPANY
                             CROSS REFERENCE SHEET

                                                         LOCATION IN JOINT PROXY
              ITEM NUMBER IN FORM S-4                     STATEMENT/PROSPECTUS
              -----------------------                    -----------------------
 A.  INFORMATION ABOUT THE TRANSACTION
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus...  Facing Page of the Registration
                                                Statement; Outside Front Cover Page of
                                                Joint Proxy Statement/Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus............................  Where You Can Find More Information;
                                                Table of Contents
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information............  Outside Front Cover Page of Prospectus;
                                                Summary; Risk Factors; Selected Financial
                                                Information; Historical and Pro Forma Per
                                                Share Data; The Merger; Comparative Per
                                                Share Market Price and Dividend
                                                Information; Where You Can Find More
                                                Information
 4.  Terms of the Transaction.................  Outside Front Cover Page of Prospectus;
                                                Summary; The Merger; Role of Financial
                                                Advisors; Certain Provisions of the
                                                Merger Agreement; Comparison of
                                                Shareholder Rights; Description of
                                                International Paper Capital Stock
 5.  Pro Forma Financial Information..........  Pro Forma Condensed Consolidated
                                                Financial Data
 6.  Material Contacts with the Company Being
     Acquired.................................  *
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters.......................  *
 8.  Interests of Named Experts and Counsel...  *
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................  *
 B.  INFORMATION ABOUT THE REGISTRANT
10.  Information with Respect to S-3
     Registrants..............................  Where You Can Find More Information
11.  Incorporation of Certain Information by
     Reference................................  Where You Can Find More Information
12.  Information with Respect to S-2 and S-3
     Registrants..............................  *
13.  Incorporation of Certain Information by
     Reference................................  *

                                                         LOCATION IN JOINT PROXY
              ITEM NUMBER IN FORM S-4                     STATEMENT/PROSPECTUS
              -----------------------                    -----------------------
14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants........  *
 C.  INFORMATION ABOUT THE COMPANY BEING
     ACQUIRED
15.  Information with Respect to S-3
     Companies................................  Where You Can Find More Information
16.  Information with Respect to S-2 or S-3
     Companies................................  *
17.  Information with Respect to Companies
     Other Than S-2 or S-3 Companies..........  *
 D.  VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.......  Outside Front Cover Page of Joint Proxy
                                                Statement/Prospectus; Summary; Interests
                                                of Certain Persons in the Merger; The
                                                Merger; Certain Provisions of the Merger
                                                Agreement; The Meetings; Comparison of
                                                Shareholder Rights; Where You Can Find
                                                More Information
19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.....................  *

-------------------------

* Omitted because the Item is inapplicable or the answer thereto is negative.

                          INTERNATIONAL PAPER COMPANY
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of International Paper Company will be held at the offices of Davis Polk & Wardwell at 9:00 a.m., local time, on April 30, 1999 for the following purposes:

          1. To consider and vote upon a proposal to issue shares of International Paper common stock in the merger of Maple Acquisition, Inc., a wholly owned subsidiary of International Paper, with and into Union Camp Corporation, upon the terms and subject to the conditions set forth in the Merger Agreement dated as of November 24, 1998 among International Paper, Union Camp and Maple Acquisition; and

          2. To amend the International Paper certificate of incorporation to increase the number of authorized International Paper common stock to 1,000,000,000 shares.

     Only holders of record of International Paper common stock at the close of business on March 18, 1999 are entitled to vote at the special meeting or any adjournments or postponements thereof. Approval of the share issuance proposal at the special meeting requires the favorable vote of the holders of a majority of the International Paper common stock present in person or by proxy at the special meeting, assuming a quorum is present, and approval of the charter amendment proposal at the special meeting requires the favorable vote of the holders of a majority of the outstanding shares of International Paper common stock.

                                       James Guedry
                                       Vice President & Secretary

March 30, 1999

       PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR
                  NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

           THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER UNANIMOUSLY
 RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED UPON
                            AT THE SPECIAL MEETING.

                             UNION CAMP CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of Union Camp Corporation will be held at The Union League Club, 38 East 37th Street, New York, NY, at 10:30 a.m., local time, on April 30, 1999 for the following purposes:

     To consider and vote upon a proposal to adopt the Merger Agreement dated as of November 24, 1998 among UCC, International Paper Company and Maple Acquisition, Inc., a wholly owned subsidiary of International Paper, providing for the merger of Maple Acquisition with and into Union Camp.

     Only holders of record of Union Camp common stock at the close of business on February 23, 1999 are entitled to vote at the special meeting or any adjournments or postponements thereof. Approval of the merger proposal at the special meeting requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Union Camp common stock.

                                       Dirk Soutendijk
                                       Vice-President, Secretary and
                                         General Counsel

March 30, 1999

       PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR
                  NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                THE BOARD OF DIRECTORS OF UNION CAMP UNANIMOUSLY
 RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED UPON
                            AT THE SPECIAL MEETING.

[INTERNATIONAL PAPER LOGO]                         [UNION CAMP CORPORATION LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of International Paper Company and Union Camp Corporation have approved a merger and a merger agreement and are seeking your approval of this important transaction.

If we complete the merger, Union Camp's shareholders will receive between 1.47 and 1.6247 International Paper common shares for each Union Camp common share that they own. We will determine the exchange ratio by referring to the average price per International Paper common share, calculated based on market prices on ten randomly selected days during a 20-trading day period shortly prior to the merger. International Paper shareholders will continue to own their existing shares after the merger. International Paper common stock is listed on the New York Stock Exchange under the symbol "IP". On March 26, 1999, the closing price of International Paper common stock was $44.25. The following chart briefly summarizes the exchange ratio for the merger:

-----------------------------------------------
                               NUMBER OF
                          INTERNATIONAL PAPER
  CALCULATED AVERAGE    SHARES TO BE ISSUED IN
      PRICE PER                   THE
    INTERNATIONAL        MERGER PER UNION CAMP
  PAPER COMMON SHARE         COMMON SHARE
-----------------------------------------------
  Less than $43.70       1.6247
-----------------------------------------------
  $43.70-$48.30          71 divided by average
                         price per
                         International
                         Paper common share
-----------------------------------------------
  More than $48.30       1.47
-----------------------------------------------

PLEASE SEE PAGES 5-6 AND 60 FOR DETAILED INFORMATION ABOUT THE EXCHANGE RATIO, AS WELL AS PAGES 11-13 FOR A DESCRIPTION OF ADDITIONAL FACTORS THAT MAY AFFECT THE VALUE OF THE INTERNATIONAL PAPER COMMON SHARES TO BE ISSUED IN THE MERGER, ALONG WITH SEVERAL OTHER RISK FACTORS PERTAINING TO THE MERGER THAT YOU SHOULD CONSIDER.

Please call 1-877-278-9293 (toll-free) if you would like more information about the exchange ratio.

International Paper and Union Camp have scheduled special meetings to vote on the following proposals, which are necessary for the completion of the merger:

- Approval and adoption by the Union Camp shareholders of the merger and the merger agreement; and

- Approval by the International Paper shareholders of the following proposals:

     - an amendment to International Paper's certificate of incorporation increasing the number of authorized common shares from 400,000,000 to 1,000,000,000, and

     - the issuance of International Paper common shares in the merger.

If you are a Union Camp shareholder and fail to return the enclosed proxy card or call in your vote, the effect will be a vote against the merger agreement proposal, unless you attend your meeting and vote for that proposal. If you are an International Paper shareholder and fail to return the enclosed proxy card or call in your vote, the effect will be a vote against the proposal to amend International Paper's certificate of incorporation, and, accordingly, against the merger, unless you attend your meeting and vote for that proposal.

WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

------------------------------------------------------
John T. Dillon
Chairman and Chief Executive
Officer, International Paper Company

------------------------------------------------------
                                                             W. Craig McClelland
                                                    Chairman and Chief Executive
                                                 Officer, Union Camp Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved the International Paper common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Joint Proxy Statement/Prospectus dated March 30, 1999, and first mailed to shareholders on March 31, 1999.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER............................    1
WHO CAN HELP ANSWER YOUR
  QUESTIONS.........................    2
SUMMARY.............................    3
The Companies.......................    3
Reasons for the Merger..............    3
Additional International Paper
  Reasons for the Merger............    3
Additional Union Camp Reasons for
  the Merger........................    4
Our Recommendations to
  Shareholders......................    4
The Merger..........................    5
RISK FACTORS........................   11
The International Paper common
  shares to be issued in the merger
  will fluctuate in value...........   11
Risks posed by systems compatibility
  and overlapping customers to
  realizing anticipated cost
  savings...........................   12
Forward-looking statements may prove
  inaccurate........................   12
THE MERGER..........................   14
General.............................   14
Background of the Merger............   14
Reasons for the Merger..............   18
Recommendation of the International
  Paper Board; Additional
  Considerations of the
  International Paper Board.........   19
Recommendation of International
  Paper's board of directors........   21
Recommendation of the Union Camp
  Board; Additional Considerations
  of the Union Camp Board...........   21
Recommendation of Union Camp's board
  of directors......................   23
Accounting Treatment................   23
Material Federal Income Tax
  Consequences......................   23
Regulatory Matters..................   25
No Appraisal or Dissenters'
  Rights............................   26

                                      PAGE
                                      ----
Federal Securities Laws
  Consequences; Stock Transfer
  Restriction
  Agreements........................   26
COMPARATIVE PER SHARE MARKET PRICE
  AND DIVIDEND INFORMATION..........   27
SELECTED FINANCIAL INFORMATION......   28
International Paper.................   28
Union Camp..........................   29
HISTORICAL AND PRO FORMA PER SHARE
  DATA..............................   31
SELECTED UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL
  DATA..............................   33
ROLE OF FINANCIAL ADVISORS..........   42
Opinion of Union Camp's Financial
  Advisor...........................   42
Opinion of International Paper's
  Financial Advisor.................   49
INTERESTS OF INSIDERS IN THE
  MERGER............................   56
Interests of Union Camp Officers and
  Directors.........................   56
PRINCIPAL PROVISIONS OF THE MERGER
  AGREEMENT.........................   60
General.............................   60
Consideration to be Received in the
  Merger............................   60
Exchange of Shares..................   60
Principal Representations and
  Warranties........................   61
Principal Covenants.................   61
Conditions to the Consummation of
  the Merger........................   70
Termination.........................   71
Termination Fees Payable by
  International Paper...............   73
Termination Fees Payable by Union
  Camp..............................   73
Expenses............................   74

                                      PAGE
                                      ----
THE SHAREHOLDERS'
  MEETINGS..........................   75
Times and Places; Purposes..........   75
Voting Rights; Votes Required for
  Approval..........................   75
Voting of Proxies...................   76
INTERNATIONAL PAPER CERTIFICATE OF
  INCORPORATION AMENDMENT
  PROPOSAL..........................   78
COMPARISON OF SHAREHOLDER RIGHTS....   80
DESCRIPTION OF INTERNATIONAL PAPER
  CAPITAL STOCK.....................   96
International Paper Common Shares...   97

                                      PAGE
                                      ----
International Paper Preferred
  Stock.............................   98
LEGAL MATTERS.......................   99
EXPERTS.............................   99
FUTURE SHAREHOLDER PROPOSALS........  100
WHERE YOU CAN FIND MORE
  INFORMATION.......................  100
LIST OF ANNEXES
     Annex A     Agreement and Plan
                 of Merger
     Annex B     Opinion of Goldman,
                 Sachs & Co.
     Annex C     Opinion of Credit
                 Suisse First Boston
                 Corporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What do I need to do now?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at your shareholders' meeting. The shareholders of both International Paper and Union Camp also have the option of submitting their vote by telephone. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposals submitted at your shareholders' meeting. You may attend your shareholders' meeting and vote your shares in person, rather than signing and mailing your proxy card, or call in your vote.

Q:   Can I change my vote after submitting my proxy card?

A: Yes. Any person who gives a proxy in connection with this solicitation, including one given by telephone, may revoke the proxy at any time before it is voted. The proxy may be revoked in writing, by telephone or by appearing at your company's shareholders' meeting and voting in person. You can find further details on how to revoke your proxy on page 77.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:   Should I send in my stock certificates now?

A: No. We will send instructions to Union Camp shareholders on how to exchange their Union Camp stock certificates for International Paper stock after completion of the merger.

Q:   What happens to my future dividends?

A: We expect no changes in International Paper's or Union Camp's dividend policies before the consummation of the merger. After the consummation of the merger, International Paper expects that its initial annual dividend rate will be $1.00 per International Paper common share, which is equivalent to the current annual dividend payment on International Paper common shares, but lower than Union Camp's current annual dividend of $1.80 on Union Camp common shares. The payment of dividends by International Paper in the future will depend on business conditions, its financial condition and earnings, and other factors.

Q:   When do you expect to complete the merger?

A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the special shareholders' meetings, if we obtain the required shareholder approvals at those shareholders' meetings.

                       WHO CAN HELP ANSWER YOUR QUESTIONS
        If you have more questions about the merger you should contact:

                                 if you are an
                        INTERNATIONAL PAPER SHAREHOLDER:
                          International Paper Company
                            Two Manhattanville Road
                            Purchase, New York 10577
                    Attention: Office of Investor Relations
                          Phone Number: (914) 397-1625

                                  if you are a
                            UNION CAMP SHAREHOLDER:
                             Union Camp Corporation
                                1600 Valley Road
                            Wayne, New Jersey 07470
                    Attention: Office of Investor Relations
                          Phone Number: (973) 628-2273

        If you have any questions about the exchange ratio, please call
                          (877) 278-9293 (toll-free).

             If you would like additional copies of this document, or if you have questions about the merger, you should contact:

                                 if you are an
                        INTERNATIONAL PAPER SHAREHOLDER:
                            Georgeson & Company Inc.
                               Wall Street Plaza
                               New York, NY 10005
                    Phone Number: (800) 223-2064 (toll-free)

                                  if you are a
                            UNION CAMP SHAREHOLDER:
                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
        Phone Number: (212) 929-5500 (collect for international callers)
                                       or
                           (800) 322-2885 (toll-free)

                                    SUMMARY

This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the documents to which we refer. A list of documents that we incorporate by reference appears below under the heading "Where You Can Find More Information".

                                 THE COMPANIES

INTERNATIONAL PAPER COMPANY
Two Manhattanville Road
Purchase, New York 10577
Telephone: (914) 397-1500

International Paper is a worldwide producer of printing and writing papers, paperboard and packaging and wood products. It is also a leading distributor of paper and office supply products, primarily in the United States and Europe. On December 31, 1997, International Paper had manufacturing operations in 31 countries and sales in more than 130 countries. It also produces pulp, laminated products and specialty products, including chemicals and minerals.

UNION CAMP CORPORATION
1600 Valley Road
Wayne, New Jersey 07470
Telephone: (973) 628-2000

Union Camp is a diversified forest products company operating in five business areas including packaging products, paper and paperboard, wood products, distribution and chemicals, primarily in the United States. Union Camp controls approximately 1,600,000 acres of timberlands in Georgia, Alabama, Virginia, Florida, North Carolina and South Carolina, approximately 1,500,000 acres of which are owned by Union Camp.

REASONS FOR THE MERGER (SEE PAGES 18-19)

International Paper and Union Camp believe that the merger will:

     - create one of the world's premier manufacturers of printing paper and paper-based packaging materials, with annual net sales, based on 1997 results, of approximately $24.4 billion;

     - create opportunities for significant operational and financial cost savings through the integration of International Paper's and Union Camp's operations; and

     - significantly strengthen the combined company's product distribution arm, enabling it to provide its customers with better service.

However, you should note that achieving these objectives is subject to particular risks which we discuss below in the section entitled "Risk Factors". These risks include possible difficulties in integrating two companies that have previously operated independently and in achieving anticipated cost savings and other financial and operating benefits from the merger.

ADDITIONAL INTERNATIONAL PAPER REASONS FOR THE MERGER (SEE PAGES 19-21)

International Paper also believes that the merger will:

     - focus International Paper's product strategy by increasing its market share for uncoated printing paper and containerboard, reflecting its long-term strategy to focus on those businesses in which it believes it can develop a more competitive position;

     - boost International Paper's timberland holdings by about 25%; and

     - enhance the strategic position of International Paper beyond that which it could achieve on its own.

ADDITIONAL UNION CAMP REASONS FOR THE MERGER (SEE PAGES 21-23)

Union Camp also believes that the merger offers Union Camp's shareholders:

     - an attractive premium for their shares;

     - the opportunity to hold a less volatile, more liquid stock in a significantly larger, more diversified company; and

     - the ability to participate in the future growth potential of the combined company and share in any cost reduction and revenue enhancements realized as a result of the merger.

                      OUR RECOMMENDATIONS TO SHAREHOLDERS

TO THE INTERNATIONAL PAPER SHAREHOLDERS:

International Paper's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposals to:

     - approve an amendment to International Paper's certificate of incorporation, increasing the number of authorized International Paper common shares from 400,000,000 to 1,000,000,000; and

     - approve the issuance of International Paper common shares in the merger.

TO THE UNION CAMP SHAREHOLDERS:

Union Camp's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to:

     - approve and adopt the merger and the merger agreement.
RECORD DATE; VOTING POWER (SEE PAGES 75-76)

If you are an International Paper shareholder, you are entitled to vote at your shareholders' meeting if you owned shares of common stock as of the record date for that shareholders' meeting, which was the close of business on March 18, 1999.

If you are a Union Camp shareholder, you are entitled to vote at your shareholders' meeting if you owned shares of common stock as of the record date for that shareholders' meeting, which was the close of business on February 23, 1999.

On March 18, 1999, there were 306,851,559 International Paper common shares outstanding. For each International Paper common share owned on that date, International Paper shareholders will have one vote at the International Paper shareholders' meeting.

On February 23, 1999, there were 69,781,473 Union Camp common shares outstanding. For each Union Camp common share owned on that date, Union Camp shareholders will have one vote at the Union Camp shareholders' meeting.

REQUIRED VOTES OF INTERNATIONAL PAPER SHAREHOLDERS

The following approvals of International Paper's shareholders are required for the merger to occur:

     - the approval of a majority of all outstanding shares entitled to vote at the International Paper shareholders' meeting in order to approve and adopt the proposal to increase the number of International Paper's authorized common shares; and

     - the approval of a majority of the holders of International Paper common shares present and voting at the International Paper shareholders' meeting in order to approve and adopt the proposal to issue the International Paper common shares required to consummate the merger.

REQUIRED VOTE OF UNION CAMP SHAREHOLDERS

The following approval of Union Camp's shareholders is required for the merger to occur:

     - the approval of the merger and the merger agreement by more than two-thirds of the outstanding Union Camp common shares.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

On March 18, 1999, the record date for International Paper's shareholders' meeting, directors and executive officers of International Paper and their affiliates owned and were entitled to vote 1,790,726 International Paper common shares, or less than 1% of the International Paper common shares outstanding on that date.
On February 23, 1999, the record date for Union Camp's shareholders' meeting, directors and executive officers of Union Camp and their affiliates owned and were entitled to vote 179,728 Union Camp common shares, or less than 1% of the Union Camp common shares outstanding on that date.

                                   THE MERGER

We have attached the merger agreement as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

WHAT UNION CAMP SHAREHOLDERS WILL HOLD AFTER THE MERGER

As a result of the merger, Union Camp shareholders will receive, for each Union Camp common share that they own, between 1.47 and 1.6247 International Paper common shares. We will determine the exchange ratio by referring to the average International Paper share price, calculated based on market prices on ten randomly selected days during a 20-trading day period shortly prior to the merger.

The following chart briefly summarizes how the exchange ratio for the merger is calculated:

---------------------------------------------------
                                      HYPOTHETICAL
                                        VALUE PER
                                       UNION CAMP
                         NUMBER OF    COMMON SHARE
                       INTERNATIONAL  BASED ON THE
     CALCULATED        PAPER SHARES    CALCULATED
       AVERAGE         TO BE ISSUED      AVERAGE
      PRICE PER        IN THE MERGER    PRICE PER
    INTERNATIONAL        PER UNION    INTERNATIONAL
        PAPER               CAMP      PAPER COMMON
    COMMON SHARE       COMMON SHARE       SHARE
---------------------------------------------------
 Less than              1.6247         Less than
  $43.70                               $71/share
---------------------------------------------------
                        71 divided
  $43.70 --             by            Approximately
                        Average
  $48.30                Price          $71/share
                        per
                       International
                        Paper Share
---------------------------------------------------
  More than             1.47           More than
  $48.30                               $71/share
---------------------------------------------------

We have described more fully how the exchange ratio for the merger works under the heading "Principal Provisions of the Merger Agreement -- Consideration to be Received in the Merger".

Based on the closing prices of International Paper common stock over the twenty trading days prior to and including March 26, 1999, the most recent practicable date prior to the filing of this document, the exchange ratio would be 1.6247, if one calculates the average of the ten trading days with the lowest closing prices in this period, or 1.5815, if one calculates the average of the ten trading days with the highest closing prices in this period. Assuming these exchange ratios and average prices, the hypothetical value of the International Paper common shares to be received by Union Camp shareholders would be $66.42 per Union Camp share, based on an exchange ratio of 1.6247, or $71.00 per Union

Camp share based on an exchange ratio of 1.5815. Furthermore, if the average International Paper share price is equal to $44.25, the closing price of International Paper common stock on March 26, 1999, the most recent practicable date prior to the filing of this document, the exchange ratio would be 1.6045 and the hypothetical value of the International Paper shares to be received by Union Camp shareholders would be $71.00 per Union Camp share.

However, the actual value of the International Paper common shares to be issued in the merger will depend on market prices at that time, and may be more or less than the value implied by this hypothetical average International Paper share price or by the chart above. We explain this matter in more detail on page 11 under the heading "Risk Factors -- The International Paper common shares to be issued in the merger will fluctuate in value", which also provides a further description of risk factors that may affect price volatility or the value of the International Paper common shares issued in the merger.

International Paper will not issue any fractional common shares in the merger. Instead, Union Camp shareholders will receive cash for any fractional common shares owed to them in an amount based upon the exchange ratio for the merger.

Union Camp shareholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

WHAT INTERNATIONAL PAPER SHAREHOLDERS WILL HOLD AFTER THE MERGER

International Paper shareholders will continue to own their existing International Paper common shares after the merger. International Paper shareholders should not send in their stock certificates in connection with the merger.

OWNERSHIP OF INTERNATIONAL PAPER AFTER THE MERGER
Based upon the number of International Paper and Union Camp common shares outstanding on March 26, 1999, and not taking into account stock options or convertible securities of Union Camp or International Paper, International Paper will issue between 101.7 and 112.4 million International Paper common shares to Union Camp shareholders in the merger. The International Paper common shares that will be issued to Union Camp shareholders in the merger will represent between 24.9% and 26.8% of the outstanding International Paper common shares after the merger, excluding stock options and convertible securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 23 - 25)

We have structured the merger so that none of International Paper, its merger subsidiary, Union Camp, or holders of either Union Camp common shares or International Paper common shares will recognize any income, gain or loss for federal income tax purposes as a result of the merger, except for gain on cash received by Union Camp shareholders for fractional shares.

It is a condition to closing of the merger that Union Camp receives an opinion of Sullivan & Cromwell, special counsel to Union Camp, that the merger will be a reorganization for federal income tax purposes. Union Camp does not currently intend to waive this condition. In the unlikely event that Union Camp does waive this condition because the merger is a taxable transaction, Union Camp would recirculate this document to disclose the waiver of this condition and the resulting risks to Union Camp's shareholders, including all related material disclosures, and would resolicit proxies from Union Camp's shareholders.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR TAX ADVISORS FOR A FULL DESCRIPTION OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 26)

Union Camp is a Virginia corporation. Under Virginia law, Union Camp shareholders have no right to an appraisal of the value of their Union Camp common shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 27)

International Paper common shares are listed on the New York Stock Exchange under the symbol "IP". Union Camp common shares are also listed on the New York Stock Exchange under the symbol "UCC". On November 23, 1998, the last full trading day prior to public announcement of the proposed merger, the last sales price per International Paper common share was $45.8125 and the last sales price per Union Camp common share was $48.9375. On March 26, 1999, the most recent practicable date prior to the filing of this document, the last sales price per International Paper common share was $44.25 and the last sales price per Union Camp common share was $67.9375.

LISTING OR QUOTATION OF INTERNATIONAL PAPER COMMON SHARES

It is a condition to the closing of the merger that the International Paper common shares to be issued to Union Camp shareholders in the merger be approved for listing on the New York Stock Exchange.

ACCOUNTING TREATMENT (SEE PAGE 23)

We expect the merger to qualify as a "pooling of interests." This means we will treat our companies as if they had always been combined for accounting and financial reporting purposes at their current book value.

REGULATORY APPROVALS (SEE PAGES 25-26)

The parties have already obtained all material regulatory approvals required to permit consummation of the merger from the applicable U.S. and foreign regulatory authorities. The Hart-Scott-Rodino statute prohibits completion of a merger until statutory notification requirements and waiting periods have been satisfied. The waiting period under the statute applicable to the merger expired on February 3, 1999. However, the Department of Justice and the FTC have the authority to challenge the merger on antitrust grounds before or after we complete the merger. Additionally, on February 5, 1999, the European Commission rendered a decision not to oppose the merger.

INTERESTS OF UNION CAMP'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGES 56-59)

The International Paper and Union Camp shareholders should note that a number of Union Camp directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Union Camp shareholders generally. These interests exist because of the rights that these Union Camp directors and executive officers have under the terms of their Union Camp benefit and compensation plans and also, in the case of the officers, under the terms of various agreements with Union Camp. These agreements may provide some officers with severance benefits if International Paper terminates their employment under specified circumstances following the merger. Some of the plans provide for the accelerated vesting of stock options and restricted stock.

The members of Union Camp's board of directors knew about and considered these additional interests when they approved the merger and the merger agreement.

DIRECTORS AND MANAGEMENT OF INTERNATIONAL PAPER AFTER THE MERGER (SEE PAGE 56)

Following the merger, International Paper's board of directors will consist of International Paper's directors elected either by its board of directors or by its shareholders at its 1996, 1997 and 1998 annual shareholders' meetings. In addition, International Paper agreed in the merger agreement that, upon completion of the merger, W. Craig McClelland and two current members of Union Camp's board of directors approved by the nominating committee of International Paper's board of directors will become members of International Paper's board of directors. These three additional directors will be allocated equally among the three classes of directors on International Paper's board.

International Paper has established an integration committee composed of senior executive officers of both International Paper and Union Camp who were selected by International Paper's chairman. The purpose of this committee is to propose alternatives and recommend actions to International Paper's chairman regarding issues and matters arising in connection with the integration of the two companies.

Following the merger, International Paper's chairman will appoint the combined company's management and executive officers, which will include members of the existing management of International Paper and/or Union Camp. International Paper has announced the members of the combined company's executive officer and management group, which will include former Union Camp executive officers.

CONDITIONS TO THE MERGER (SEE PAGES 70 - 71)
We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

     - the International Paper proposals having been approved by its shareholders and the merger agreement having been approved by the Union Camp shareholders;

     - there being no law or final and nonappealable court order that prohibits the merger;

     - receipt by International Paper of a letter from Arthur Andersen LLP that the acquisition should be treated as a "pooling of interests" and receipt by Union Camp of a letter from PricewaterhouseCoopers LLP that Union Camp is a pooling candidate for purposes of the merger, in each case in conformity with U.S. generally accepted accounting principles; and

     - receipt of an opinion of Union Camp's special counsel that the merger will be a reorganization for federal income tax purposes.

The company entitled to assert the condition may waive some of the conditions to the merger, but not the first two conditions listed above.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 71 - 73)

Our boards of directors can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

     - the parties do not complete the merger by September 30, 1999;

     - a law or final and nonappealable court order prohibits the merger;

     - either company's shareholders fail to approve that company's merger proposal(s);

     - the other party willfully breaches any of its representations or warranties or fails to comply with any of its obligations under the merger agreement, resulting in its inability to satisfy a condition to the completion of the merger by September 30, 1999;

     - the other party's board of directors amends, modifies, withdraws, conditions or qualifies its recommendation of the merger proposal(s) to its shareholders in a manner adverse to the other party; or

     - Union Camp's board of directors decides to recommend an alternative transaction by a third party after determining it is superior to the merger and to enter into an agreement relating to that transaction. However, Union Camp must give International Paper five business days to match the third party's offer before either party can terminate the merger agreement based on this condition.

In addition, International Paper can terminate the merger agreement if Union Camp either willfully and materially breaches the covenant restricting its ability to negotiate with a third party concerning an alternative transaction or recommends an alternative transaction to its shareholders.

TERMINATION FEES AND EXPENSES (SEE PAGES 73 - 74)

Union Camp must pay International Paper a termination fee of $150 million in cash, plus out-of-pocket expenses not to exceed $10 million, in specified circumstances, including termination of the merger agreement because:

     - Union Camp enters into an agreement with a third party that its board of directors determines is superior to the merger agreement, or

     - Union Camp's board of directors has recommended an alternative transaction.

If Union Camp's board of directors has adversely changed its recommendation of the merger agreement proposal, Union Camp must pay International Paper a termination fee of $75 million, plus out-of-pocket expenses of up to $10 million. However, if Union Camp enters into an agreement for the sale of Union Camp within the following 12 months, it must pay International Paper an additional $75 million.

If Union Camp's shareholders reject the merger agreement proposal after a third party has publicly announced a takeover proposal for Union Camp and, within twelve months of the termination of the merger agreement, Union Camp and that third party enter into a definitive agreement for the acquisition of Union Camp, then Union Camp must pay International Paper a termination fee of $75 million, plus out-of-pocket expenses of up to $10 million. If that transaction is completed, Union Camp must pay International Paper an additional $75 million.

International Paper must pay Union Camp a termination fee of $150 million in cash, plus out-of-pocket expenses of up to $10 million, in specified circumstances, including upon a termination of the merger agreement because International Paper's shareholders reject the International Paper proposals. International Paper also must pay Union Camp a termination fee of $75 million in cash, plus out-of-pocket expenses of up to $10 million, if International Paper's board of directors changes in a manner adverse to

Union Camp its recommendation of the International Paper proposals.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 42 - 55)

In connection with the merger, each company's board of directors received an opinion from its financial advisor as to the fairness of the exchange ratio in the merger from a financial point of view. International Paper received an opinion from Credit Suisse First Boston Corporation and Union Camp received an opinion from Goldman, Sachs & Co. We have attached the full text of these opinions as Annexes B and C to this document. These opinions set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read and consider the opinion addressed to the board of directors of your company. These opinions are directed to the boards of directors and do not constitute a recommendation to any shareholder as to how that shareholder should vote in connection with the merger proposals.

                                  RISK FACTORS

Union Camp's shareholders should consider the following matters in deciding whether to vote in favor of the merger agreement proposal. International Paper's shareholders should consider the following matters in deciding whether to vote in favor of the International Paper proposals. Shareholders should consider these matters in conjunction with the other information that we have included or incorporated by reference in this document.

THE INTERNATIONAL PAPER COMMON SHARES TO BE ISSUED IN THE MERGER WILL FLUCTUATE IN VALUE

The value of the International Paper common shares to be issued in the merger will fluctuate and will depend on both the market price of the International Paper common shares and the actual exchange ratio for the merger. The market price of the International Paper common shares to be issued in the merger may vary as a result of changes in the business, operations or prospects of International Paper or Union Camp or market assessments of the impact of the merger. The exchange ratio may vary from 1.47 to 1.6247 shares of International Paper common stock issuable in the merger per Union Camp common share, as described in the "Summary" section above.

So long as the average price per International Paper share is between the exchange ratio collar of $43.70 and $48.30, the International Paper common shares to be issued in the merger are generally intended to have a value close to $71.00 per Union Camp common share at the effective time of the merger. Because the actual calculated average International Paper share price and the actual International Paper share price at the effective time of the merger are likely to be different, however, even if the average International Paper share price is between $43.70 and $48.30, the exchange ratio is unlikely to yield a number of International Paper common shares worth exactly $71.00 either at the time of the merger or at the time the International Paper common shares are received.

Based on the closing prices of International Paper common stock over the twenty trading days prior to and including March 26, 1999, the most recent practicable date prior to the filing of this document, the exchange ratio would be 1.6247, if one calculates the average of the ten trading days with the lowest closing prices in this period, or 1.5815, if one calculates the average of the ten trading days with the highest closing prices in this period. Assuming these exchange ratios and average prices, the hypothetical value of the International Paper shares to be issued in the merger per Union Camp common share would be $66.42, based on an exchange ratio of 1.6247, or $71.00 per Union Camp share based on an exchange ratio of 1.5815. Furthermore, if the average International Paper share price is equal to $44.25, the closing price of International Paper common stock on March 26, 1999, the most recent practicable date prior to the filing of this document, the exchange ratio would be 1.6045 and the hypothetical value of the International Paper shares to be received by Union Camp shareholders would be $71.00 per Union Camp share.

However, the actual exchange ratio, which we will calculate as set forth in "Principal Provisions of the Merger Agreement -- Consideration to be Received in the Merger", has not yet been determined. BECAUSE BOTH THE ACTUAL EXCHANGE RATIO AND THE AVERAGE INTERNATIONAL PAPER SHARE PRICE AT THE EFFECTIVE TIME OF THE MERGER MAY VARY FROM THE HYPOTHETICAL EXCHANGE RATIO AND THE AVERAGE INTERNATIONAL PAPER SHARE PRICE SET FORTH

ABOVE, THE ACTUAL VALUE OF THE MERGER CONSIDERATION MAY VARY, PERHAPS SUBSTANTIALLY, FROM THAT INDICATED BY THE HYPOTHETICAL VALUE SET FORTH ABOVE. Subject to these qualifications, for every $1.00 fluctuation in the average International Paper share price outside of the exchange ratio collar of 1.47 to 1.6247, the value of the merger consideration received per Union Camp share will vary by $1.62 if the actual exchange ratio is 1.6247 and by $1.47 if the actual exchange ratio is 1.47.

During the period from September 1, 1998 to March 26, 1999, the highest closing price per International Paper common share was 29.75% greater than its lowest closing price. HOWEVER, SHAREHOLDERS SHOULD NOT VIEW THIS FACT AS NECESSARILY INDICATIVE OF THE FUTURE MARKET PERFORMANCE OR VOLATILITY OF INTERNATIONAL PAPER COMMON STOCK. The actual performance and volatility of International Paper common stock and/or the financial markets could be significantly more or less than that indicated by the data set forth above.

We refer you to the information found under the headings "Principal Provisions of the Merger Agreement -- Consideration to be Received in the Merger". WE URGE YOU TO REVIEW THE INFORMATION FOUND IN THOSE SECTIONS CAREFULLY. We believe that it is necessary for you to do so in order to understand more fully how the exchange ratio works.

RISKS POSED BY SYSTEMS COMPATIBILITY AND OVERLAPPING CUSTOMERS TO REALIZING ANTICIPATED COST SAVINGS IN THE MERGER

The merger involves the integration of two companies that have previously operated independently. International Paper expects the combined company to realize approximately $300 million of cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when or the extent to which the combined company will be able to realize these cost savings or benefits. There are numerous systems that the companies must integrate, including management information, purchasing, accounting and finance, sales, billing, payroll and regulatory compliance. Specifically, the two companies have a number of information systems that are dissimilar. The companies will have to integrate, or, in some cases, replace, these systems. Furthermore, in some instances, International Paper and Union Camp serve the same customers. Some of these customers may decide that it is desirable to have additional suppliers. Difficulties associated with integrating International Paper and Union Camp could have a material adverse effect on the combined company and the value of International Paper common shares.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This document contains forward-looking statements about International Paper, Union Camp and the combined company which International Paper and Union Camp believe are within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and
Section 27A of the Securities Act of 1933, as amended. When used in this document, the words "anticipates," "believes," "expects," "intends", and similar expressions as they relate to International Paper, Union Camp or the combined company or the management of either company are intended to identify such forward-looking statements. In making any such statements, we believe that our expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. There are numerous important factors that could cause actual results to differ materially from those in forward-looking statements, some of which are beyond the control of International Paper, Union Camp or the combined company, including: the impact of general economic conditions in the U.S. and Canada and in other regions in which they currently do business, including Asia, Europe and Latin and South America; industry conditions, including competition and product and raw material prices; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, particularly concerning environmental matters; interest rates; access to capital markets; and the timing of and value received in connection with asset divestiture. The actual results, performance or achievement by International Paper, Union Camp or the combined company could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of International Paper, Union Camp or the combined company.

                                   THE MERGER

GENERAL

We are furnishing this document to holders of International Paper common shares and holders of Union Camp common shares in connection with the solicitation of proxies by International Paper's board of directors at a special meeting of its shareholders and by Union Camp's board of directors at a special meeting of its shareholders, and at any adjournments or postponements of either shareholders' meeting.

At the International Paper special shareholders' meeting, International Paper will ask its shareholders to vote upon:

     - an amendment to International Paper's restated certificate of incorporation increasing the number of authorized International Paper common shares from 400,000,000 to 1,000,000,000; and

     - the issuance of International Paper common shares in the merger.

At the Union Camp special shareholders' meeting, Union Camp will ask its shareholders to vote upon:

     - a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 24, 1998, among International Paper, Union Camp and Maple Acquisition, Inc., a wholly-owned subsidiary of International Paper, and the merger and the related transactions.

The merger agreement provides for the merger of Maple Acquisition, Inc. with and into Union Camp, with Union Camp surviving the merger. The merger will become effective in accordance with the articles of merger to be filed with both the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Delaware and at the time that the Virginia Commission issues the certificate of merger. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. Immediately after the merger becomes effective, we expect that Union Camp will be merged with and into International Paper, with International Paper surviving that merger. We have attached a copy of the merger agreement as Annex A to this document. We urge all shareholders of International Paper and Union Camp to read the merger agreement in its entirety because it is the legal document governing the merger.

BACKGROUND OF THE MERGER

As part of its strategic planning, International Paper continually reviews trends and strategic opportunities in the forest products industry. With continuing consolidation in the worldwide pulp and paper industry, as indicated by several recent business combinations such as Jefferson Smurfit/Stone Container, Stora/Enzo and UPM/Kymmene, International Paper believed that it needed to increase its scale in printing papers and industrial packaging to supplement its expansion in consumer packaging accomplished with the acquisition of Federal Paper Board Company in 1996. International Paper believed that increased scale was important to reduce costs through lower overhead and manufacturing expenses and to develop broader product offerings. Although International Paper has a number of low-cost facilities in printing papers and industrial packaging, it viewed the addition of other low-cost, large-scale facilities as an important objective. In connection with this review of business plans, Credit Suisse First Boston Corporation began to provide financial advisory services to International Paper in April 1998 and formalized its relationship with International Paper on October 20, 1998.

International Paper's management considered numerous strategic alternatives including a sale of one or more of its large divisions to generate funds for investment in the remaining segments, as well as joint venture combinations with other companies with printing papers or industrial packaging operations. In each case, management concluded that International Paper could better achieve its long-term interests by acquiring businesses in these areas and applying its manufacturing and cost-reduction expertise through a combination with its own businesses.

Beginning in June 1998, Mr. John T. Dillon, International Paper's Chairman and Chief Executive Officer, discussed on several occasions with International Paper's board of directors the competitive trends in the forest products industry and the importance of focusing on areas where International Paper could develop a more competitive position. During these discussions, Mr. Dillon identified and compared domestic and international competitors, finally focusing on an intensive review of five or six domestic competitors as candidates for merger or acquisition. Each of these companies offered different opportunities to one or more of International Paper's core printing papers and industrial packaging businesses. Each was also a major integrated paper and forest products company with a significant presence either in printing papers, industrial packaging or both. To pursue these objectives, Mr. Dillon secured the board of directors' approval to investigate the possibility of a merger with another forest products company.

Ultimately, Mr. Dillon concluded that a combination transaction with Union Camp was the most compelling and strategic choice, as he viewed Union Camp as providing the best fit and requiring the least restructuring in a combination with International Paper. Mr. Dillon believed that each of Union Camp's businesses fit well with comparable International Paper businesses and that International Paper could integrate Union Camp with relatively little disruption. Moreover, International Paper judged Union Camp's facilities to be among the lowest cost mills in the industry.

On October 13, 1998, International Paper's board of directors reviewed the advisability of a merger with Union Camp. After this review, it authorized Mr. Dillon to pursue a transaction by contacting Union Camp.

On October 21, 1998, Mr. Dillon called Mr. W. Craig McClelland, Union Camp's Chairman and Chief Executive Officer, to express International Paper's interest in combining with Union Camp and to advise Mr. McClelland that he was sending a letter to him proposing a transaction. Mr. McClelland indicated that Union Camp would duly consider the letter, but told Mr. Dillon that Union Camp was pursuing its own strategic plan as an independent company and was not looking for a merger partner. On October 22, 1998, Union Camp received International Paper's letter dated October 20, 1998 to Mr. McClelland, in which International Paper proposed a merger of Union Camp and International Paper, whereby Union Camp shareholders would receive International Paper common shares with a value of $58 for each Union Camp common share.

On October 26 and 27, 1998, Union Camp's board of directors met with management and its legal and financial advisors to consider the merger proposal set forth in International Paper's October 20 letter. After completing its review, the board of directors unanimously determined that the International Paper proposal was not in Union Camp's best interests. The board of directors authorized Mr. McClelland to inform International Paper that Union Camp had rejected the proposal and had no interest in any further discussions unless International Paper was prepared to improve its proposal substantially. Mr. McClelland telephoned Mr. Dillon on October 27, 1998 to advise him of the board of directors' decision.

On November 3, 1998, Mr. Dillon telephoned Mr. McClelland to request a face-to-face meeting. In the course of their discussion, Mr. Dillon advised Mr. McClelland that International Paper would be willing to negotiate a merger agreement with Union Camp, whereby Union Camp's shareholders would receive International Paper common shares with a value of $62 for each Union Camp common share. Mr. McClelland advised Mr. Dillon that he would not recommend a combination at $62 per share to Union Camp's board of directors and would not be willing to meet to discuss such a transaction.

On November 5, 1998, Mr. Dillon telephoned Mr. McClelland to pursue further the merger proposal and the reasons why Mr. McClelland had rejected it. Mr. McClelland advised him that, based on, among other things, Union Camp's asset quality and earnings potential, as well as the significant cost savings and other financial and operating benefits that would be derived from any business combination between International Paper and Union Camp, Mr. McClelland believed that International Paper should be willing to pay significantly more than $62 per share. Unless International Paper was prepared to do so, Mr. McClelland informed Mr. Dillon that he would not be willing to meet to discuss a business combination. In response, Mr. Dillon stated that he might consider a transaction above $62 per share under certain circumstances. After further discussion, Mr. Dillon requested a meeting with Mr. McClelland to discuss preliminarily what level of synergies the two companies might be able to achieve in a business combination. The two CEOs agreed to meet on November 9, 1998.

At the November 9 meeting between Mr. McClelland and Mr. Dillon, Mr. Dillon described his overview of the proposed transaction and his preliminary views with respect to the potential cost savings and other financial and operating benefits that could be obtained through a merger. The two CEOs concluded that a more detailed analysis of synergies from a business combination might benefit their discussions. However, Mr. McClelland reiterated his view that further discussions would depend on International Paper's willingness to provide Union Camp shareholders with value significantly higher than $62 per share. The following day, Mr. Dillon telephoned Mr. McClelland to state that he understood Union Camp's views on value and, if sufficient synergies from a combination were present, International Paper would be prepared to increase the value of its offer to Union Camp shareholders. The two agreed to schedule a meeting for November 17, 1998 to review the potential synergies in more detail.

On November 11, 1998, Union Camp's board of directors met by conference call with its management and legal and financial advisors to review the status of the discussions with International Paper. Mr. McClelland reported on his various conversations with Mr. Dillon, their meeting on November 9, 1998, and the plans for a meeting scheduled for November 17, 1998 with International Paper to discuss potential cost savings and other potential financial and operating benefits from a merger. Mr. McClelland also noted that he believed that fair treatment of Union Camp employees would be an important component of any transaction with International Paper. After further discussion, the board of directors authorized Mr. McClelland and management to continue their dialogue with International Paper.

On November 13, 1998, International Paper's board of directors met by conference call to review the status of discussions with Union Camp. Mr. Dillon reported on his various conversations with Mr. McClelland and the plans for a meeting scheduled for

November 17, 1998 with Union Camp to discuss potential cost savings and other potential financial and operating benefits from a combination.

On November 17, 1998, Mr. McClelland, Mr. Jerry H. Ballengee, Union Camp's President and Chief Operating Officer, Mr. A. William Hamill, Union Camp's Executive Vice President and Chief Financial Officer, and Mr. Charles H. Greiner, Jr., a Union Camp Executive Vice President, met with Mr. Dillon, Mr. C. Cato Ealy, International Paper's Vice President -- Business Development and Planning, Ms. Marianne Parrs, International Paper's Senior Vice President and Chief Financial Officer, and Mr. C. Wesley Smith, International Paper's Executive Vice President -- Operations, to discuss possible cost savings and other financial and operating benefits from a business combination. Based on Union Camp's estimates and assumptions regarding the two companies, its representatives identified approximately $300 million of potential cost savings from an International Paper/Union Camp combination and significant other operating benefits the financial impact of which would be difficult to quantify. At the conclusion of the meeting, International Paper's representatives undertook to study further the information on potential synergies from a business combination presented by Union Camp's representatives.

On both November 19 and 20, 1998, Mr. Dillon telephoned Mr. McClelland. During those conversations, the two CEOs discussed their views about the appropriate value of an International Paper/Union Camp combination. Mr. McClelland repeated his unwillingness to meet further with Mr. Dillon unless International Paper proposed a transaction at a price to Union Camp shareholders that recognized the substantial earnings power and value that Union Camp would contribute to the combined entity. At the conclusion of those conversations, Mr. Dillon indicated to Mr. McClelland that International Paper was willing to negotiate a merger agreement whereby Union Camp shareholders would receive International Paper common shares with a value of $70 for each Union Camp common share based on the current market prices. Mr. McClelland agreed to meet with Mr. Dillon that day to discuss further Mr. Dillon's proposal and the issues posed by a possible transaction.

During the November 20 meeting, the two CEOs continued to review their positions on the proper pricing of a transaction. Mr. McClelland also emphasized that International Paper would need to treat Union Camp's employees fairly in any business combination. Accordingly, Mr. McClelland proposed that International Paper agree to establish an integration committee composed of both International Paper and Union Camp executives who would be involved in decisions relating to employees and the integration of the two companies. The parties concluded the meeting without reaching agreement on the value of any merger consideration.

On November 21, 1998, Mr. Dillon called Mr. McClelland and advised him that, after considering their prior discussions and the prospective cost savings and other benefits of an International Paper/Union Camp combination, International Paper would be prepared to agree, subject to the further review of the prospective cost savings, to a transaction that would provide Union Camp shareholders with International Paper common shares with a value of $71 per Union Camp common share, based on then current market prices. Subject to reaching agreement on all other aspects of the deal, Mr. McClelland agreed that he would recommend such a transaction to Union Camp's board of directors.

The parties and their external financial and legal advisors negotiated the terms of the merger agreement, including the ultimate mechanism for the exchange ratio for the merger, in a series of meetings and telephone conversations held between November 21 and November 23, 1998.

On November 22, 1998, International Paper executives Mr. Dillon, Mr. Smith and Ms. Parrs met with Union Camp executives Mr. McClelland, Mr. Ballengee, Mr. Greiner and Mr. Heald. At this meeting, Union Camp's executives outlined to a greater extent the cost savings and other financial and operating benefits that they believed were achievable from the merger, based on Union Camp's estimates and assumptions regarding the two companies.

On November 23, 1998, International Paper's board of directors met by conference call to review the proposed merger agreement. After considering reports from management and management's analysis of the proposed merger based on information received from International Paper's financial and legal advisors, the board of directors voted unanimously to enter into the merger agreement and to recommend that the International Paper shareholders vote to approve the International Paper proposals.

On November 23, 1998, Union Camp's board of directors met to consider the revised International Paper offer. After considering reports from management and Union Camp's financial and legal advisors, the board of directors voted unanimously to enter into the merger agreement and to recommend that Union Camp's shareholders vote to approve the merger agreement proposal.

Following the approvals of the companies' boards of directors, Union Camp, International Paper and one of its subsidiaries, Maple Acquisition, Inc., entered into the merger agreement on November 24, 1998.

REASONS FOR THE MERGER

International Paper and Union Camp believe that the merger will:

     - CREATE ONE OF THE WORLD'S PREMIER MANUFACTURERS OF PRINTING PAPER AND PAPER-BASED PACKAGING MATERIALS.

       Upon consummation of the merger, the combined entity will be among the world's premier producers of timber, corrugated containers, folding cartons, industrial bags, recycled paperboard, coated and uncoated paper and paper recycling and containerboard. Based on pro forma 1997 data, the combined company will have approximately $24.4 billion in annual net sales and be one of the larger companies in various segments in the forest products industry.

     - ENABLE THE COMBINED COMPANY TO PROVIDE BETTER SERVICE TO ITS CUSTOMERS.

       The companies believe that the merger will strengthen the combined company's product-distribution arm, which will allow the combined company to service the needs of customers better than either company would be able to do on its own.

     - CREATE OPPORTUNITIES FOR SIGNIFICANT COST SAVINGS AND OTHER FINANCIAL AND OPERATING BENEFITS THROUGH THE INTEGRATION OF THE TWO COMPANIES' OPERATIONS.

       International Paper and Union Camp have identified significant annual operating and financial cost savings, without any planned asset divestitures, in excess of those savings that could be achieved by operating the two companies independently. The companies believe that the combined company can achieve $300 million of cost savings as follows:

        - The companies anticipate that the largest part, about $200 million in cost savings, will come from reduced selling and administrative expenses. These reduced expenses would include eliminating duplicate activities in the two companies, resulting in fewer employees and lower support costs such as telephone, travel and computer costs. The parties also anticipate that the combined company will be able to reduce fees for duplicate activities, such as auditing.

        - The companies anticipate that another $35 million in cost savings will come from lower costs for purchased items that they believe will be possible because the combined company should get larger volume discounts.

        - The companies anticipate that a further $65 million in cost savings will come from operating the manufacturing systems more efficiently. Many of the machines that produce paper and paperboard products are large and can make a wide variety of sizes and weights. After the merger, the parties believe that there should be opportunities to consolidate production of sizes and weights on machines best designed to produce specific products efficiently. Also, production runs can last longer which will reduce costs for changing from one product to another.

     We describe the uncertainties associated with realizing these anticipated cost savings under the heading "Risk Factors -- Risks posed by systems compatibility and overlapping customers to realizing anticipated cost savings in the merger".

RECOMMENDATION OF THE INTERNATIONAL PAPER BOARD; ADDITIONAL CONSIDERATIONS OF THE INTERNATIONAL PAPER BOARD

At its meeting on November 23, 1998, International Paper's board of directors voted unanimously to enter into the merger agreement and to recommend that the International Paper shareholders vote to approve the shareholder proposals.

International Paper's board of directors made its determination after careful consideration of, and based on, a number of factors including those described below, which are the material factors that the board of directors considered:

     - all the reasons described above under "Reasons for the Merger";

     - upon completion, the merger will boost International Paper's timberland holdings by approximately 25% to approximately 7.6 million acres;

     - following the merger, International Paper expects the annual U.S. revenues of the combined entity from uncoated printing paper will be approximately $3 billion. International Paper also anticipates that the merger should almost double its revenue for containerboard in the U.S. This reflects International Paper's long-term strategy to focus on businesses in which it believes it can develop a more competitive position;

     - information concerning the business, assets, capital structure, financial performance and condition and prospects of International Paper and Union Camp, focusing in particular on the quality of Union Camp's assets and the compatibility of the two companies' operations;

     - current and historical prices and trading information with respect to each company's common stock, which assisted the board of directors in its conclusion that the merger was fairly priced;

     - the anticipated increasing worldwide competition in, and consolidation of, the forest products industry;

     - the composition and strength of the expected senior management of the combined company and the proximity and familiarity of the companies and their similar corporate cultures;

     - the likelihood of the enhancement of the strategic position of the combined company beyond that which International Paper could achieve on its own;

     - the opinion of Credit Suisse First Boston Corporation to International Paper's board of directors to the effect that, as of the date of its opinion and based upon and subject to the matters stated in that opinion, the exchange ratio provided for in the merger was fair to International Paper from a financial point of view. We have described Credit Suisse First Boston Corporation's opinion in detail under the heading "Role of Financial Advisors -- Opinion of International Paper's Financial Advisor";

     - the challenges of combining the businesses of two major corporations of this size and the attendant risks of not achieving the expected cost savings, other financial and operating benefits or improvement in earnings and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

     - the risk that the merger would not be consummated;

     - the terms and structure of the merger and the terms and conditions of the merger agreement, including the exchange ratio for the merger, the size of the termination fees and the circumstances in which they are payable and the ability of both companies to negotiate with third parties that make acquisition proposals and to accept superior proposals; and

     - the accounting treatment for the merger.

In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, International Paper's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of International Paper's management and management's analysis of the proposed merger based on information received from International Paper's legal, financial and accounting advisors. In considering the factors we have described above, individual members of International Paper's board of directors may have given different weight to different factors. International Paper's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

RECOMMENDATION OF INTERNATIONAL PAPER'S BOARD OF DIRECTORS

INTERNATIONAL PAPER'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF INTERNATIONAL PAPER AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSALS TO AMEND THE INTERNATIONAL PAPER CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED INTERNATIONAL PAPER COMMON SHARES AND TO ISSUE INTERNATIONAL PAPER COMMON SHARES IN THE MERGER.

RECOMMENDATION OF THE UNION CAMP BOARD; ADDITIONAL CONSIDERATIONS OF THE UNION CAMP BOARD

At its meeting on November 23, 1998, Union Camp's board of directors voted unanimously to enter into the merger agreement and to recommend that Union Camp shareholders vote to approve the merger and the merger agreement.

Union Camp's board of directors made its determination after careful consideration of, and based on, a number of factors including those described below, which are the material factors that the board of directors considered:

     - all the reasons described above under "Reasons for the Merger";

     - information concerning the business, earnings, operations, competitive position and prospects of Union Camp and International Paper both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations, the potential efficiencies, cost savings and other synergies expected to be realized as a result of the consolidation of Union Camp's and International Paper's operations as well as Union Camp's board of directors' own knowledge of Union Camp, International Paper and the paper industry;

     - analyses and other information with respect to Union Camp and International Paper and current industry and economic conditions and trends presented to Union Camp's board of directors by management, including, without limitation, a discussion of the complementary nature of some product lines of Union Camp and International Paper;

     - the presentation of Goldman, Sachs & Co. at the Union Camp board of directors' meeting held on November 23, 1998, and the opinion of Goldman Sachs to the effect that, as of the date of Goldman Sachs' opinion, the exchange ratio for the merger is fair to the Union Camp shareholders from a financial point of view. The full text of Goldman Sachs' opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with Goldman Sachs' opinion, is attached hereto as Annex B and is incorporated herein by reference. We urge Union Camp shareholders to read Goldman Sachs' opinion in its entirety;

     - the amount and form of the consideration to be received by Union Camp shareholders in the merger and information on the historical trading ranges of Union Camp common shares and International Paper common shares;

     - that the merger would provide Union Camp shareholders with an opportunity to receive a premium over the market price for their Union Camp common shares immediately prior to the announcement of the merger. On November 24, 1998, the exchange ratio for the merger represented a premium of approximately 45% over the closing sales price of $48.9375 per Union Camp common share on

       November 23, 1998, the last trading day prior to the announcement of the merger, and a premium of approximately 35% over the average price at which Union Camp common shares had traded in the year prior to the announcement of the merger;

     - that the transaction will provide Union Camp shareholders with an opportunity to hold a less volatile, more liquid stock in a significantly larger, more diversified company. Union Camp expects that Union Camp shareholders will own approximately 25% of the combined entity and that the merger will provide them with the opportunity to share in the combined company's long-term growth and any synergies realized as a result of the merger. In addition, employees of Union Camp should benefit from expanded business opportunities due to Union Camp's premier facilities becoming part of a combined company that is a leader in the paper industry;

     - the conditions to the merger agreement that the merger will be accounted for under the pooling of interests method of accounting and will be a tax-free transaction for federal income tax purposes, described under the sub-headings "-- Accounting Treatment" and "-- Federal Income Tax Consequences"; and

     - the financial and other terms and conditions of the merger and the merger agreement including, without limitation: the limited conditions to International Paper's obligation to close the merger; the collar pricing mechanism that is intended to provide Union Camp shareholders with International Paper common shares valued at approximately $71 per Union Camp common share so long as the average International Paper closing price is between $43.70 and $48.30, subject to the qualifications noted above under the heading "Risk Factors"; the obligation of International Paper, for one year following the effective time of the merger, to provide Union Camp employees with salary and benefits that are no less favorable in the aggregate to those currently provided by Union Camp; the obligation of International Paper to establish an integration committee composed of senior executive officers of both International Paper and Union Camp that will be responsible for proposing alternatives and recommendations to the chairman of International Paper's board of directors regarding issues arising in connection with the integration of the two companies and their businesses, assets and organizations; and the fact that the terms of the merger agreement should not unduly discourage third parties from making bona fide proposals subsequent to signing the merger agreement and, if any such proposal were made, Union Camp's board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, could authorize Union Camp to provide information to, engage in negotiations with, and, subject to payment of the termination fee, enter into a transaction with, another party.

In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Union Camp's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Union Camp board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Union Camp's management and management's analysis of the proposed merger based on information received from Union Camp's legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Union Camp's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

RECOMMENDATION OF UNION CAMP'S BOARD OF DIRECTORS

UNION CAMP'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF UNION CAMP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

The merger is conditioned upon:

     - the receipt by International Paper of a letter from Arthur Andersen LLP, dated as of the effective time of the merger and addressed to International Paper, stating that Arthur Andersen LLP believes that the transactions contemplated by the merger agreement should be treated as a "pooling of interests" in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC; and

     - such letter not having been withdrawn or modified in any material respect.

Similarly, the merger is also conditioned upon:

     - Union Camp having received a letter from PricewaterhouseCoopers LLP, dated as of the effective time of the merger and addressed to Union Camp, stating that PricewaterhouseCoopers LLP believes that Union Camp is a pooling candidate for purposes of the transactions contemplated by the merger agreement in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC; and

     - such letter not having been withdrawn or modified in any material respect.

In rendering the letter, PricewaterhouseCoopers LLP will rely upon representations from Union Camp for purposes of the letter.

Under the "pooling of interests" accounting method, the assets and liabilities of Union Camp will be carried forward to International Paper at their historical recorded bases. Results of operations of International Paper will include the results of both International Paper and Union Camp for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be restated, as appropriate, to reflect the combined financial position and results of operations for International Paper. We present these restated amounts under the heading "Unaudited Pro Forma Condensed Combined Financial Statements".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

TAX OPINION. We have structured the merger so that it will constitute a "reorganization" within the meaning of Section 368(a) of the federal tax code, and that each of International Paper, its merger subsidiary and Union Camp will be a party to the reorganization within the meaning of Section 368(b) of the federal tax code. It is a condition to Union Camp's obligation to consummate the merger that Sullivan &

Cromwell render an opinion to this effect at the effective time of the merger. Accordingly, we anticipate that:

     - none of International Paper, its merger subsidiary or Union Camp will recognize any gain or loss as a result of the merger, except Union Camp may recognize gain or loss on any assets held by it that are required to be marked to market at the end of its taxable year;

     - Union Camp shareholders will not recognize any gain or loss upon the exchange of their Union Camp common shares solely for International Paper common shares pursuant to the merger, except with respect to any cash that they receive in lieu of fractional International Paper common shares;

     - the aggregate tax basis of the International Paper common shares received solely in exchange for Union Camp common shares pursuant to the merger, including fractional International Paper common shares for which cash is received, will be the same as the aggregate tax basis of the Union Camp common shares exchanged therefor;

     - the holding period for International Paper common shares received in exchange for Union Camp common shares pursuant to the merger will include the holding period of the Union Camp common shares exchanged therefor, provided that the relevant Union Camp shareholder held those Union Camp common shares as a capital asset at the effective time of the merger; and

     - a Union Camp shareholder who receives cash in lieu of fractional International Paper common shares will recognize gain or loss equal to the difference, if any, between his tax basis in the fractional share and the amount of cash received.

In rendering its opinion, Sullivan & Cromwell will rely upon representations contained in certificates from Union Camp and International Paper delivered for purposes of the opinion and will assume that those representations are true as of the effective time of the merger. Union Camp does not currently intend to waive the condition that Sullivan & Cromwell will render its opinion. In the unlikely event that Union Camp does decide to waive this condition, however, Union Camp will recirculate this document to disclose the waiver of this condition and all related material disclosures, including the risks to Union Camp shareholders resulting from the waiver, and will resolicit proxies from the Union Camp shareholders.

The foregoing discussion is a summary of the material United States federal income tax consequences of the merger to a United States shareholder who holds Union Camp common shares as a capital asset but does not purport to be a complete analysis or description of all potential tax effects of the merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the federal tax code. For example, such taxpayers may include insurance companies, financial institutions, dealers in securities, traders that mark to market, tax-exempt organizations, shareholders who acquired the Union Camp common shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

We have not provided any information in this document relating to any tax consequences of the merger under applicable foreign, state, local and other tax laws. We have based the foregoing discussion upon the provisions of the federal tax code, applicable Treasury regulations, and IRS rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger and the opinion of counsel as to the federal income tax consequences set forth above will not be binding on the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. WE URGE UNION CAMP SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS

We have already obtained all material regulatory approvals required to permit consummation of the merger from the applicable U.S. and foreign regulatory authorities, including the antitrust authorities in the United States and in the European Union.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act, prohibited International Paper and Union Camp from consummating the merger until they notified and furnished information to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements were satisfied. On January 4, 1999, in connection with the merger, International Paper and Union Camp each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. The applicable waiting period under the Hart-Scott-Rodino Act relating to the merger expired at 11:59 pm on February 3, 1999.

Notwithstanding the expiration of the waiting period under the Hart-Scott-Rodino Act relating to the merger, at any time before or after the completion of the merger, either the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of International Paper or Union Camp. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws depending on the circumstances. Although International Paper and Union Camp believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

Both International Paper and Union Camp conduct business in member states of the European Union. European Union Council Regulation 4064/89, as amended, requires notification of and approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding given thresholds before such mergers or acquisitions are implemented. International Paper and Union Camp duly notified the European Commission of the merger on January 4, 1999. On February 5, 1999, the European Commission rendered a decision not to oppose the merger and declared it compatible with the common market and the functioning of the European Economic Area Agreement.

Both International Paper and Union Camp conduct operations in a number of other foreign countries where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required in connection with consummation of the merger.

NO APPRAISAL OR DISSENTERS' RIGHTS

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. Most commonly, these rights confer on shareholders who oppose the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

Union Camp shareholders are not entitled to appraisal or dissenters' rights under Virginia law in connection with the merger because Union Camp common shares were listed on the New York Stock Exchange on the record date for its special shareholders' meeting and the International Paper common shares that Union Camp shareholders will be entitled to receive in the merger will be listed on the New York Stock Exchange at the effective time of the merger.

International Paper shareholders are not entitled to appraisal or dissenters' rights under New York law in connection with the merger because International Paper is not a constituent corporation in the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

This document does not cover any resales of the International Paper common shares to be received by Union Camp's shareholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

All International Paper common shares that Union Camp shareholders receive in the merger will be freely transferable, with the exception of the International Paper common shares received by persons who are deemed to be "affiliates" of Union Camp under the Securities Act of 1933, as amended, and the rules and regulations promulgated under that Act, at the time of the Union Camp shareholders' meeting. These "affiliates" may only re-sell their International Paper common shares in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Union Camp for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Union Camp and may include some officers, directors and principal shareholders of Union Camp. The merger agreement requires Union Camp to use commercially reasonable efforts to deliver or cause to be delivered to International Paper on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any International Paper common shares issued to them in the merger in violation of the Securities Act of 1933.

                       COMPARATIVE PER SHARE MARKET PRICE
                            AND DIVIDEND INFORMATION

For the calendar quarters indicated, the table below sets forth

     1. the high and low sales prices per International Paper common share and Union Camp common share, in each case as reported on the New York Stock Exchange Composite Transaction Tape and based on published financial sources, and

     2. the cash dividends per International Paper common share and Union Camp common share for the calendar quarters indicated below.

The sales prices per International Paper common share reflect the stock split effective on September 15, 1995.

                            INTERNATIONAL PAPER                  UNION CAMP
                               COMMON SHARES                    COMMON SHARES
                       ------------------------------   -----------------------------
                          MARKET PRICE                    MARKET PRICE
                       ------------------     CASH      -----------------     CASH
                        HIGH       LOW      DIVIDENDS    HIGH       LOW     DIVIDENDS
                       -------   --------   ---------   -------   -------   ---------
1997
  First Quarter......  $43.625   $ 38.750     $0.25     $52.250   $46.875    $  0.45
  Second Quarter.....   51.875     38.625      0.25      54.875    45.125       0.45
  Third Quarter......   61.000     48.250      0.25      63.125    50.250       0.45
  Fourth Quarter.....   58.500     39.875      0.25      64.562    49.750       0.45
1998
  First Quarter......  $52.625   $ 40.875     $0.25     $63.250   $50.375    $  0.45
  Second Quarter.....   55.250     42.500      0.25      64.437    49.125       0.45
  Third Quarter......   49.375     35.500      0.25      49.750    34.000       0.45
  Fourth Quarter.....   49.188     40.188      0.25      68.000    38.375       0.45
1999
  First Quarter
     (through March
     26).............  $46.500   $39.5625     $0.25     $69.500   $61.750    $  0.45

On November 23, 1998, the last full trading day prior to the public announcement of the proposed merger, the closing price per International Paper common share quoted on the New York Stock Exchange Composite Transaction Tape was $45.8125 and the closing price per Union Camp common share reported on the New York Stock Exchange Composite Transaction Tape was $48.9375. On March 26, 1999, the most recent practicable date prior to the printing of this document, the closing price per International Paper common share reported on the New York Stock Exchange Composite Transaction Tape was $44.25 and the closing price per Union Camp common share reported on the New York Stock Exchange Composite Transaction Tape was $67.9375. WE URGE SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

After the merger, International Paper expects that it will pay quarterly dividends to International Paper shareholders at an annual dividend rate per International Paper common share of $1.00, which is equivalent to the current annual dividend payment on International Paper common shares, but is lower than the current annual dividend of $1.80 on the Union Camp common shares. The payment of dividends by International Paper in the future, however, will depend on business conditions, its financial condition and earnings, and other factors.

                         SELECTED FINANCIAL INFORMATION

Shareholders should read the selected financial data presented below in conjunction with the financial statements and the notes thereto incorporated by reference for International Paper and Union Camp.

INTERNATIONAL PAPER

The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1997 have been derived from International Paper's consolidated financial statements, which have been audited by Arthur Andersen LLP, International Paper's independent public accountants. The data as of September 30, 1998 and 1997 and for the nine months ended September 30, 1998 and 1997 are derived from International Paper's unaudited consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of International Paper for the periods and dates presented.

We have presented the financial information below to include the impact of special items which included gains on the sales of businesses, reversals of previously established restructuring reserves, a provision for legal reserve, impairment charges and restructuring and other charges. These special items reduced net after-tax earnings by $60 million for the nine-month period in 1998; $478 million for the nine-month period in 1997; $461 million for the year ended December 31, 1997; and $131 million for the year ended December 31, 1996. The information also reflects the July 1998 acquisition of the Zellerbach distribution business for $263 million in cash; the April 1998 acquisition of Weston Paper and Manufacturing Company for International Paper common stock worth $232 million; the March 1996 purchase of Federal Paper Board for $1.3 billion in cash and International Paper common stock worth $1.4 billion; and the consolidation of Carter Holt Harvey in 1995.

Shareholders should read this data together with the audited and unaudited consolidated financial statements of International Paper, including the notes thereto, incorporated herein by reference. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information". Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that can be expected for the year ending December 31, 1998. We have adjusted per share data to reflect the impact of a two-for-one stock split in September 1995.

                              AS OF OR FOR THE
                              NINE MONTHS ENDED                  AS OF OR FOR THE
                                SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                              -----------------   -----------------------------------------------
                               1998      1997      1997      1996      1995      1994      1993
                              -------   -------   -------   -------   -------   -------   -------
                                 (UNAUDITED)          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Net sales...................  $14,514   $15,015   $20,096   $20,143   $19,797   $14,966   $13,685
Costs and expenses,
  excluding interest........   13,913    14,881    19,760    19,403    17,276    13,902    12,837
Earnings (loss) before
  income taxes, minority
  interest, and cumulative
  effect of accounting
  change....................      292      (241)       16       802     2,028       715       538
Earnings (loss) before
  cumulative effect of
  accounting change.........      182      (283)     (151)      303     1,153       432       289
Earnings (loss) per common
  share before cumulative
  effect of accounting
  change....................  $   .60   $  (.94)  $  (.50)  $  1.04   $  4.50   $  1.73   $  1.17
Earnings (loss) per common
  share before cumulative
  effect of accounting
  change -- assuming
  dilution..................      .60      (.94)     (.50)     1.04      4.41      1.72      1.17
Cash dividends per common
  share.....................      .75       .75      1.00      1.00       .92       .84       .84
BALANCE SHEET DATA:
Working capital.............  $ 2,620   $   279   $ 1,065   $   104   $ 1,010   $   796   $   472
Plants, properties and
  equipment, net............   12,066    12,387    12,369    13,217    10,997     9,139     8,872
Forestlands.................    2,790     3,152     2,969     3,342     2,803       802       786
Total assets................   27,080    27,394    26,754    28,252    23,977    17,836    16,631
Long-term debt..............    6,908     6,656     7,154     6,691     5,946     4,464     3,601
Common shareholders'
  equity....................    8,969     8,749     8,710     9,344     7,797     6,514     6,225

UNION CAMP

The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1997 have been derived from Union Camp's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, Union Camp's independent accountants. The data as of September 30, 1998 and September 30, 1997 and for the nine months then ended are derived from Union Camp's unaudited consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Union Camp for the periods and dates presented.

We have presented the financial information below to include the impact of special charges for restructuring activities and asset write-downs of $26 million after-tax in 1998 and $24 million after-tax in 1996 and a gain of $35 million pre-tax on the sale of a minority interest in Bush Boake Allen, Inc. in 1994. Shareholders should read this data together with the audited and unaudited consolidated financial statements of Union Camp, including the notes thereto, incorporated herein by reference. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information". Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that can be expected for the year ending December 31, 1998.

                                      AS OF OR FOR THE
                                         NINE MONTHS
                                            ENDED                      AS OF OR FOR THE
                                        SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                      -----------------   ------------------------------------------
                                       1998      1997      1997     1996     1995     1994     1993
                                      -------   -------   ------   ------   ------   ------   ------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                         (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales...........................  $3,386    $3,290    $4,477   $4,013   $4,212   $3,396   $3,120
Costs and other charges.............   3,241     3,116     4,220    3,761    3,370    3,112    2,889
Income before income taxes, minority
  interest and accounting change....      55        89       144      151      731      195      100
Net income..........................      24        48        81       85      451      114       50
Net income per common share:
  Basic.............................  $  .34    $  .69    $ 1.17   $ 1.23   $ 6.45   $ 1.62   $  .72
  Diluted...........................     .34       .69      1.16     1.23     6.39     1.61      .71
Dividends per common share..........    1.35      1.35      1.80     1.80     1.66     1.56     1.56
BALANCE SHEET DATA (END OF PERIOD):
Working capital.....................  $  339    $  316    $  409   $  354   $  414   $   67   $    1
Plant and equipment, net............   3,327     3,383     3,396    3,401    3,385    3,431    3,399
Timberlands, net....................     379       360       364      351      275      254      247
Total assets........................   5,191     5,155     5,242    5,096    4,838    4,777    4,685
Long-term debt......................   1,302     1,231     1,367    1,252    1,152    1,252    1,245
Stockholders' equity................   1,965     2,055     2,036    2,094    2,122    1,836    1,816

                    HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma per share data for International Paper and historical and equivalent unaudited pro forma per share data for Union Camp. The unaudited pro forma financial data assumes that the merger was consummated at the beginning of each period presented and gives effect to the merger as a "pooling of interests" under U.S. generally accepted accounting principles. We have based the unaudited pro forma per share data for International Paper upon the historical average number of outstanding International Paper common shares adjusted to include the number of International Paper common shares that would be issued in the merger based upon an assumed exchange ratio of 1.6247, which is the highest possible exchange ratio permitted by the merger agreement. The actual exchange ratio will potentially range from a minimum of 1.47 to a maximum of 1.6247, depending on the calculated average International Paper common share price shortly prior to the merger. For more details, see "Principal Provisions of the Merger
Agreement -- Consideration to be Received in the Merger". The highest possible exchange ratio has been used because International Paper common shares are trading below the low end of the exchange ratio collar as of the most recent practicable date prior to the filing of this document. We have based the unaudited pro forma equivalent per share data for Union Camp on the unaudited pro forma amounts per share for International Paper, multiplied by an assumed exchange ratio of 1.6247, which is the highest possible exchange ratio permitted by the merger agreement. Shareholders should read the information set forth below in conjunction with the historical consolidated financial data of International Paper and Union Camp incorporated by reference herein.

Pro forma cash dividends per common share are calculated by dividing the total of the combined cash dividends paid by International Paper and Union Camp in each period by the pro forma average common shares outstanding in each period.

The equivalent cash dividends per Union Camp common share were $1.22 for the nine-month period in 1998; $1.62 for each of the years 1997 and 1996; and $1.49 for 1995. The equivalent expected annual cash dividend per Union Camp common share after the merger will decrease relative to the $1.80 annual cash dividend per share that Union Camp shareholders received in 1996, 1997 and 1998.

                                      AS OF OR FOR THE
                                        NINE MONTHS        AS OF OR FOR THE YEAR ENDED
                                           ENDED                  DECEMBER 31,
                                       SEPTEMBER 30,      -----------------------------
                                            1998           1997       1996       1995
                                      ----------------    -------    -------    -------
INTERNATIONAL PAPER COMMON SHARES --
  HISTORICAL
Earnings (loss) per common share....       $  .60         $ (.50)    $ 1.04     $ 4.50
Earnings (loss) per common share --
  assuming dilution.................          .60           (.50)      1.04       4.41
Cash dividends per common share.....          .75           1.00       1.00        .92
Book value per common share (at end
  of period)........................        29.22          28.82

                                      AS OF OR FOR THE
                                        NINE MONTHS        AS OF OR FOR THE YEAR ENDED
                                           ENDED                  DECEMBER 31,
                                       SEPTEMBER 30,      -----------------------------
                                            1998           1997       1996       1995
                                      ----------------    -------    -------    -------
UNION CAMP COMMON SHARES --
  HISTORICAL
Earnings per common share...........       $  .34         $ 1.17     $ 1.23     $ 6.45
Earnings per common
  share -- assuming dilution........          .34           1.16       1.23       6.39
Cash dividends per common share.....         1.35           1.80       1.80       1.66
Book value per common share (at end
  of period)........................        28.40          29.39

PRO FORMA COMBINED COMPANY
Pro forma earnings (loss) per common
  share.............................       $  .49         $ (.17)    $  .96     $ 4.34
Union Camp equivalent pro forma
  earnings (loss) per common
  share.............................          .80           (.28)      1.56       7.05
Pro forma earnings (loss) per common
  share -- assuming dilution........          .49           (.17)       .96       4.29
Union Camp equivalent pro forma
  earnings (loss) per common
  share -- assuming dilution........          .80           (.28)      1.56       6.97
Pro forma cash dividends per common
  share.............................          .77           1.03       1.03        .96
Union Camp equivalent pro forma cash
  dividends per common share........         1.25           1.67       1.67       1.56
Book value per common share (at end
  of period)
  Pro forma.........................        25.98          25.82
  Union Camp equivalent pro forma...        42.21          41.95

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data gives effect to the merger. The unaudited pro forma condensed combined statement of earnings data for the nine months ended September 30, 1998 was prepared based upon International Paper's unaudited consolidated financial statements for the nine months ended September 30, 1998, and Union Camp's unaudited consolidated financial statements for the nine months ended September 30, 1998, as if the merger had occurred as of the beginning of that period. The unaudited pro forma combined statement of earnings data for the three years ended December 31, 1997 was prepared based upon International Paper's audited consolidated financial statements for the three years ended December 31, 1997 and Union Camp's audited consolidated financial statements for the three years ended December 31, 1997, as if the merger had occurred at the beginning of each of the three years. The selected unaudited pro forma combined balance sheet data was prepared based upon the balance sheet data of International Paper at September 30, 1998 and Union Camp at September 30, 1998, giving effect to the merger. The unaudited data may not be indicative of the results that actually would have been achieved if the merger had been in effect as of the date and for the periods indicated or which may be obtained in the future. The pro forma financial data does not reflect any cost savings or other synergies discussed elsewhere in this document. The pro forma adjustments are based upon the "pooling of interests" method of accounting, available information and particular assumptions described on page 41 that International Paper and Union Camp believe to be reasonable.

The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of International Paper and Union Camp, and the related notes thereto, that are incorporated by reference or included elsewhere in this document.

The pro forma condensed consolidated financial statements are provided for informational purposes only in response to SEC requirements and do not purport to represent what International Paper's financial position or results of operations would actually have been if the merger had in fact occurred at such dates or to project International Paper's financial position or results of operations for any future date or period.

                                                PRO FORMA COMBINED
                                --------------------------------------------------
                                AS OF OR FOR THE           AS OF OR FOR THE
                                NINE MONTHS ENDED       YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,      -----------------------------
                                      1998            1997       1996       1995
                                -----------------    -------    -------    -------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                   (UNAUDITED)
RESULTS OF OPERATIONS:
Net Sales.....................       $17,873         $24,568    $24,192    $24,150
Costs and expenses, excluding
  interest....................        17,131          23,971     23,189     20,786
Earnings before income taxes
  and minority interest.......           346             160        953      2,757
Net earnings (loss)...........           205             (70)       388      1,602
Earning (loss) per common
  share.......................       $   .49         $  (.17)   $   .96    $  4.34
Earnings (loss) per common
  share -- assuming
  dilution....................           .49            (.17)       .96       4.29
Cash dividends per common
  share.......................           .77            1.03       1.03        .96

BALANCE SHEET DATA (END OF
  PERIOD):
Working capital...............       $ 2,918
Plants, properties and
  equipment, net..............        15,393
Forestlands...................         3,169
Total assets..................        32,257
Long-term debt................         8,210
Common shareholders' equity...        10,893

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                   TO REFLECT THE PROPOSED UNION CAMP MERGER
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                        IP            UCC         PRO FORMA              PRO FORMA
                                   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS             COMBINED
                                   ------------   ------------   -----------             ---------
Net Sales........................    $14,514         $3,386         $ (27)(a)(b)          $17,873
                                     -------         ------         -----                 -------
Costs and Expenses
  Cost of products sold..........     10,959          2,586          (239)(a)(b)(d)        13,306
  Selling and administrative
     expenses....................      1,105            380                                 1,485
  Depreciation and
     amortization................        890            235           (10)(b)               1,115
  Distribution expenses..........        640                          189(b)                  829
  Taxes other than payroll and
     income taxes................        144                           37(b)                  181
  Equity (earnings) losses from
     investment in Scitex........         15                                                   15
  Restructuring and other
     charges.....................        160             40                                   200
                                     -------         ------         -----                 -------
     Total Costs and Expenses....     13,913          3,241           (23)                 17,131
                                     -------         ------         -----                 -------
Gain on sale of business.........         20                                                   20
Reversals of reserves no longer
  required.......................         45                                                   45
                                     -------         ------         -----                 -------
Earnings Before Interest, Income
  Taxes and Minority Interest....        666            145            (4)                    807
  Interest expense, net..........        374             87                                   461
  Other (income) expense, net....                         3            (3)(b)
                                     -------         ------         -----                 -------
Earnings Before Income Taxes and
  Minority Interest..............        292             55            (1)                    346
  Provision for income taxes.....         69             23                                    92
  Minority interest expense, net
     of taxes....................         41              8                                    49
                                     -------         ------         -----                 -------
Net Earnings (Loss)..............    $   182         $   24         $  (1)                $   205
                                     =======         ======         =====                 =======
Earnings Per Common Share........    $  0.60                                              $  0.49
                                     =======                                              =======
Earnings Per Common Share --
  Assuming Dilution..............    $  0.60                                              $  0.49
                                     =======                                              =======
Average Shares of Common Stock
  Outstanding....................      305.4                                                417.8
                                     =======                                              =======

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF EARNINGS TO
                     REFLECT THE PROPOSED UNION CAMP MERGER
                          YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             IP            UCC         PRO FORMA              PRO FORMA
                                        (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS             COMBINED
                                        ------------   ------------   -----------             ---------
Net Sales.............................    $20,096         $4,477         $  (5)(a)(b)          $24,568
                                          -------         ------         -----                 -------
Costs and Expenses
  Cost of products sold...............     14,974          3,400          (313)(a)(b)(d)        18,061
  Selling and administrative
     expenses.........................      1,581            509                                 2,090
  Depreciation and amortization.......      1,258            311           (10)(b)               1,559
  Distribution expenses...............        933                          264(b)                1,197
  Taxes other than payroll and income
     taxes............................        205                           50(b)                  255
  Equity (earnings) losses from
     investment in Scitex.............         (1)                                                  (1)
  Restructuring and other charges.....        810                                                  810
                                          -------         ------         -----                 -------
     Total Costs and Expenses.........     19,760          4,220            (9)                 23,971
                                          -------         ------         -----                 -------
Gain on sale of west coast partnership
  interest............................        170                                                  170
                                          -------         ------         -----                 -------
Earnings Before Interest, Income Taxes
  and Minority Interest...............        506            257             4                     767
  Interest expense, net...............        490            117                                   607
  Other (income) expense, net.........                        (4)            4(b)
                                          -------         ------         -----                 -------
Earnings Before Income Taxes and
  Minority Interest...................         16            144             0                     160
  Provision for income taxes..........         38             52                                    90
  Minority interest expense, net of
     taxes............................        129             11                                   140
                                          -------         ------         -----                 -------
Net Earnings (Loss)...................    $  (151)        $   81         $   0                 $   (70)
                                          =======         ======         =====                 =======
Earnings (Loss) Per Common Share......    $ (0.50)                                             $ (0.17)
                                          =======                                              =======
Earnings (Loss) Per Common Share --
  Assuming Dilution...................    $ (0.50)                                             $ (0.17)
                                          =======                                              =======
Average Shares of Common Stock
  Outstanding.........................      301.6                                                414.0
                                          =======                                              =======

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed
Combined Financial Statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF EARNINGS TO
                     REFLECT THE PROPOSED UNION CAMP MERGER
                          YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             IP            UCC         PRO FORMA              PRO FORMA
                                        (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS             COMBINED
                                        ------------   ------------   -----------             ---------
Net Sales.............................    $20,143         $4,013         $  36(a)(b)           $24,192
                                          -------         ------         -----                 -------
Costs and Expenses
  Cost of products sold...............     14,883          2,972          (237)(a)(b)(d)        17,618
  Selling and administrative
     expenses.........................      1,509            451                                 1,960
  Depreciation and amortization.......      1,194            299            (9)(b)               1,484
  Distribution expenses...............        925                          222(b)                1,147
  Taxes other than payroll and income
     taxes............................        194                           49(b)                  243
  Equity (earnings) losses from
     investment in Scitex.............         28                                                   28
  Restructuring and other charges.....        670             39                                   709
                                          -------         ------         -----                 -------
     Total Costs and Expenses.........     19,403          3,761            25                  23,189
                                          -------         ------         -----                 -------
Gain on sale of west coast partnership
  interest............................        592                                                  592
                                          -------         ------         -----                 -------
Earnings Before Interest, Income Taxes
  and Minority Interest...............      1,332            252            11                   1,595
  Interest expense, net...............        530            112                                   642
  Other (income) expense, net.........                       (11)           11(b)
                                          -------         ------         -----                 -------
Earnings Before Income Taxes and
  Minority Interest...................        802            151             0                     953
  Provision for income taxes..........        330             55                                   385
  Minority interest expense, net of
     taxes............................        169             11                                   180
                                          -------         ------         -----                 -------
Net Earnings..........................    $   303         $   85         $   0                 $   388
                                          =======         ======         =====                 =======
Earnings Per Common Share.............    $  1.04                                              $  0.96
                                          =======                                              =======
Earnings Per Common Share -- Assuming
  Dilution............................    $  1.04                                              $  0.96
                                          =======                                              =======
Average Shares of Common Stock
  Outstanding.........................      292.1                                                404.5
                                          =======                                              =======

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed
Combined Financial Statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF EARNINGS TO
                     REFLECT THE PROPOSED UNION CAMP MERGER
                          YEAR ENDED DECEMBER 31, 1995
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             IP            UCC         PRO FORMA              PRO FORMA
                                        (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS             COMBINED
                                        ------------   ------------   -----------             ---------
Net Sales.............................    $19,797         $4,212         $ 141(a)(b)           $24,150
                                          -------         ------         -----                 -------
Costs and Expenses
  Cost of products sold...............     13,886          2,681          (117)(a)(b)(d)        16,450
  Selling and administrative
     expenses.........................      1,381            401                                 1,782
  Depreciation and amortization.......      1,031            288            (6)(b)               1,313
  Distribution expenses...............        794                          214(b)                1,008
  Taxes other than payroll and income
     taxes............................        174                           49(b)                  223
  Equity (earnings) losses from
     investment in Scitex.............         10                                                   10
                                          -------         ------         -----                 -------
     Total Costs and Expenses.........     17,276          3,370           140                  20,786
                                          -------         ------         -----                 -------
Earnings Before Interest, Income Taxes
  and Minority Interest...............      2,521            842             1                   3,364
  Interest expense, net...............        493            114                                   607
  Other (income) expense, net.........                        (3)            3(b)
                                          -------         ------         -----                 -------
Earnings Before Income Taxes and
  Minority Interest...................      2,028            731            (2)                  2,757
  Provision for income taxes..........        719            269                                   988
  Minority interest expense, net of
     taxes............................        156             11                                   167
                                          -------         ------         -----                 -------
Net Earnings (Loss)...................    $ 1,153         $  451         $  (2)                $ 1,602
                                          =======         ======         =====                 =======
Earnings Per Common Share.............    $  4.50                                              $  4.34
                                          =======                                              =======
Earnings Per Common Share -- Assuming
  Dilution............................    $  4.41                                              $  4.29
                                          =======                                              =======
Average Shares of Common Stock
  Outstanding.........................      256.5                                                368.9
                                          =======                                              =======

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed
Combined Financial Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                   TO REFLECT THE PROPOSED UNION CAMP MERGER
                               SEPTEMBER 30, 1998
                                 (IN MILLIONS)

                                           IP            UCC         PRO FORMA       PRO FORMA
                                      (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS      COMBINED
                                      ------------   ------------   -----------      ---------
ASSETS
Current Assets
  Cash and temporary investments....    $   857         $   38         $              $   895
  Accounts and notes receivable,
     net............................      2,516            566           (13)(c)        3,069
  Inventories.......................      2,729            542            (1)(d)        3,270
  Other current assets..............        447             56                            503
                                        -------         ------         -----          -------
     Total Current Assets...........      6,549          1,202           (14)           7,737
                                        -------         ------         -----          -------
Plants, properties and equipment,
  net...............................     12,066          3,327                         15,393
Forestlands.........................      2,790            379                          3,169
Investments.........................      1,234                           75(e)         1,309
Goodwill............................      2,537                           75(e)         2,612
Deferred charges and other assets...      1,904            283          (150)(e)        2,037
                                        -------         ------         -----          -------
     Total Assets...................    $27,080         $5,191         $ (14)         $32,257
                                        =======         ======         =====          =======
LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable and current
     maturities of long-term debt...    $ 1,330         $              $ 331(e)       $ 1,661
  Accounts payable and accrued
     liabilities....................      2,599                          519(c)(e)      3,158
                                                                          40(g)
  Current liabilities...............                       863          (863)(e)
                                        -------         ------         -----          -------
     Total Current Liabilities......      3,929            863            27            4,819
                                        -------         ------         -----          -------
Long-term debt......................      6,908          1,302                          8,210
Deferred income taxes...............      2,672            752                          3,424
Other liabilities...................      1,165            309          (110)(e)        1,364
Minority interest...................      1,632                          110(e)         1,742
International Paper -- obligated
  mandatorily redeemable preferred
  securities of subsidiaries holding
  International Paper debentures....      1,805                                         1,805

                                           IP            UCC         PRO FORMA       PRO FORMA
                                      (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS      COMBINED
                                      ------------   ------------   -----------      ---------
Common Shareholders' Equity
  Common Stock......................        308             69            43(f)           420
  Paid-in capital...................      3,867             39           (43)(f)        3,863
  Retained earnings.................      5,139          1,874            (1)(d)        6,972
                                                                         (40)(g)
  Accumulated other comprehensive
     income (loss)..................       (313)           (17)                          (330)
                                        -------         ------         -----          -------
                                          9,001          1,965           (41)          10,925
  Less: Common stock held in
     treasury, at cost..............         32                                            32
                                        -------         ------         -----          -------
  Total Common Shareholders'
  Equity............................      8,969          1,965           (41)          10,893
                                        -------         ------         -----          -------
Total Liabilities and Common
  Shareholders' Equity..............    $27,080         $5,191         $ (14)         $32,257
                                        =======         ======         =====          =======

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

The following is a summary of reclassifications and adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

(a) Represents the elimination of intercompany transactions between Union Camp and International Paper.

(b) Represents the reclassification of items in Union Camp's financial statements to conform with International Paper's financial reporting presentation, including the reclassifications of cost of timber harvested and other (income) expense, net, to cost of products sold; distribution expenses and taxes other than payroll and income taxes to separate cost and expense line items; and sales with containerboard trading partners from an offset in costs of goods sold to net sales.

(c) Represents the elimination of intercompany balances between Union Camp and International Paper.

(d) Represents the elimination of intercompany profit on sales between International Paper and Union Camp. The intercompany profit elimination in each year was approximated by multiplying the change in intercompany inventory balances on hand at both Union Camp and International Paper by the average margin on such sales.

(e) Represents the reclassification of items in Union Camp's financial statements to conform with International Paper's financial reporting presentation, including the reclassification of investments, goodwill, minority interest, accounts payable and accrued liabilities, and notes payable and current maturities of long-term debt to separate balance sheet line items.

(f) Represents the balance sheet effect of the exchange of Union Camp common shares for International Paper common shares.

(g) The companies expect merger-related costs to be approximately $40 million. The combined company will charge these costs to earnings in the period in which the merger is consummated. The companies have reflected these costs in the September 30, 1998 unaudited pro forma condensed combined balance sheet.

                           ROLE OF FINANCIAL ADVISORS

OPINION OF UNION CAMP'S FINANCIAL ADVISOR

On November 23, 1998, Goldman Sachs delivered its oral opinion to Union Camp's board of directors that, as of the date of its opinion, the exchange ratio for the merger is fair from a financial point of view to Union Camp shareholders, other than International Paper or any of its subsidiaries. Goldman Sachs subsequently confirmed its opinion in writing.

WE HAVE ATTACHED HERETO AS ANNEX B TO THIS DOCUMENT AND INCORPORATE HEREIN BY REFERENCE THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED NOVEMBER 24, 1998. THIS OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION. WE URGE UNION CAMP SHAREHOLDERS TO READ THIS OPINION IN ITS ENTIRETY.

In connection with its opinion, Goldman Sachs reviewed, among other things:

      --   the merger agreement;

      -- Annual Reports to Stockholders and Annual Reports on Form 10-K of Union Camp and International Paper for the five years ended December 31, 1997;

      -- interim reports to stockholders and Quarterly Reports on Form 10-Q of Union Camp and International Paper;

      -- other communications from Union Camp and International Paper to their respective stockholders; and

      -- internal financial analyses and forecasts for Union Camp prepared by its management, including the cost savings and operating synergies projected by the management of Union Camp to result from the transaction contemplated by the merger agreement.

Goldman Sachs also held discussions with members of the senior management of Union Camp and International Paper regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Union Camp common shares and International Paper common shares, compared financial and stock market information for Union Camp and International Paper with similar information for various other companies whose securities are publicly traded, reviewed the financial terms of several recent business combinations in the paper and forest products industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed the accuracy and completeness of this information for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Union Camp, that the costs savings and operating synergies projected to result from the merger have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Union Camp. International Paper's senior management informed Goldman Sachs that internal financial projections for International Paper were not available. Accordingly, Goldman Sachs' review of International Paper's future financial performance for purposes of rendering its opinion was limited to discussions with International Paper's management of various research analysts' estimates of International Paper's future financial performance. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Union Camp or International Paper or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the consent of Union Camp, that the transaction contemplated by the merger agreement will be accounted for as a pooling of interests under U.S. generally accepted accounting principles. Goldman Sachs provided the opinion described herein for the information and assistance of Union Camp's board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Goldman Sachs' opinion does not constitute a recommendation as to how any Union Camp shareholder should vote with respect to the merger agreement proposal.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Union Camp's board of directors on November 23, 1998. Some of the summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     (1) HISTORICAL STOCK TRADING ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based on periodic historical data regarding average weighted market prices and trading volumes of the Union Camp common shares. Goldman Sachs reviewed the historical trading prices and volumes for the Union Camp common shares. In addition, Goldman Sachs analyzed the consideration to be received by Union Camp shareholders pursuant to the merger agreement in relation to various market prices for the Union Camp common shares. This review included, among other things, Goldman Sachs' analysis of the weighted average market prices of the Union Camp common shares and the total volume of the Union Camp common shares traded as a percentage of Union Camp common shares outstanding during the period from November 22, 1993 to November 20, 1998. These analyses indicated a weighted average market price of $51.14 per share with 389.4% of the total outstanding stock of Union Camp common shares traded in such period. This review also included Goldman Sachs' assessment of the latest twelve months from November 20, 1997, to November 20, 1998. Such analysis indicated a weighted average market price of $50.43 per share, based on the daily closing prices for that period, with 85.0% of the total outstanding Union Camp common shares traded in that period.

     (2)SELECTED COMPANIES ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based upon a comparison of specific financial information of Union Camp with several comparable public companies. Goldman Sachs reviewed and compared specific financial information relating to Union Camp to corresponding financial information, ratios and public market multiples for the following ten publicly-traded corporations: Boise Cascade Corporation, Champion International Corporation, Georgia-Pacific Corporation, Jefferson Smurfit Corporation, International Paper, The Mead Corporation, Temple-Inland Inc., Westvaco Corporation, Willamette Corporation and Weyerhaeuser, Inc. These companies were chosen for comparison because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Union Camp. Goldman Sachs calculated and compared various financial multiples and ratios. Goldman Sachs calculated the multiples of Union Camp using a price of $48.88 per share, the closing price for the Union Camp common shares on November 20, 1998. The multiples and ratios for Union Camp and the comparative companies were based on the most recent publicly available information and recently published research estimates.

         Due to the historical volatility and cyclicality of paper prices and earnings in the industry and related difficulty in projecting those prices and earnings, Goldman Sachs considered the industry-wide peak earnings of 1995 as a basis for its analysis of peak earnings for Union Camp and the companies selected for comparison. Goldman Sachs calculated peak price/earnings multiples as a multiple of 1995 earnings with respect to the comparative companies. Goldman Sachs also analyzed price/earnings multiples for Union Camp and the comparative companies based on price as a multiple of Institutional Brokers Estimate System consensus earnings estimates for the years 1998 and 1999. The following table presents the ranges of price/earnings multiples for each of the relevant periods with respect to the selected companies, as compared to Union Camp.

                                                       RANGES FOR
                                                        SELECTED
                                                        COMPANIES      UNION CAMP
                                                      -------------    ----------
        Price/Earnings Multiple (1995 actual).......   5.1x - 10.2x       7.6x
        IBES Median Price/Earnings Multiple (1998
          estimated)................................  19.2x - 56.3x      54.3x
        IBES Median Price/Earnings Multiple (1999
          estimated)................................  18.1x - 52.4x      40.7x

          This analysis also considered enterprise value calculated as a multiple of the average earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, for the years 1994 to estimated 1998 with respect to the selected companies. The following table presents the ranges of enterprise value as a multiple of EBITDA for the years 1994 to estimated 1998, for the industry peak for the year 1995 and for the years 1998 and 1999 with respect to the selected companies, in each case as compared to Union Camp.

                                                        RANGES FOR
                                                         SELECTED
                                                        COMPANIES      UNION CAMP
                                                       ------------    ----------
        Enterprise Value/EBITDA (average -- 1994 to
          1998 estimated)............................  4.8x - 10.0x       7.3x
        Enterprise Value/EBITDA (1995 actual)........  3.5x -  7.0x       4.4x
        Enterprise Value/EBITDA (1998 estimated).....  6.9x - 12.4x       9.4x
        Enterprise Value/EBITDA (1999 estimated).....  6.7x - 11.2x       8.8x

          Goldman Sachs also analyzed dividend yield as a percentage of estimated earnings for 1998, reviewed the ratio of price to estimated 1998 book value and considered enterprise value as a multiple of estimated sales for 1998. The following table presents the ranges of these percentages, ratios and multiples for the selected companies, compared to the values indicated for Union Camp.

                                                      RANGES FOR
                                                       SELECTED
                                                       COMPANIES     UNION CAMP
                                                      -----------    ----------
        Dividend Yield/Earnings (1998 estimated)....  0.0% - 3.3%       3.7%
        Price/Book Value (1998 estimated)...........  1.2x - 2.1x       1.7x
        Enterprise Value/Sales (1998 estimated).....  0.6x - 1.5x       1.1x

     (3)DISCOUNTED CASH FLOW ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio using valuations of Union Camp based upon a discounted cash flow methodology. Goldman Sachs performed a discounted cash flow analysis using Union Camp's management projections. Goldman Sachs calculated a net present value of free cash flows for the years 1999 through 2002 using discount rates ranging from 10% to 15%. Goldman Sachs calculated Union Camp's terminal value in the year 2002 based on multiples ranging from 4.0x EBITDA to 8.0x EBITDA. This terminal value was then discounted to present value using discount rates from 10% to 15%.

         Adding the net present value of free cash flows to the net present value of Union Camp's terminal value in the year 2002, Goldman Sachs calculated the implied per share values for Union Camp, which ranged from $36 to $100.

         In addition, Goldman Sachs considered the impact, in each year, of a change in paper prices on free cash flows and on Union Camp's terminal value. Pursuant to this sensitivity analysis, Goldman Sachs assumed a terminal multiple of 6.0x EBITDA, a 12% discount rate and projected 1998 paper shipments of 3.55mm tons. Goldman Sachs considered a range of paper prices increasing or decreasing from $5 per ton to $30 per ton, in increments of $5 per ton. A potential price change of $5 per ton would result in a change in value of $1 per share, while a potential price change of $30 per ton would result in a change in value of $9 per share.

         Goldman Sachs further calculated the value per share of Union Camp common stock of the cost savings and operating synergies projected to result from the merger, assuming Union Camp management's estimate of $300 million of such savings and synergies as at October 26, 1998 and a multiple of 6x EBITDA, discounted at a rate of 12%, excluding costs to achieve these savings and synergies. Goldman Sachs considered the value per share of the savings and synergies based on assumptions of achievement of such savings and synergies of 25%, 50% and 100%. Assuming that 25%, 50% and 100% of the synergies were achieved, the value per share of those synergies would be $6, $12 and $25.

     (4)SELECTED TRANSACTIONS ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based upon a comparison of the financial terms of the merger with the financial terms of several other proposed, pending or completed business combinations. Goldman Sachs analyzed various information relating to selected transactions in the paper industry since 1986, including: the acquisition of Hammermill Paper by International Paper on November 11, 1986; the acquisition of Great Northern Nekoosa by Georgia Pacific Corporation on June 26, 1990; the acquisition of Scott Paper by Kimberley-Clark on December 12, 1995; the acquisition of Federal Paper Board by International Paper on March 12, 1996; the acquisition of Fort Howard by James River on August 13, 1997; the acquisition of Avenor by Bowater on July 24, 1998; and the acquisition of Stone Container by Jefferson Smurfit Corporation on November 18, 1998. This analysis focused on the multiples of EBITDA and earnings per share based on the relevant industry peak year for each of the selected transactions, as well as measuring premium to stock market prices. The following table presents the range of multiples of the relevant peak year EBITDA for the selected transactions, the range of multiples of earnings per share for each relevant peak year for the selected transactions and the stock price premiums based on market prices one day prior to announcement of each of the selected transactions, each as compared to the corresponding values indicated for the merger.

                                                       RANGES FOR
                                                        SELECTED
                                                      TRANSACTIONS    THE MERGER
                                                      ------------    ----------
        Multiple of Peak Year EBITDA................  4.3x - 10.2x        5.8x
        Multiple of Peak Year Earnings Per Share....  5.2x - 20.0x       11.0x
        Premium to Day Prior Price..................  9.3% - 53.8%       45.3%

     (5)PRO FORMA MERGER ANALYSIS. The purpose of this analysis was to evaluate the potential pro forma impact of the merger on the earnings per share of International Paper's common stock before and after taking into account potential synergies resulting from the merger. Goldman Sachs prepared pro forma analyses of the financial impact of the merger. Using earnings for the peak year 1995 and Institutional Brokers Estimate System estimates for the years 1998, 1999 and 2000, Goldman Sachs considered the impact of the merger on the earnings per share of International Paper common stock. Goldman Sachs performed this analysis based on an exchange ratio for the merger of 1.543. This analysis indicated that:

        (a) the proposed transaction would be dilutive to the International Paper shareholders on an earnings per share basis in each of 1998, 1999 and 2000; and

        (b) the pre-tax savings and operational synergies required to break even for the estimated years 1998, 1999 and 2000 were $61.0, $106.4 and $98.6 million, respectively.

     (6)CONTRIBUTION ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based on specific historical and estimated future operating and financial information comparing Union Camp's contribution to the combined company resulting from the merger with what Union Camp's shareholders would receive. Goldman Sachs reviewed specific historical and estimated future operating and financial information, including, among other things, sales, EBITDA, net income, Institutional Brokers Estimate System median earnings estimates, equity value and enterprise value, for Union Camp, International Paper and the pro forma combined entity resulting from the merger.

          This analysis indicated, and the following table presents, the percentages of sales, EBITDA and net income that Union Camp would have contributed for the years 1995, 1996 and 1997.

                                                            1995    1996    1997
                                                            ----    ----    ----
        Sales.............................................   18%     17%     18%
        EBITDA............................................   24%     19%     19%
        Net Income........................................   28%     21%     21%

          This analysis also indicated that:

        (a) With respect to Institutional Brokers Estimate System median earnings estimates, Union Camp would have contributed 18% of earnings for the estimated year 1998 and 16% of earnings for the estimated year 1999; and

        (b) Union Camp shareholders would have contributed 19% of the equity value and 17% of the enterprise value to the combined entity as at November 20, 1998; and

        (c) Union Camp shareholders would receive 26% of the outstanding common equity of the combined entity and 21% of the implied enterprise value of the combined entity after the merger, assuming an exchange ratio for the merger of 1.543.

     (7)HISTORICAL EXCHANGE RATIO ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio range in the merger through comparison to the exchange ratios of the historical monthly trading prices for Union Camp and International Paper common shares. Goldman Sachs reviewed historical monthly trading prices for Union Camp common shares and International Paper common shares during the five-year period from October 31, 1993 to October 31, 1998 and for the period from November 20, 1997 to November 20, 1998. Goldman Sachs conducted this analysis by dividing the closing price per Union Camp common share by the closing price per International Paper common share. This analysis indicated, and the following columns present, exchange ratio ranges for the five-year period from October 31, 1993 to October 31, 1998, calculated on a monthly basis and for the period from November 20, 1997 to November 20, 1998, calculated on a daily basis, as compared with an assumed exchange ratio of 1.5435 for the merger.

        RANGE OF EXCHANGE RATIOS  RANGE OF EXCHANGE RATIOS
         FROM OCTOBER 31, 1993     FROM NOVEMBER 20, 1997
          TO OCTOBER 31, 1998       TO NOVEMBER 20, 1998    ASSUMED EXCHANGE RATIO
          (CALCULATED MONTHLY)       (CALCULATED DAILY)           FOR MERGER
        ------------------------  ------------------------  ----------------------
              0.84 - 1.45               0.83 - 1.28                 1.5435

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Union Camp or International Paper or the contemplated transaction. Goldman Sachs prepared the analyses solely for purposes of allowing it to provide its opinion to Union

Camp's board of directors as to the fairness from a financial point of view of the exchange ratio for the merger to Union Camp shareholders and these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Union Camp, International Paper, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to Union Camp's board of directors was one of many factors taken into consideration by Union Camp's board of directors in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to Union Camp's board of directors on November 23, 1998, but does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified by reference to the Goldman Sachs opinion as set forth in Annex B hereto.

As part of its investment banking business, Goldman Sachs is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and other purposes. Union Camp selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. In addition, Goldman Sachs is familiar with Union Camp, having provided investment banking services to Union Camp from time to time, including: having acted as lead manager of a public offering of $150 million of 6.50% Notes due November 15, 2007 in November 1997, and as lead manager of a public offering of $150 million of 7% Notes due August 15, 2006 in August 1996; acted as co-dealer on Union Camp's commercial paper program; and acted as Union Camp's financial advisor in connection with, and having participated in several of the negotiations leading to, the merger agreement. Goldman Sachs has also provided several investment banking services to International Paper from time to time, including acting as sole dealer for International Paper's commercial paper program, and may provide investment banking services to International Paper in the future.

Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Union Camp and/or International Paper for its own account and for the account of customers.

Pursuant to its engagement letter dated October 23, 1998, Union Camp engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Union Camp paid Goldman Sachs an initial financial advisory fee of $1,000,000, to be credited against an additional fee equal to 0.355% of the aggregate value of the consideration received by Union Camp shareholders in the merger. Assuming the merger is consummated at an exchange ratio based on $44.25 per share, the closing price of International Paper's stock on March 26, 1999, Goldman Sachs estimates that its fee will total approximately $17.44 million. Union Camp has further agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against specified liabilities, including liabilities under the federal securities laws. In the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may not be enforceable.

OPINION OF INTERNATIONAL PAPER'S FINANCIAL ADVISOR

Credit Suisse First Boston Corporation has acted as financial advisor to International Paper in connection with the merger. International Paper selected Credit Suisse First Boston based on its experience, expertise and familiarity with International Paper and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston's engagement, International Paper requested that Credit Suisse First Boston evaluate the fairness of the exchange ratio provided for in the merger from a financial point of view to International Paper. On November 24, 1998, the date of the merger agreement, Credit Suisse First Boston delivered to International Paper's board of directors a written opinion to the effect that, as of that date and based upon and subject to the matters stated in its opinion, the exchange ratio in the merger was fair to International Paper from a financial point of view.

WE HAVE ATTACHED AS ANNEX C TO THIS DOCUMENT AND INCORPORATE BY REFERENCE THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S OPINION TO INTERNATIONAL PAPER'S BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. WE URGE YOU TO READ THIS ENTIRE OPINION CAREFULLY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO INTERNATIONAL PAPER'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO PROVIDED FOR IN THE MERGER FROM A FINANCIAL POINT OF VIEW TO INTERNATIONAL PAPER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE INTERNATIONAL PAPER SPECIAL SHAREHOLDERS' MEETING. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION SET FORTH IN THIS DOCUMENT DESCRIBES THE MATERIAL ASPECTS OF ITS OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to International Paper and Union Camp. Credit Suisse First Boston also reviewed other information relating to International Paper and Union Camp, including financial forecasts from publicly available sources, and discussed with the managements of International Paper and Union Camp the businesses and prospects of International Paper and Union Camp. Credit Suisse First Boston also considered financial and stock market data of International Paper and Union Camp and compared those data with similar data for other publicly held companies in businesses similar to International Paper and Union Camp and considered, to the extent publicly available, the financial terms of other business combinations and transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the publicly available financial forecasts, International Paper informed

Credit Suisse First Boston that International Paper had reviewed those forecasts and believed that they represented reasonable estimates and judgments of the future financial performance of International Paper and Union Camp. With respect to the cost savings and other potential synergies anticipated to result from the merger, including the amount, timing and achievability of those cost savings and other potential synergies, International Paper informed Credit Suisse First Boston that those estimates represented the best currently available estimates of the managements of International Paper and Union Camp. International Paper also informed Credit Suisse First Boston that the merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with U.S. generally accepted accounting principles.

Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of International Paper or Union Camp, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the International Paper common shares when issued pursuant to the merger or the prices at which the International Paper common shares will trade subsequent to the merger. Although Credit Suisse First Boston evaluated the exchange ratio for the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between International Paper and Union Camp. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

In preparing its opinion to International Paper's board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Credit Suisse First Boston's opinion was not based on any single factor or analysis, but rather on the totality of the factors considered and analyses performed. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston made numerous assumptions with respect to International Paper, Union Camp, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of International Paper and Union Camp. No company, transaction or business used in its analyses as a comparison is identical to International Paper or Union Camp or the proposed merger, nor is an evaluation of the results of Credit Suisse First Boston's analyses entirely mathematical. Rather, Credit Suisse First Boston's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston's opinion and financial analyses were only one of many factors that International Paper's board of directors considered in its evaluation of the proposed merger and should not be viewed as determinative of the views of International Paper's board of directors or its management with respect to the merger or the exchange ratio for the merger.

The following is a summary of the material analyses performed by Credit Suisse First Boston in connection with its opinion dated November 24, 1998. SOME OF THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

ESTIMATED SYNERGIES ANALYSIS. The purpose of this analysis was to estimate the capitalized value of the cost reductions and synergies that would accrue to International Paper's shareholders as a result of the merger. Based on estimates of the managements of International Paper and Union Camp as to the potential pre-tax annual cost savings and synergies that could be achieved in the merger, Credit Suisse First Boston derived an implied reference range for these synergies of approximately $1.8 billion to $2.2 billion using a multiple and a discounted cash flow approach. Based on the pro forma ownership of International Paper shareholders in the combined company of approximately 73%, Credit Suisse First Boston estimated International Paper's share of the capitalized synergies to be between approximately $1.314 billion and $1.606 billion, or approximately $18.26 and $22.32 per Union Camp common share.

SELECTED COMPANIES ANALYSIS. The purpose of this analysis was to compare the exchange ratio range in the merger with the implied exchange ratio range derived by valuing Union Camp based on the trading multiples of a peer group of publicly traded companies, both before and after taking into account potential synergies resulting from the merger. Credit Suisse First Boston compared publicly available financial, operating and stock market data of Union Camp to corresponding data of the following selected companies in the global paper and forest products industry: International Paper, Champion International Corporation, Georgia-Pacific Corporation, Weyerhaeuser Company, and Willamette Industries, Inc. Credit Suisse First Boston analyzed equity values per share as a multiple of estimated calendar year 1999 earnings per share, average earnings per share for calendar years 1995 through 1999 and peak earnings per share for calendar year 1995. In addition, Credit Suisse First Boston analyzed enterprise values, calculated as equity value plus total debt plus the face value of preferred stock, if any, plus the value of minority interests, if any, minus cash and short-term investments, as multiples of earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes for estimated calendar year 1999, average EBITDA and earnings before interest and taxes for calendar years 1995 through 1999 and peak EBITDA and earnings before interest and taxes for calendar year 1995. All multiples were based on closing stock prices on November 20, 1998. Estimated financial data for Union Camp and the selected companies listed above were based on estimates of selected investment banking firms as compiled by First Call. Credit Suisse First Boston applied the following ranges of multiples for the selected companies listed above to corresponding financial data of Union Camp:

                                                            RANGE OF SELECTED MULTIPLES
                                                              OF THE GLOBAL PAPER AND
                                                             FOREST PRODUCTS COMPANIES
                                                            ---------------------------
Equity Value per Share as a Multiple of:
  1999 Estimated Calendar Year Earnings Per Share.........     27.0x to 35.0x
Average Earnings per Share for Calendar Years 1995 through
  1999....................................................     20.0x to 25.0x
  Peak Earnings per Share for Calendar Year 1995..........     8.0x to 10.0x
Enterprise Value as a Multiple of:
  Estimated Calendar Year 1999 EBITDA.....................     8.0x to 10.0x
  Average EBITDA for Calendar Years 1995 through 1999.....      7.0x to 9.0x
  Peak EBITDA for Calendar Year 1995......................      5.0x to 7.0x
  Estimated Calendar Year 1999 Earnings Before Interest
     and Taxes............................................     16.0x to 20.0x
  Average Earnings Before Interest and Taxes for Calendar
     Year 1995 through 1999...............................     13.0x to 17.0x
  Peak Earnings Before Interest and Taxes for Calendar
     Years 1995 through 1999..............................     7.0x to 10.0x

This analysis indicated an implied equity reference range for Union Camp of approximately $45.00 to $73.00 per share before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and approximately $63.26 to $95.32 per share, after taking into account these potential synergies. Based on the closing stock price of International Paper common shares on November 20, 1998, this analysis indicated an implied exchange ratio range of 0.98 to 1.59 before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and 1.38 to 2.07 after taking into account these potential synergies.

Because of inherent differences between the businesses, operations and prospects of Union Camp and the global paper and forest products companies listed above, Credit Suisse First Boston believes that a purely quantitative analysis of the selected companies without considering qualitative judgments concerning differences between the financial and operating characteristics of Union Camp and the selected companies that could affect the public trading values of Union Camp and the selected companies, would not be particularly meaningful in the context of the merger.

ASSET ANALYSIS. The purpose of this analysis was to compare the exchange ratio range in the merger with the implied exchange ratio range derived by valuing Union Camp based on the estimated value of Union Camp's assets. Credit Suisse First Boston analyzed, among other things, the implied purchase prices paid in more than 50 selected recent transactions and estimated replacement cost to estimate asset values for Union Camp from which Credit Suisse First Boston then derived an equity reference range for Union Camp. This analysis indicated an implied equity reference range for Union Camp of approximately $50.00 to $80.00 per share. Based on the closing stock price of International Paper common shares on November 20, 1998, this analysis indicated an implied exchange ratio range of 1.09 to 1.74.

Because the market conditions, rationale and circumstances surrounding the selected transactions utilized in Credit Suisse First Boston's asset analysis were specific to each transaction and vary between transactions and because of inherent differences between the businesses, operations and prospects of Union Camp and the assets and/or companies involved in the selected transactions, Credit Suisse First Boston believes that a purely quantitative analysis of the selected transactions, without considering qualitative judgments concerning differences between the characteristics of the selected transactions and factors specific to Union Camp, would not be particularly meaningful in the context of the merger.

DISCOUNTED CASH FLOW ANALYSIS. The purpose of this analysis was to compare the exchange ratio range in the merger with the implied exchange ratio range derived by valuing Union Camp based on the present value of Union Camp's projected free cash flows, both before and after taking into account potential synergies resulting from the merger. Credit Suisse First Boston estimated the present value of the future streams of the stand-alone, unlevered, after-tax free cash flows that could be produced by Union Camp from calendar years 1999 through 2007, based on analysts' estimates for calendar years 1998 and 1999 and extrapolations of these estimates for calendar years 2000 to 2007. Ranges of estimated terminal values were calculated using terminal multiples of trendline estimated calendar year 2007 EBITDA of 5.0x to 6.5x. The free cash flow streams and estimated terminal values were then discounted to a present value based upon the estimated weighted average cost of capital of Union Camp of 8.5% to 10.0%. This analysis indicated an implied equity reference range for Union Camp of approximately $54.91 to $61.91 per share before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and approximately $73.17 to $84.23 per share after taking into account these potential synergies. Based on the closing stock price of International Paper common shares on November 20, 1998, this analysis indicated an implied exchange ratio range of 1.19 to 1.35 before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and 1.59 to 1.83 after taking into account these potential synergies.

CONTRIBUTION ANALYSIS. The purpose of this analysis was to compare the exchange ratio range in the merger with the implied exchange ratio range, both before and after taking into account potential synergies resulting from the merger, derived from Union Camp's contribution to the combined company resulting from the merger based upon various operational measures. Credit Suisse First Boston analyzed the relative contributions of International Paper and Union Camp to the estimated EBITDA, earnings before interest and taxes and net income of the pro forma combined company for calendar years 1998 and 1999 based on estimates of selected investment banking firms as compiled by First Call. This analysis indicated that International Paper would contribute the following to the pro forma combined company's EBITDA, earnings before interest and taxes and net income in calendar years 1998 and 1999:

                                         BEFORE TAKING INTO          AFTER TAKING INTO
                                         ACCOUNT POTENTIAL           ACCOUNT POTENTIAL
                                             SYNERGIES                   SYNERGIES
                                         ANTICIPATED BY THE          ANTICIPATED BY THE
                                           MANAGEMENTS OF              MANAGEMENTS OF
                                        INTERNATIONAL PAPER         INTERNATIONAL PAPER
                                         AND UNION CAMP TO           AND UNION CAMP TO
                                          RESULT FROM THE             RESULT FROM THE
                                               MERGER                      MERGER
                                        --------------------        --------------------
                                         1999          1998          1999          1998
                                        ------        ------        ------        ------
EBITDA................................   80.7%         80.3%         75.9%         75.1%
Earnings Before Interest and Taxes....   81.9%         81.3%         72.6%         71.0%
Net Income............................   82.5%         81.9%         67.1%         63.6%

This analysis indicated implied exchange ratios ranging from 0.93 to 1.40 before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger and 2.02 to 2.88, after taking into account these potential synergies.

HISTORICAL EXCHANGE RATIO ANALYSIS. The purpose of this analysis was to compare the exchange ratio range in the merger with the implied exchange ratio range based on historical trading prices for Union Camp and International Paper, both before and after taking into account potential synergies resulting from the merger. Credit Suisse First Boston analyzed the historical trading prices for Union Camp and International Paper during the five-year period from November 20, 1993 through November 20, 1998 and calculated the implied exchange ratio based on prevailing market prices of Union Camp common shares and International Paper common shares seven days, 30 days, 90 days, 180 days, one year, two years, three years, four years and five years prior to November 20, 1998. This analysis indicated an implied exchange ratio range of 0.98 to 1.44 before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and 1.35 to 1.96 after taking into account these potential synergies.

SUMMARY OF EXCHANGE RATIO ANALYSES. On the basis of the valuation methodologies employed in the analyses described above, Credit Suisse First Boston derived low to high aggregate exchange ratio ranges of 0.93 to 1.74 before taking into account potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger, and 1.35 to 2.88 after taking into account these potential synergies, as compared with the exchange ratio range in the merger of 1.47 to 1.62.

PRO FORMA MERGER ANALYSIS. The purpose of this analysis was to evaluate the potential pro forma impact of the merger on International Paper's estimated earnings per share after taking into account potential synergies resulting from the merger. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on International Paper's projected 1999 earnings per share and average earnings per share for calendar years 1995 through 1999 based, in the case of calendar years 1995 through 1997, on International Paper's and Union Camp's actual earnings per share and, in the case of calendar years 1998 and 1999, on estimates of selected investment banking firms as compiled by First Call. This analysis indicated that the merger would be accretive to International Paper's earnings per share commencing in calendar year 1999, the first full year after the closing of the merger is expected to occur, and on an estimated five-year average basis, assuming cost savings and other potential synergies anticipated by the managements of International Paper and Union Camp to result from the merger are achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

MISCELLANEOUS. International Paper has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger an aggregate fee of $14.5 million, which fee is contingent upon consummation of the merger. International Paper also has agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses incurred by Credit Suisse First Boston in performing its services, including the fees and expenses for legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement. In the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may not be enforceable.

Credit Suisse First Boston and its affiliates have in the past provided financial services to International Paper and its affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both International Paper and Union Camp and their respective affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

                      INTERESTS OF INSIDERS IN THE MERGER

In considering the recommendations of International Paper's board of directors and Union Camp's board of directors with respect to the merger proposals, International Paper shareholders and Union Camp shareholders should be aware that some directors and members of management of Union Camp have interests in the merger that are in addition to their interests as Union Camp shareholders generally. The names and titles of the individuals who are directors and/or executive officers of Union Camp and who are known to have these additional interests are listed on the table located on page 59 of this document. Union Camp's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

INTERESTS OF UNION CAMP OFFICERS AND DIRECTORS

INTERNATIONAL PAPER'S BOARD OF DIRECTORS. The merger agreement provides that, as of the effective time of the merger, W. Craig McClelland and two additional persons who are current members of Union Camp's board of directors and are reasonably acceptable to International Paper's board of directors' nominating committee, in its sole discretion, are to become members of International Paper's board of directors. It has not yet been decided which two current Union Camp directors in addition to Mr. McClelland will be named to the International Paper board upon consummation of the merger. The Union Camp directors who are to be appointed to International Paper's board will be apportioned equally among the three classes of directors comprising International Paper's board of directors. Upon the election of these three individuals, and assuming no change in the size of the current International Paper board of directors, International Paper's board of directors will consist of 15 directors, including the former Union Camp directors.

STOCK OPTIONS AND STOCK AWARDS. Pursuant to the terms of the Union Camp stock option and stock award plans, as a result of the merger, some Union Camp options will become fully vested and exercisable and the restrictions on awards of restricted stock will lapse. The number of unvested Union Camp options and the number of Union Camp common shares underlying awards of restricted stock that will become nonforfeitable and transferable as a result of the merger that are held by the executive officers of Union Camp are set forth in the table on page 59 of this document.

SEVERANCE. Each Union Camp executive officer has entered into a severance agreement with Union Camp. In addition, the remaining Union Camp officers participate in the Union Camp Severance Policy for Key Employees. These severance arrangements provide for the cash payment of some severance benefits in the event that the officer's employment is terminated under specific circumstances within two years of a change in control, or while the severance agreements are in effect, if longer. The merger will constitute a change of control under these severance arrangements.

If the officer's employment is terminated within two years of the merger for any reason, other than death, by Union Camp for cause or disability, each as defined under the relevant severance arrangement, or by the officer without good reason, as defined under the relevant severance arrangement, the officer will be entitled to receive accrued base salary and the value of accrued and banked vacation, and any outstanding amounts due and owing to the officer as of the date of termination under the Union Camp Policy Group Executive Annual Incentive Plan and the Union Camp Restricted Stock Performance Plan, in the case of the severance agreements, or amounts due and owing under Union Camp's incentive compensation plan, in the case of the Severance Policy for Key Employees, or any successor, substitute or additional incentive plans, plus all other amounts to which the officer is entitled under any Union Camp compensation or benefit plan or policy. In addition, if the officer's employment is terminated during the remainder of the calendar year in which the merger occurs, a pro rata annual target incentive award under each of the Union Camp Policy Group Executive Annual Incentive Plan and the Union Camp Restricted Stock Performance Plan, in the case of the severance agreements, or the target incentive under Union Camp's annual incentive plan, in the case of the Severance Policy for Key Employees, or any successor plans, in an amount equal to the products of (A) the quotient resulting from dividing the number of days the officer was employed during such year through the date of termination by 365, and (B) the annual target awards under each applicable plan, to the extent the officer participates in such plans and such pro rata payment is to be made under such plans.

The severance benefits also include:

     1. a lump sum cash severance payment equal to the sum of (A) 300%, or 200% under the Severance Policy for Key Employees, reduced by 8.33% for each full month that the officer's age is in excess of 62, or 63 under the Severance Policy for Key Employees, as of the date of termination, of the greater of the officer's annual rate of base salary in effect immediately prior to the date of termination and such rate of base salary in effect immediately prior to the merger, and (B) 300%, or 200% under the Severance Policy for Key Employees, reduced by 8.33% for each full month that the officer's age is in excess of 62, or 63 under the Severance Policy for Key Employees, as of the date of termination, of the greater of the amount of the officer's annual target incentive in effect under the applicable Union Camp annual incentive plan immediately prior to the merger and the target incentive in effect with respect to the year in which the date of termination occurs;

     2. payment of all legal fees and expenses incurred by the officer in connection with the interpretation or enforcement of the severance arrangements;

     3. continuation for 36 months, or 24 months under the Severance Policy for Key Employees, but not beyond age 65 in either case, of life, disability, accident and health insurance benefits equivalent to those that the officer was receiving immediately prior to termination, to the extent an equivalent benefit is not actually provided to the officer during such period; and

     4. solely with respect to the severance agreements, the lump sum cash payment of the sum of all amounts credited to the officer's book account under the Union Camp Supplemental Retirement Plan, plus the actuarial equivalent of the supplemental pension benefit, determined as a straight life annuity commencing at the greater of age 62 or the officer's age at the date of termination, accrued under the Supplemental Retirement Plan, plus, under the severance agreements, the amount due to the officer under the Union Camp Supplemental Retirement Income Plan for Executive Officers determined under the applicable lump sum provisions as if the officer had been credited with three additional years of age and service, but not beyond age 65 and 20 years of service, with the amount reduced to the extent necessary to prevent duplicative payment of benefits.

The severance benefits also include a gross-up payment to cover the imposition of any excise taxes imposed under Section 4999 of the federal tax code and any taxes on such gross-up payment. The severance arrangements further provide, however, that if payment to or for the benefit of the officer would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of such payments that are treated as "parachute payments" under Section 280G of the federal tax code, then the severance benefits will be reduced to the maximum amount that could be paid without giving rise to the excise tax, and no gross-up payment will be payable.

STOCK UNIT PLAN. After the effective time of the merger, the amounts payable to participants pursuant to Section 9(c) of Union Camp's Deferred Stock Unit Plan for Outside Directors shall be paid in International Paper common shares. The number of International Paper common shares payable to any participant in the Deferred Stock Unit Plan for Outside Directors shall be an amount equal to (A) the number of stock units credited to such participant's account under the Deferred Stock Unit Plan for Outside Directors immediately prior to the effective time of the merger multiplied by (B) the exchange ratio for the merger.

RESTRICTED STOCK PLAN. After the effective time of the merger, any amounts payable to participants pursuant to Article X of the Union Camp Restricted Stock Performance Plan shall be paid in International Paper common shares. The number of International Paper common shares payable shall be an amount equal to (A) the amount payable to such participant determined in accordance with Article X of the Union Camp Restricted Stock Performance Plan, divided by (B) the average International Paper share price which is used to determine the exchange ratio in the merger.

INDEMNIFICATION AND INSURANCE. Under the merger agreement, International Paper has agreed to, or cause Union Camp to,

     - indemnify and hold harmless present or former directors or officers of Union Camp or its subsidiaries for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the same extent such persons are indemnified and held harmless in Union Camp's articles of incorporation or bylaws as of the date of the merger agreement, and

     - provide, for a period of six years after the effective time of the merger, an insurance and indemnification policy that grants Union Camp's officers and directors in office immediately prior to the effective time of the merger coverage substantially equivalent to Union Camp's policy in effect as of the date of the merger agreement; provided, however, that in no event will expenditures in any one year for such coverage exceed 200% of the annual premiums currently paid by Union Camp; provided, further, that if the annual premiums for such coverage exceed such amount, then a policy providing the best available coverage not exceeding such amount will be provided.

See "Principal Provisions of The Merger Agreement -- Principal
Covenants -- Benefits Continuation" for a description of the benefits provided by the merger agreement for employees of Union Camp generally.

The following table shows the benefits that may become payable to the executive officers of Union Camp as a consequence of the merger. An executive officer's employment must be terminated to receive the dollar amounts listed. The accelerated vesting of the stock options and restricted stock shown will occur regardless of termination of employment. The amounts shown assume a merger date of April 1, 1999 and that the executive officer's employment is terminated on that date.

                                                          PRO-RATED                                 ACCELERATED
                                              PRO-RATED   RESTRICTED   CONTINUED    ACCELERATED       VESTING
                                 SEVERANCE     ANNUAL       STOCK       BENEFIT       VESTING      OF RESTRICTED
                                  BENEFIT       BONUS       BONUS      COVERAGE     OF OPTIONS         STOCK
                                -----------   ---------   ----------   ---------   -------------   -------------
                                                                                   (# OF SHARES)   (# OF SHARES)
W. Craig McClelland...........  $   694,278   $140,875     $ 78,000    $    872        84,600          6,779
  Chairman of the Board and
  Chief Executive Officer
Jerry H. Ballengee............    2,887,785     79,500       51,500      26,058        39,100          4,581
  President and Chief
  Operating Officer
Charles H. Greiner, Jr.* .....    2,150,657     48,125       33,300      22,400        17,000          2,546
  Executive Vice President
A. William Hamill.............    1,534,000     45,375       33,000      22,339        17,000          2,196
  Executive Vice President and
  Chief Financial Officer
John T. Heald, Jr. ...........    2,256,958     48,125       33,300      22,400        17,000          2,546
  Executive Vice President
John C. Albert................    1,666,291     32,125       25,700      20,871         8,000            930
  Senior Vice President
Susan M. Arseven*.............    1,017,900     26,325       23,400      20,410         7,500            428
  Senior Vice President and
  Chief Information Officer
Jerome N. Carter*.............    1,329,884     25,875       23,000      20,329         8,000            682
  Senior Vice President
Thomas G. Lambrix.............    1,445,654     25,775       22,900      20,309         7,500              0
  Senior Vice President
Willis J. Potts...............    1,716,450     33,250       26,600      21,053        13,500            959
  Senior Vice President
L.H. Puckett..................    1,376,968     27,275       24,250      20,581         9,000              0
  Senior Vice President
Dirk R. Soutendijk............    1,298,928     31,625       28,100      21,355         9,500          2,604
  Vice President, General
  Counsel and Secretary
        TOTAL.................  $19,375,753   $564,250     $403,050    $238,973       237,700         24,251
                                ===========   ========     ========    ========       =======         ======

There is uncertainty whether the options granted to employees of Union Camp in November 1998 will be subject to accelerated vesting due to pooling of interests accounting restrictions. If these options do vest upon the merger, the number of shares subject to options with accelerated vesting will be as follows: Mr. McClelland -- 172,600; Mr. Ballangee -- 80,151; Mr. Greiner -- 36,073; Mr. Hamill -- 36,073; Mr. Heald -- 36,073; Mr. Albert -- 16,000; Ms.
Arseven -- 15,000; Mr. Carter -- 16,200; Mr. Lambrix -- 16,500; Mr.
Potts -- 27,000; Mr. Puckett -- 18,000; Mr. Soutendijk -- 19,000; and 488,670
for the group as a whole.

* Effective upon the completion of the merger, Messrs. Greiner and Carter have been named Senior Vice Presidents of the combined company and Ms. Arseven will assume responsibility for Information Technology for merger integration of the combined company.

                  PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT

GENERAL

The merger agreement contemplates the merger of Maple Acquisition, Inc., a subsidiary of International Paper, with and into Union Camp, with Union Camp surviving the merger. The merger will become effective at the date and time that the certificate of merger is issued by the Virginia Commission in accordance with the articles of merger to be filed with the Virginia Commission and the Secretary of State of the State of Delaware. We anticipate that we will make these filings as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. Immediately after the merger becomes effective, we expect that Union Camp will be merged with and into International Paper, with International Paper surviving that merger. The merger agreement obligates International Paper to have the International Paper common shares to be issued in connection with the merger approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger. The following description of the merger agreement is only a summary and therefore is not complete. We encourage shareholders to refer to the complete text of the merger agreement, which we attach to this document as Annex A and incorporate by reference herein.

CONSIDERATION TO BE RECEIVED IN THE MERGER

At the effective time of the merger, each issued and outstanding Union Camp common share, together with the associated rights, which are described in detail under the heading "Comparison of Shareholder Rights -- Shareholder Rights Plan", will be converted into the right to receive a number of International Paper common shares equal to the exchange ratio for the merger. However, each Union Camp common share, together with the associated rights, owned by International Paper or any International Paper subsidiaries will be canceled and retired. Cash will be paid in lieu of any fractional International Paper common shares that would otherwise be issuable.

The exchange ratio is to be determined by dividing 71.00 by the average International Paper share price, which is to be calculated by averaging the last sales price per International Paper common share on ten randomly selected days out of the 20-trading day period ending on the fifth trading day preceding the effective time of the merger. However, if the average International Paper share price is less than $43.70, the exchange ratio will be 1.6247, and if the average International Paper share price is greater than $48.30, the exchange ratio will be 1.4700. One officer of each of International Paper and Union Camp or their designated appointees will perform this random selection in the presence of representatives from each company's independent accountants who will both certify the outcome of the selection.

EXCHANGE OF SHARES

Subject to the terms and conditions of the merger agreement, International Paper will deposit with an exchange agent designated by International Paper and reasonably acceptable to Union Camp, as needed, certificates representing the International Paper common shares issuable in exchange for the outstanding Union Camp common shares and will from time to time deposit cash in an amount required to be paid for fractional International Paper common shares and dividends and other distributions on the International Paper common shares. As promptly as practicable after the effective time of the merger, International Paper will send, or will cause the exchange agent to send, to each holder of record of Union Camp common shares a letter of transmittal and instructions. Thereafter, holders of Union Camp common shares may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for such share certificates, holders will receive International Paper common share certificates representing such number of shares as described under "-- Consideration to be Received in the Merger". Holders of unexchanged Union Camp common shares will not be entitled to receive any dividends or other distributions payable by International Paper with respect to those International Paper common shares represented by such unexchanged Union Camp certificates until the applicable Union Camp certificate is surrendered. Upon surrender, however, subject to applicable laws, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

International Paper will not issue fractional common shares to holders of Union Camp common shares. For each fractional share that would otherwise be issued, the exchange agent will pay the relevant holder an amount equal to the fractional part of an International Paper common share multiplied by the average International Paper share price used to determine the exchange ratio for the merger consideration.

PRINCIPAL REPRESENTATIONS AND WARRANTIES

The merger agreement contains a number of reciprocal representations and warranties of International Paper and Union Camp as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, capitalization, reports filed with the SEC, financial statements, undisclosed liabilities, litigation, material changes or events, compliance with laws, title to properties, tax matters, pooling matters, finder's fees, intellectual property, environmental matters, information supplied for use in this document and the required shareholder approvals. Representations and warranties made solely by Union Camp relate to the ownership of subsidiaries and particular employee benefits matters.

Many of these representations and warranties are qualified by material adverse effect, which, for purposes of the merger agreement, means with respect to International Paper or Union Camp, as the case may be, a material adverse effect on the financial condition, business or results of operations of either party and its subsidiaries, taken as a whole, other than any material adverse effects arising out of any change or development relating to:

     - U.S. or global economic or industry conditions;

     - changes in U.S. or global financial markets or conditions;

     - any generally applicable change in law, rule or regulation or U.S. generally accepted accounting principles or related interpretations; and/or

     - the announcement of the merger agreement or the transactions contemplated thereby.

None of the representations and warranties contained in the merger agreement will survive the effective time of the merger.

PRINCIPAL COVENANTS

CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the merger agreement, Union Camp has agreed that from the date of the merger agreement until its effectiveness, except as consented to by International Paper, which consent is not to be unreasonably withheld or delayed, Union Camp will, and will cause each Union Camp subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice and will use commercially reasonable efforts to:

     - preserve intact its present business organization;

     - maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Union Camp or any Union Camp subsidiary to carry on its business; and

     - preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it.

Without limiting the generality of the foregoing, except as consented to by International Paper, which consent is not to be unreasonably withheld or delayed, Union Camp will not, nor will it permit any Union Camp subsidiary to:

(a) amend Union Camp's articles of incorporation or bylaws;

(b) split, combine or reclassify any shares of capital stock of Union Camp or any less-than-wholly-owned Union Camp subsidiary or declare, set aside or pay any dividend or other distribution, in any form, in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Union Camp subsidiary, except

     - for regular quarterly cash dividends having customary record and payment dates, not in excess of $0.45 per Union Camp common share,

     - for regular dividends by less-than-wholly-owned Union Camp subsidiaries on a pro rata basis to the equity owners of those subsidiaries, or

     - pursuant to the existing terms of any Union Camp employee benefit plan;

(c)(1) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, except, in connection with the Union Camp employee benefit plans or benefit plans or arrangements existing on the date of the merger agreement and covering the members of Union Camp's board of directors,

        - the issuance of Union Camp common shares upon the exercise of stock options in accordance with their present terms, or

        - the granting of options to acquire Union Camp common shares in the ordinary course of business consistent with past practice,

   (2) amend in any material respect any material term of any outstanding security of Union Camp or any Union Camp subsidiary;

(d) other than in connection with transactions permitted by clause (e) below, incur any capital expenditures or any obligations or liabilities relating to any capital expenditures, except for those

     - contemplated by the capital expenditure budgets for Union Camp and the Union Camp subsidiaries made available to International Paper,

     - incurred in the ordinary course of business of Union Camp and its subsidiaries, or

     - not otherwise described under this subsection (d) which, in the aggregate, do not exceed $10 million;

(e) acquire, whether pursuant to merger, stock or asset purchase or otherwise, in one transaction or series of related transactions,

     - any assets, including any equity interests, having a fair market value in excess of $10 million, or

     - all or substantially all of the equity interests of any third party or any business or division of any third party having a fair market value in excess of $5 million;

(f) sell, lease, encumber or otherwise dispose of any assets, other than

     - sales in the ordinary course of business consistent with past practice,

     - equipment and property no longer used in the operation of Union Camp's business, and

     - assets related to discontinued operations of Union Camp or any Union Camp subsidiary;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Union Camp or any Union Camp subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice, which shall include, without limitation, borrowings under Union Camp's existing credit agreements and overnight borrowings;

(h)(1) enter into any agreement or arrangement that limits or otherwise restricts Union Camp, any Union Camp subsidiary or any of their respective affiliates or any successor thereto or that would, after the effective time of the merger, limit or restrict Union Camp, any Union Camp subsidiary, the surviving corporation, International Paper, any International Paper subsidiary or any of their respective affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of Union Camp and the Union Camp subsidiaries or the business of International Paper and the International Paper subsidiaries, assuming the merger had taken place, in either case taken as a whole, or

    (2) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of Union Camp or any Union Camp subsidiary or otherwise waive, release or assign any material rights, claims or benefits of Union Camp or any Union Camp subsidiary under any material contract, agreement or arrangement;

(i)(1) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits,

   (2) except as required by law or an existing agreement or Union Camp severance policy, grant any severance or termination pay to any director, officer or employee of Union Camp or any Union Camp subsidiary,

   (3) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing such plan, or

   (4) except as may be required by law, amend in any material respect any Union Camp employee benefit plan;

(j) change Union Camp's methods of accounting in effect at September 30, 1998, except as required by changes in U.S. generally accepted accounting principles or by Regulation S-X of the Securities Exchange Act of 1934, as concurred in by its independent accountants, or change Union Camp's fiscal year;

(k)(1) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of Union Camp and the Union Camp subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities

        - recognized or disclosed in the most recent consolidated financial statements, or the notes thereto, of Union Camp included in Union Camp's SEC filings or

        - incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or

   (2) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of Union Camp and the Union Camp subsidiaries, taken as a whole; or

(l) agree or commit to do any of the foregoing.

Pursuant to the merger agreement, International Paper has agreed that from the date of the merger agreement until its effectiveness, except as consented to by Union Camp, which consent is not to be unreasonably withheld or delayed, International Paper shall, and will cause each of the International Paper subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to:

     - preserve intact its present business organization;

     - maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for International Paper or any International Paper subsidiary to carry on its business; and

     - preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it.

Without limiting the generality of the foregoing, except as consented to by Union Camp, which consent is not to be unreasonably withheld or delayed, International Paper will not, nor will it permit any International Paper subsidiary to:

(a) make any amendment to the International Paper certificate of incorporation that changes any material term or provision of the International Paper common shares;

(b) make any material changes to Maple Acquisition's certificate of incorporation;

(c) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to International Paper's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, International Paper's capital stock;

(d) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any third party or any third party business or division, or otherwise acquire any assets, unless International Paper concludes in good faith that such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not

     - impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the merger or the expiration or termination of any applicable waiting period,

     - significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the merger or

     - significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

(e) agree, resolve or otherwise commit to do any of the foregoing.

NO SOLICITATION OF TRANSACTIONS.  Pursuant to the merger agreement:

(a) Union Camp has agreed that it will not, nor will it permit any Union Camp subsidiary to, nor will it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Union Camp or any Union Camp subsidiary, directly or indirectly, to:

     1. solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal, which is defined in the merger agreement to include an offer to acquire 15% or more of the assets or common shares of Union Camp or any significant subsidiary of Union Camp;

     2. participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any acquisition proposal;

     3. grant any waiver or release under any standstill or similar agreement with respect to any class of Union Camp's equity securities; or

     4. enter into any agreement with respect to any acquisition proposal, other than in the manner contemplated by clause (d) below.

However, Union Camp may take any action(s) described in the foregoing clauses 1, 2, 3 or 4, but only if

     - a bona fide written acquisition proposal is delivered that, in the reasonable judgment of Union Camp's board of directors, could be reasonably likely to lead to the delivery to Union Camp of a superior proposal, which is defined in the merger agreement to mean an acquisition proposal for at least a majority of Union Camp's common stock, which has been determined by Union Camp's board of directors, after consultation with an investment bank, to be more favorable to Union Camp shareholders from a financial point of view than the transaction proposed in the merger agreement, and

     - Union Camp's board of directors determines in good faith, on the basis of written advice from its outside legal counsel, that it is required to take such action(s) in order to comply with its fiduciary duties under applicable law.

Prior to Union Camp taking any such action(s), the third party must have entered into a confidentiality agreement with Union Camp on customary terms, and Union Camp must provide the notice required by clause (c) below. In addition, Union Camp may not enter into any agreement with respect to any third party acquisition proposal without first complying with clause (d) below.

(b) Unless Union Camp's board of directors has previously withdrawn, or is concurrently withdrawing, its recommendation of the merger in order to satisfy its fiduciary duties, as determined in good faith by a majority of its members on the basis of the written advice of its outside legal counsel, neither Union Camp's board of directors nor any board committee may recommend any third party acquisition proposal to Union Camp shareholders. Notwithstanding the foregoing, nothing contained in the merger agreement will prevent Union Camp's board of directors from complying with Rule 14e-2 under the Exchange Act with respect to any acquisition proposal or making any disclosure required by applicable law.

(c) Union Camp must notify International Paper within 24 hours after receipt by Union Camp or any Union Camp subsidiary, or any of their respective directors, officers, agents or advisors, of any acquisition proposal. Similarly, Union Camp will notify International Paper of any negotiations, discussions or contacts concerning, or any request for nonpublic information or for access to the properties, books or records of Union Camp or any Union Camp subsidiary or any request for a waiver or release under any standstill or similar agreement, by anyone that has made an acquisition proposal. Such notice to International Paper must be made orally and in writing and must indicate the identity of the offeror and the terms and conditions of such proposal, inquiry, contact or request. Union Camp must keep International Paper informed, on a reasonably current basis, of the status and details, including amendments or proposed amendments, of any such acquisition proposal or request and the status of any negotiations or discussions.

(d) Either International Paper or Union Camp may terminate the merger agreement if Union Camp's board of directors determines, pursuant to the terms of this covenant, to approve or recommend and to enter into an agreement concerning an acquisition proposal after concluding that such acquisition proposal constitutes a superior proposal. However, Union Camp may not exercise its right to terminate under this covenant, and may not enter into a binding written agreement with respect to such acquisition proposal, unless:

     1. Union Camp has provided to International Paper at least five business days' prior written notice that Union Camp's board of directors has authorized and intends to terminate the merger agreement pursuant to this covenant, specifying the material terms and conditions of such acquisition proposal and providing the most current version of the agreement relating thereto, if any;

     2. International Paper does not make, within five business days of receiving such notice, an offer such that a majority of Union Camp's board of directors determines that the foregoing acquisition proposal no longer constitutes a superior proposal to the transaction proposed herein or its fiduciary duties no longer require it to take such action(s); and

     3. on or prior to such termination, Union Camp has paid to International Paper the termination fee. Further details concerning the termination fee can be found under the subheading "-- Termination Fees Payable by Union Camp".

In connection with the foregoing, Union Camp agrees that it will:

     1. not enter into a binding agreement with respect to that acquisition proposal until at least the sixth business day after it has provided the notice to International Paper required by the merger agreement;

     2. negotiate in good faith with International Paper, and consider in good faith any offer made by International Paper during that period; and

     3. notify International Paper promptly if its intention to enter into such an agreement shall change at any time after such notification.

STANDSTILL AGREEMENT. International Paper has agreed that if the merger agreement is terminated, then, for two years after the date of such termination, neither International Paper, its successors, assigns nor its affiliates will:

(a) acquire, offer, propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of Union Camp or its affiliates or any direct rights or options to acquire, through purchase, exchange, conversion or otherwise, any assets or in excess of 1% of any class of securities of Union Camp or its affiliates;

(b) make, or in any way participate in, directly or indirectly, any solicitation of proxies, or seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of Union Camp;

(c) call, or in any way participate in a call for, any meeting of shareholders of Union Camp, or take any action with respect to shareholders acting by written consent;

(d) form, join or in any way participate in a group with respect to any voting securities of Union Camp; or

(e) otherwise act to control or influence, or seek to control or influence, Union Camp or the management, board of directors, policies or affairs of Union Camp, including, without limitation, by:

     - making any offer or proposal to acquire any securities or assets of Union Camp or any of its affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving Union Camp, its affiliates or any of their respective securities or assets;

     - seeking board representation or the removal of any directors or a change in the composition or size of Union Camp's board of directors;

     - making any request to amend or waive any provision of this covenant;

     - disclosing any intent, purpose, plan or proposal with respect to matters covered by this covenant or Union Camp, its affiliates or the boards of directors, management, policies or affairs or securities or assets of Union Camp or its affiliates that is inconsistent with this covenant, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this covenant, or take any action that could require Union Camp or any of its affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

     - assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing.

The standstill agreement will not bind International Paper if Union Camp does not pay any portion of the termination fee if and when due or if International Paper terminates the merger agreement as a result of a willful breach of the merger agreement by Union Camp. In addition, any obligations of International Paper under the standstill agreement will cease if:

     - Union Camp shall have entered into an agreement with respect to any transaction that constitutes an acquisition proposal for at least a majority of either the voting securities of Union Camp then outstanding or the assets of Union Camp and the Union Camp subsidiaries, taken as a whole; or

     - any person or group shall have commenced any tender or exchange offer that constitutes an acquisition proposal for at least a majority of the voting securities of Union Camp then outstanding, which offer is recommended by Union Camp's board of directors to the Union Camp shareholders.

INDEMNIFICATION AND INSURANCE. These matters are discussed above under the heading "Interests of Insiders in the Merger -- Interests of Union Camp Officers and Directors -- Indemnification and Insurance".

UNION CAMP STOCK OPTIONS. The merger agreement provides that at the effective time of the merger, each outstanding Union Camp option, regardless of the extent vested and exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Union Camp stock option, the same number of International Paper common shares as the holder of such Union Camp option would have been entitled to receive pursuant to the merger agreement had such holder exercised such Union Camp option in full immediately prior to the effective time of the merger, rounded up to the nearest whole number. The price per share, rounded down to the nearest whole cent, will equal:

     - the aggregate exercise price for the Union Camp common shares otherwise purchasable pursuant to such Union Camp option, divided by

     - the number of full International Paper common shares deemed purchasable pursuant to such Union Camp option in accordance with the foregoing.

BENEFITS CONTINUATION. For a period of one year following the effective time of the merger, International Paper has agreed in the merger agreement that it will provide, or will cause Union Camp to provide, for employees of Union Camp and its subsidiaries, salary and benefits under employee benefits plans that are, in the aggregate, no less favorable than those currently provided by Union Camp and the Union Camp subsidiaries to such employees.

For purposes of any employee benefit plan or arrangement maintained by International Paper, Union Camp or any International Paper subsidiary, International Paper will recognize service with Union Camp and the Union Camp subsidiaries and any predecessor entities and any other service credited by Union Camp under similar benefit plans for all purposes; provided, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by International Paper, Union Camp or an International Paper subsidiary may be reduced by amounts payable under similar Union Camp employee benefit plans with respect to the same period of service. Any benefits accrued by employees of Union Camp and its subsidiaries prior to the effective time of the merger under any defined benefit pension plan of Union Camp or any Union Camp subsidiary that employs a final average pay formula will be calculated based on the relevant employee's final average pay with International Paper, Union Camp or any International Paper subsidiary or other affiliate employing such employees. From and after the effective time of the merger, International Paper will, and will cause the International Paper subsidiaries to, waive any pre-existing condition limitations and credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the Union Camp employee benefit plans, and are incurred by employees of Union Camp and its subsidiaries and their beneficiaries during the portion of the calendar year prior to participation in the benefit plans provided by International Paper, Union Camp and the International Paper subsidiaries.

International Paper has also agreed to provide, and to cause Union Camp and the International Paper subsidiary to provide, at least 30 days' advance written notice of termination of employment of any employees or former employees of Union Camp or any Union Camp subsidiary.

Amounts payable to participants pursuant to Section 9(c) of the Union Camp Deferred Stock Unit Plan for Outside Directors shall be paid in International Paper common shares, and the number of International Paper common shares payable shall be an amount equal to:

     - the number of stock units credited to such participant's account under the Deferred Stock Unit Plan for Outside Directors immediately prior to the effective time of the merger, multiplied by

     - the exchange ratio in the merger.

Amounts payable to participants pursuant to Article X of the Union Camp Restricted Stock Performance Plan shall be paid in International Paper common shares. The number of International Paper common shares payable shall be an amount equal to:

     - the amount payable to such participant determined in accordance with
       Article X of the Union Camp Restricted Stock Performance Plan, divided by

     - the average International Paper share price, as used to calculate the exchange ratio in the merger.

Pursuant to the merger agreement, International Paper will honor, and will cause Union Camp and the International Paper subsidiaries to honor, in accordance with their terms, Union Camp's existing severance programs, and each existing Union Camp employment, change of control, severance and termination agreement between Union Camp or any Union Camp subsidiary, and any officer, director or employee of Union Camp or any Union Camp subsidiary.

OTHER COVENANTS. The merger agreement contains additional covenants, including covenants relating to preparation and distribution of this document, coordination of shareholders' meetings, access to information, mutual notification of particular events, public announcements and cooperation regarding filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties thereto to use its reasonable best efforts to effect the consummation of the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. Each party's obligation to consummate the merger is subject to the satisfaction of the following conditions:

(a) SHAREHOLDER APPROVALS.

     - Union Camp's shareholders having approved and adopted the merger and the merger agreement; and

     - International Paper's shareholders having approved both

        - an amendment to its certificate of incorporation, increasing the number of authorized International Paper common shares from 400,000,000 to 1,000,000,000, and

        - the issuance of International Paper common shares in the merger.

(b) LISTING OR QUOTATION OF STOCK. The International Paper common shares to be issued in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(c) NO GOVERNMENTAL RESTRAINTS. No governmental entity shall have issued any order, injunction or decree, or taken any other action, that permanently restrains, enjoins or otherwise prohibits the consummation of the merger.

(d) POOLING OF INTERESTS ACCOUNTING TREATMENT. International Paper shall have received a letter from Arthur Andersen LLP addressed to it, dated as of the effective time of the merger, stating that the merger should be treated as a "pooling of interests" in conformity with U.S. generally accepted accounting principles. Union Camp shall have received a letter from PricewaterhouseCoopers LLP addressed to it, dated as of the effective time of the merger, stating that Union Camp is a pooling candidate for purposes of the merger. Both of these letters may not be withdrawn or modified in any material respect.

ADDITIONAL CONDITION TO OBLIGATIONS OF INTERNATIONAL PAPER. The obligation of International Paper and Maple Acquisition to consummate the merger is subject to the satisfaction of the following additional condition, which may be waived in writing exclusively by International Paper:

(a)PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Union Camp shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger. The representations and warranties of Union Camp set forth in the merger agreement that are not qualified as to a material adverse effect shall have been true and correct when made and at and as of the time of the filing of the articles of merger, as if made at and as of such time, and all other representations and warranties of Union Camp shall have been true and correct when made and at and as of the time of filing of the articles of merger, as if made as of such time, except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have a Union Camp material adverse effect.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF UNION CAMP. The obligation of Union Camp to effect the merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Union Camp:

(a)PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. International Paper and Maple Acquisition each shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the time of the filing of the articles of merger. The representations and warranties of International Paper contained in the merger agreement that are not qualified by reference to a material adverse effect shall have been true and correct when made and at and as of the time of filing the articles of merger, as if made at and as of such time, and all other representations and warranties of International Paper shall have been true and correct when made and at and as of the time of the filing of the articles of merger, as if made at and as of such time, except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have an International Paper material adverse effect.

(b)TAX OPINION. Union Camp having received a written opinion from Sullivan & Cromwell, special counsel to Union Camp, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the federal tax code.

TERMINATION

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the International Paper shareholders or the Union Camp shareholders:

(a) by mutual written consent of International Paper and Union Camp;

(b) by either International Paper or Union Camp, if the merger has not been consummated by September 30, 1999; provided, however, that the right to terminate the merger agreement under this clause (b) will not be available to any party whose breach of any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before that date;

(c) by either International Paper or Union Camp, if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Union Camp, International Paper or Maple Acquisition from consummating the merger is entered and such judgment, injunction or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

(d) by either International Paper or Union Camp if,

     1. at the Union Camp special shareholders' meeting, including any adjournment or postponement, the requisite vote of the Union Camp shareholders in favor of the merger and the merger agreement is not obtained, or

     2. at the International Paper special shareholders' meeting, including any adjournment or postponement, the requisite vote of International Paper's shareholders is not obtained in favor of the International Paper proposals to amend the International

        Paper certificate of incorporation and to issue International Paper common stock in the merger;

(e) by Union Camp, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of International Paper or Maple Acquisition set forth in the merger agreement has occurred which would cause the conditions set forth in "-- Conditions to the Consummation of the Merger -- Additional Conditions to Obligations of Union Camp" not to be satisfied, and such conditions are incapable of being satisfied by September 30, 1999;

(f) by Union Camp, if International Paper's board of directors has amended, modified, withdrawn, conditioned or qualified in a manner adverse to Union Camp its recommendation of the International Paper proposals to amend the International Paper certificate of incorporation and to issue International Paper common stock in the merger;

(g) by International Paper, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Union Camp set forth in the merger agreement has occurred which would cause the conditions set forth under "-- Conditions to the Consummation of the Merger -- Additional Conditions to Obligations of International Paper" not to be satisfied, and such conditions are incapable of being satisfied by September 30, 1999;

(h) by International Paper, if Union Camp's board of directors has

     1. amended, modified, withdrawn, conditioned or qualified in a manner adverse to International Paper its recommendation of the merger and the merger agreement, and/or

     2. recommended any other acquisition proposal to the Union Camp shareholders;

(i) by International Paper, if Union Camp, any Union Camp subsidiary or any of their respective officers, directors, employees, advisors or other agents has willfully and materially breached the covenant described under "-- No Solicitation of Transactions"; or

(j) by International Paper or Union Camp, if Union Camp's board of directors shall have determined, in accordance with the requirements described under "-- No Solicitation of Transactions," to approve or recommend an acquisition proposal after concluding that such acquisition proposal constitutes a superior proposal and to enter into a binding agreement concerning such acquisition proposal. However, Union Camp may not exercise such right to terminate, and may not enter into a binding written agreement with respect to such acquisition proposal, unless

     1. Union Camp shall have provided to International Paper at least five business days' prior written notice that Union Camp's board of directors has authorized and intends to terminate the merger agreement, specifying the material terms and conditions of such acquisition proposal and providing the most current version of the agreement relating thereto, if any,

     2. International Paper does not make, within five business days of receiving such notice, an offer such that a majority of Union Camp's board of directors determines that the foregoing third party acquisition proposal no longer constitutes a superior proposal or its fiduciary duties no longer require it to take such action(s), and

     3. on or prior to such termination, Union Camp must have paid to International Paper a $150 million termination fee, plus up to $10 million in out-of-pocket expenses, which is more fully described under the subheading "-- Termination Fees Payable by Union Camp" below.

International Paper may exercise its right to terminate under these circumstances five business days after receiving the notice contemplated above. In connection with the foregoing, Union Camp agrees that it will

     1. not enter into a binding agreement with respect to such acquisition proposal until at least the sixth business day after it has provided the notice to International Paper required by the merger agreement,

     2. negotiate in good faith with International Paper, and consider in good faith any offer made by International Paper, during that period, and

     3. notify International Paper promptly if its intention to enter into such an agreement shall change at any time after such notification.

TERMINATION FEES PAYABLE BY INTERNATIONAL PAPER

If the merger agreement is terminated pursuant to paragraph (d)2. or (e), to the extent such breach is willful, under "-- Termination" above, International Paper will pay to Union Camp a termination fee of $150 million in cash within one business day after such termination plus out-of-pocket expenses not to exceed $10 million.

If the merger agreement is terminated pursuant to paragraph (f) under "-- Termination" above, International Paper will pay to Union Camp a termination fee of $75 million in cash within one business day after such termination plus out-of-pocket expenses not to exceed $10 million.

TERMINATION FEES PAYABLE BY UNION CAMP

If the merger agreement is terminated pursuant to paragraph (g), to the extent such breach is willful, (h)2., (i) or (j) under "-- Termination" above, Union Camp will pay to International Paper a termination fee of $150 million in cash within one business day after such termination plus out-of-pocket expenses not to exceed $10 million.

If the merger agreement is terminated pursuant to paragraph (d)1. under "-- Termination" above, and

     1. prior to the Union Camp special shareholders' meeting a third party shall have publicly announced an intention to make an acquisition proposal for Union Camp, and

     2. concurrently with or within 12 months after such termination, Union Camp enters into a merger or similar transaction involving the acquisition of a majority of Union Camp common stock with the party that had publicly announced such acquisition proposal, then Union Camp shall:

     A. pay to International Paper a $75 million termination fee within one business day of the entering into of any such agreement, plus International Paper's out-of-pocket expenses not to exceed $10 million; and

     B. within one business day of any consummation of the transaction contemplated by such agreement pay to International Paper a further $75 million termination fee.

If the merger agreement is terminated pursuant to paragraph (h)1. under "-- Termination" above, Union Camp shall pay to International Paper a $75 million termination fee plus International Paper's out-of-pocket expenses not to exceed $10 million, and if within 12 months after such termination Union Camp enters into an agreement for a merger or a similar transaction with a third party, which involves the acquisition of a majority of Union Camp common stock, then Union Camp shall pay to International Paper a further $75 million termination fee within one business day of the consummation of the transaction contemplated by such third party agreement.

EXPENSES

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable upon termination under "-- Termination Fees Payable by International Paper" and "-- Termination Fees Payable by Union Camp", will be paid by the party incurring such expenses, whether or not the merger is consummated.

                           THE SHAREHOLDERS' MEETINGS

This document is furnished in connection with the solicitation of proxies from the holders of International Paper common shares by International Paper's board of directors for use at the International Paper special shareholders' meeting and from the holders of Union Camp common shares by Union Camp's board of directors for use at the Union Camp special shareholders' meeting. This document and accompanying form of proxy are first being mailed to the respective International Paper shareholders and Union Camp shareholders on or about March 31, 1999.

TIMES AND PLACES; PURPOSES

The International Paper special shareholders' meeting will be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, Eighth Floor, New York, New York on April 30, 1999, starting at 9:00 a.m., local time. At the International Paper special shareholders' meeting, the International Paper shareholders will be asked to consider and vote upon the International Paper proposals to amend the International Paper certificate of incorporation and to issue International Paper common shares in the merger.

The Union Camp special shareholders' meeting will be held at The Union League Club, 38 East 37th Street, New York, New York on April 30, 1999, starting at 10:30 a.m., local time. At the Union Camp special shareholders' meeting, the Union Camp shareholders will be asked to consider and vote upon the merger and the merger agreement.

Representatives of Arthur Andersen LLP are expected to be present at the International Paper special shareholders' meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Union Camp special shareholders' meeting, where they will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

INTERNATIONAL PAPER. International Paper's board of directors has fixed the close of business on March 18, 1999 as the record date for International Paper shareholders entitled to notice of and to vote at the International Paper special shareholders' meeting.

The only outstanding voting securities of International Paper are the International Paper common shares. Only holders of record of International Paper common shares on the International Paper record date are entitled to notice of and to vote at the International Paper special shareholders' meeting. Each holder of record, as of the International Paper record date, of International Paper common shares is entitled to cast one vote per share on each of the International Paper proposals.

On the International Paper record date, there were approximately 306,851,559 International Paper common shares outstanding and entitled to vote at the International Paper special shareholders' meeting, held by approximately 30,570 International Paper shareholders of record.

The favorable vote of a majority of the International Paper common shares present and voting is required to approve the share issuance proposal. The favorable vote of a majority of all outstanding shares on the International Paper record date entitled to vote at the International Paper special shareholders' meeting is required to approve the certificate of incorporation amendment proposal.

On the International Paper record date, the directors and executive officers of International Paper and their affiliates beneficially owned and were entitled to vote approximately 1,790,726 International Paper common shares, or less than one percent of the International Paper common shares outstanding on the International Paper record date.

UNION CAMP. Union Camp's board of directors has fixed the close of business on February 23, 1999 as the record date for Union Camp shareholders entitled to notice of and to vote at the Union Camp special shareholders' meeting.

Currently, the only outstanding voting securities of Union Camp are the Union Camp common shares. Only holders of record of Union Camp common shares on the Union Camp record date are entitled to vote at the Union Camp special shareholders' meeting, and only holders of record of Union Camp common shares on the Union Camp record date are entitled to notice of the Union Camp special shareholders' meeting. Each holder of record, as of the Union Camp record date, of Union Camp common shares is entitled to cast one vote per share on the merger agreement proposal.

On the Union Camp record date, there were approximately 69,781,473 Union Camp common shares outstanding and entitled to vote at the Union Camp special shareholders' meeting, held by approximately 6,912 Union Camp shareholders of record.

The favorable vote of more than two-thirds of the Union Camp common shares outstanding on the Union Camp record date is required to approve the merger and the merger agreement.

On the Union Camp record date, the directors and executive officers of Union Camp and their affiliates beneficially owned and were entitled to vote 179,728 Union Camp common shares, or less than one percent of the Union Camp common shares outstanding on the Union Camp record date.

VOTING OF PROXIES

All International Paper common shares and Union Camp common shares represented by proxies properly received prior to or at the International Paper special shareholders' meeting or Union Camp special shareholders' meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If shareholders do not indicate any instructions on a properly executed and returned proxy, that proxy will be voted FOR the proposals required for the approval of the merger.

If any other matters are properly presented at the International Paper special shareholders' meeting, in the case of the International Paper shareholders for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the International Paper special shareholders' meeting or the Union Camp special shareholders' meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against any of the proposals related to the approval of the merger in favor of the adjournment proposal. Neither International Paper nor Union Camp is aware of any matters expected to be presented at its respective shareholders' meeting other than as described in its respective notice of special shareholders' meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     1. filing, including by telegram or telecopy, with the Secretary of International Paper or the Secretary of Union Camp, as the case may be, before taking the vote at the relevant shareholders' meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares;

     2. voting by telephone before taking the vote at the International Paper special shareholders' meeting or the Union Camp special shareholders' meeting, as the case may be, which will serve to revoke any prior telephone vote; or

     3. attending the relevant shareholders' meeting and voting in person.

In order to vote in person at either the International Paper special shareholders' meeting or the Union Camp special shareholders' meeting, International Paper shareholders and Union Camp shareholders must attend the relevant shareholders' meeting and cast their votes in accordance with the voting procedures established for the shareholders' meeting. Attendance at a shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable shareholders' meeting as follows:

     - in the case of International Paper shareholders, to International Paper Company, Two Manhattanville Road, Purchase, New York 10577, Telecopy:
       (914) 397-1505, Attention: Secretary; and

     - in the case of Union Camp shareholders, to Union Camp Corporation, 1600 Valley Road, Wayne, New Jersey 07470, Telecopy: (973) 628-2640,
       Attention: Secretary.

International Paper shareholders who require assistance in changing or revoking a proxy should contact Georgeson & Co. Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions". Union Camp shareholders who require assistance in changing or revoking a proxy should contact MacKenzie Partners, Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions".

Abstentions may be specified on each of the proposals required for approval of the merger. Since the favorable vote of holders of more than two-thirds of the Union Camp common shares on Union Camp's merger agreement proposal and the majority of all shares of International Paper's capital stock entitled to vote at the International Paper special shareholders' meeting on the proposal to amend the International Paper certificate of incorporation is in each case required to approve that proposal, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against that proposal. In addition, the failure of a Union Camp shareholder in connection with Union Camp's merger agreement proposal, or an International Paper shareholder in connection with the proposal to amend the International Paper certificate of incorporation, to return a proxy will have the effect of a vote against that proposal. Further, as the merger cannot occur unless the International Paper shareholders adopt both of the International Paper merger proposals, any vote that counts as a vote against the proposal to amend the International Paper certificate of incorporation has the effect of a vote against the proposal to issue International Paper common shares in the merger.

Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on some "routine" proposals when they have not received instructions from beneficial owners. Under New York Stock Exchange rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as International Paper's and Union Camp's merger proposals and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of such proposals (i.e., " broker non-votes"). Since the affirmative votes described above are required for approval of the proposal to amend International Paper's certificate of incorporation and Union Camp's merger agreement proposal, a "broker non-vote" with respect to any such proposal will have the effect of a vote against such proposal.

It is the policy of both International Paper and Union Camp to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

The cost of solicitation of proxies will be paid by International Paper for International Paper proxies and by Union Camp for Union Camp proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and International Paper or Union Camp, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. International Paper has retained Georgeson & Co. Inc. and Union Camp has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Each such firm will receive customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at its shareholders' meeting, International Paper or Union Camp may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge shareholders to vote proxies without delay.

Union Camp shareholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing Union Camp common shares will be mailed by International Paper to former Union Camp shareholders as soon as practicable after the consummation of the merger.

      INTERNATIONAL PAPER CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL

At the International Paper special shareholders' meeting, International Paper will ask its shareholders to approve the certificate of incorporation amendment proposal, as required under the terms of the merger agreement.

International Paper's authorized capital stock includes 400,000,000 International Paper common shares. At March 18, 1999, there were outstanding:

     - 306,851,559 International Paper common shares; and

     - employee stock options to purchase an aggregate of approximately 12,837,150 International Paper common shares.

In addition, on that date, approximately 8,332,000 International Paper common shares were reserved for issuance upon the conversion of the 5 1/4% convertible preferred securities issued by International Paper Capital Trust. Additionally, up to 120,817,082 International Paper common shares will be required to be authorized for issuance in connection with the merger. The issuance of this number of International Paper common shares would, absent an amendment, violate the International Paper certificate of incorporation because the number of International Paper common shares outstanding would exceed the number that had been authorized. Therefore, in order to consummate the merger, the International Paper shareholders must approve an amendment to the International Paper certificate of incorporation, increasing the number of authorized International Paper common shares.

In addition, International Paper's board of directors believes that it is desirable to have available additional authorized International Paper common shares for future stock dividends, employee benefit plans, financings, acquisitions, stock splits or dividends or other corporate purposes. International Paper's board of directors therefore requests that the International Paper shareholders approve the certificate of incorporation amendment proposal for a total number of 1,000,000,000 authorized International Paper common shares after effectiveness of the amendment of the International Paper certificate of incorporation. Other than as required by the merger agreement or in connection with its employee benefit plans, International Paper has no present plan to issue the additional International Paper common shares to be authorized. International Paper's board of directors would have the sole discretion to issue the additional International Paper common shares from time to time for any corporate purpose without further action by International Paper shareholders, except as may be required by New York Stock Exchange rules, and without first offering such shares to International Paper shareholders.

If International Paper were to issue additional shares, it could have a dilutive effect on International Paper's per share earnings and on each International Paper shareholder's voting power in International Paper, unless the International Paper shareholder were to purchase additional shares to keep the same level of ownership. There are no preemptive rights available to International Paper shareholders in connection with the issuance of International Paper common shares.

Although the proposed increase in authorized International Paper common shares is not prompted by a belief that additional takeover defenses are needed, the additional authorized, but unissued, International Paper common shares could be viewed as having an anti-takeover effect. Some provisions of the International Paper certificate of incorporation, the International Paper bylaws and state law also may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that an International Paper shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by International Paper shareholders. Further details of relevant anti-takeover measures can be found under the headings "Comparison of Shareholder
Rights -- Shareholder Rights Plan" and "Comparison of Shareholder
Rights -- State Anti-Takeover Laws" below.

If approved, the proposal to amend International Paper's certificate of incorporation would become effective immediately prior to the consummation of the merger. Approval of this proposal is a condition to the parties' obligation to consummate the merger. We describe this in more detail under the heading "Principal Provisions of The Merger Agreement -- Conditions to the Consummation of the Merger -- Shareholder Approvals".

International Paper's board of directors unanimously recommends that the International Paper shareholders vote FOR the proposal to amend International Paper's certificate of incorporation.

                        COMPARISON OF SHAREHOLDER RIGHTS

Set forth on the following pages is a summary comparison of material differences between the rights of an International Paper shareholder under the current International Paper certificate of incorporation and bylaws (left column) and the rights of a Union Camp shareholder under the current Union Camp articles of incorporation and bylaws (right column). A summary by its nature is not complete. We encourage shareholders to refer to the relevant portions of the International Paper certificate of incorporation and the bylaws, the Union Camp articles of incorporation and bylaws, incorporated in this document by reference, and the relevant provisions of New York and Virginia law.

                              INTERNATIONAL PAPER

                                   UNION CAMP

                                    GENERAL

- International Paper is a New York corporation   - Union Camp is a Virginia corporation subject
  subject to the provisions of the New York         to the provisions of the Virginia Stock
  Business Corporation Law.                         Corporation Act.
- The rights of International Paper shareholders  - The rights of Union Camp shareholders are
  are governed by International Paper's             governed by Union Camp's articles of
  certificate of incorporation and bylaws, in       incorporation and bylaws, in addition to
  addition to New York law.                         Virginia law.
                                                  - Union Camp shareholders will, upon
                                                    consummation of the merger, become
                                                    International Paper shareholders.

                               AUTHORIZED CAPITAL

- The authorized capital stock of International   - The authorized capital stock of Union Camp
  Paper consists of:                                consists of:
  - 400,000,000 International Paper common        - 125,000,000 Union Camp common shares, with a
  shares;                                           par value of $1.00 per share; and
  - 400,000 shares of cumulative $1.00 preferred  - 1,000,000 shares of preferred stock, with a
    stock, without par value; and                   par value of $1.00 per share, of which 125,000
                                                      shares are designated as Series A Junior
  - 8,750,000 shares of serial preferred stock,       Participating Preferred Stock.
    $1.00 par value per share.

                        AMENDMENT OF GOVERNING DOCUMENTS

                                    CHARTER

- Except for the matters specified in the next    - The following is required to amend the Union
  bullet point, to amend the International Paper    Camp articles of incorporation:
  certificate of incorporation, the following is
    required: (1) an authorization by the board;    - an authorization of the Union Camp board,
    followed by (2) a vote of the majority of         followed by the approval of at least
    all outstanding voting shares.                    two-thirds of the Union Camp common shares
                                                      for an amendment to the article of the Union
- An authorization by the board followed by the       Camp articles of incorporation providing for
  approval of at least 80% of the voting shares     a classified Union Camp board of directors,
  is required for an amendment to the               establishing criteria for removing directors,
  International Paper certificate of                and granting the Union Camp board of directors
  incorporation providing for any of the            the powers to manage Union Camp and to make
  following:                                        and amend the Union Camp bylaws;
  - the classification of the board of            - an authorization of the Union Camp board,
    directors;                                        followed by the approval of more than
                                                      two-thirds of the Union Camp common shares
  - the establishment of criteria for the             for an amendment to the Union Camp articles
    removal of directors;                             of incorporation that changes the more than
                                                      two-thirds vote required by Virginia law to
  - an increase or decrease in the size of the        approve a merger, statutory share exchange,
    board of directors; or                            sale of substantially all of the assets of
                                                      Union Camp or the dissolution of Union Camp;
  - the indemnification of directors.                 and
                                                  - an authorization by the Union Camp board of
                                                    directors, followed by the approval of a
                                                    majority of the Union Camp common shares, or a
                                                    greater vote if required by Virginia law or
                                                    the Union Camp articles of incorporation, for
                                                    all other amendments to the Union Camp
                                                    articles of incorporation.

                                     BYLAWS

- The International Paper bylaws may be amended,  - The Union Camp bylaws may be amended by:
  adopted or repealed by:
                                                  - a majority of the shareholders present and
  - a majority vote of the shareholders present     voting; or
  and voting; or
                                                  - the board of directors if the amendment is
  - a majority vote of the board of directors.      approved by a majority of a quorum of the
                                                    directors, unless the bylaw was adopted by
- Any bylaw adopted by the board of directors       shareholders and the bylaw expressly stated
  without shareholder approval may be amended or    that it could not be amended, altered or
  repealed by a majority vote of the                repealed by the Union Camp board of directors.
  shareholders.

                                   DIRECTORS

                                     NUMBER

- The number of directors must be no less than 9  - The number of directors must be no less than 3
  and no more than 18, with the actual number to    and no more than 15 directors, with the actual
  be determined by the board of directors.          number to be set forth in the bylaws.
- The current number of directors is 12.          - The current number of directors is 10,
                                                    although the bylaws provide for 11.

                                 CLASSIFICATION

- The International Paper board of directors is   - The Union Camp board of directors is divided
  divided into three classes, with one class        into three classes, each as nearly equal in
  being elected annually to a three-year term.      number as possible, with one class being
                                                    elected annually to a three-year term.

                                  NOMINATIONS

- Any nomination for director made by a           - Any nomination for director made by a
  shareholder must be made in writing to the        shareholder must be made in writing to the
  secretary of International Paper at least 90      secretary of Union Camp at least 90 days prior
  and not more than 120 days prior to any           to the anniversary date of the immediately
  shareholder meeting called for the purpose of     preceding annual meeting, with the date of
  electing directors.                               required notice being adjusted if the meeting
                                                    is not held within 30 days of the anniversary
- A shareholder's nomination for director must      date.
  include:
                                                  - A shareholder's nomination for director must
  - the name and address of the shareholder, the      include:
    number of shares beneficially owned by the
    shareholder, and a representation that the      - the name and address of the shareholder, the
    shareholder intends to appear in person or        number of shares owned of record and
    by proxy at the annual meeting to make the        beneficially by the shareholder and a
    nomination;                                       representation that the shareholder is a
                                                      holder of record of stock of Union Camp
  - a description of all arrangements or              entitled to vote at the annual meeting and
    understandings between the shareholder            intends to

    and each nominee and any other persons            appear and bring the nomination before the
    relating to the nomination; and                   meeting;
  - any other information about the shareholder   - the name, age business and residence addresses
  that would be required to be disclosed in a       and principal occupation of the shareholder's
  proxy statement or other filing required to be    nominee;
  made in connection with proxy solicitations
  for election of directors.                      - the written consent of the nominee to serve as
                                                    director if elected;
- as to any nominee who is not an incumbent
  director;                                       - the class and number of shares of Union Camp
                                                    stock owned of record and beneficially by the
  - the name, age, principal occupation and the     nominee;
  business and residential addresses of the
  nominee;                                        - a description of any arrangement or
                                                    understanding between the nominee, the
  - the number of shares of International Paper     shareholder and any other persons relating to
    stock beneficially owned by the nominee;          the proposed nomination;
  - the written consent of the nominee to serve   - any material interest of the shareholder in
  as director if elected; and                       the nomination; and
  - any other information about the nominee that  - any other information regarding the nominee
    must be disclosed in proxy solicitations.       that would be required to be included in a
                                                      proxy statement filed pursuant to the proxy
                                                      rules of the SEC, had the person been
                                                      nominated by the Union Camp board of
                                                      directors.

                                    REMOVAL

- Directors may be removed for cause, and only    - Any director may be removed for cause, and
  for cause, with the approval of at least 80%      only for cause, with the approval of a
  of the outstanding shares entitled to vote.       majority of the Union Camp common shares
                                                    entitled to be voted on the matter.

                                   VACANCIES

- Any vacancy which occurs during the year or     - A vacancy occurring on the Union Camp board of
  which occurs as a result of an increase in the    directors, including a vacancy resulting from
  size of the International Paper board of          an increase in the number of directors by not
  directors may be filled by a vote of the board    more than 30% of the number of directors last
  of directors, provided that a quorum is           elected by the shareholders, may be filled by
  present. If there is less than a quorum in        the affirmative vote of a majority of the
  office, the vacancy may be filled by a            remaining Union Camp directors, even if less
  majority vote of the directors then in office,    than a quorum. Directors chosen in this manner
  or by a sole remaining director.                                                  shall remain
                                                                                    in office
                                                                                    until the next
                                                                                    annual meeting
                                                                                    of
                                                                                    shareholders
                                                                                    at which
                                                                                    directors are
                                                                                    elected. No
                                                                                    decrease in
                                                                                    the number of
                                                                                    directors
                                                                                    constituting
                                                                                    the Union Camp
                                                                                    board of
                                                                                    directors may
                                                                                    shorten the
                                                                                    term of any
                                                                                    incumbent
                                                                                    director.

                                FIDUCIARY DUTIES

- Under New York law, a director must perform     - the potential effects upon the corporation's
  his duties in good faith and with the degree      ability to provide goods, services, employment
  of care that an ordinarily prudent person in a    opportunities and employment benefits and
  similar position would use under comparable       otherwise contribute to the communities in
  circumstances.                                    which it does business.
- A director may rely upon information,           - Under Virginia law, a director shall discharge
  opinions, reports or statements, including        his duties as a director in accordance with
  financial statements and other financial data,    his good faith business judgment of the best
  when they are prepared or presented by:           interests of the corporation. A director is
                                                    not liable for any action taken as a director,
  - one or more officers or employees of the          or any failure to take any action, if he
    corporation or of any other corporation of        performed the duties of his office in
    which at least 50% of the outstanding shares      compliance with the standards of conduct for
    of voting stock is directly or indirectly         directors prescribed by Virginia law.
    owned by the corporation, so long as the
    director believes that the officers or        - Unless he has knowledge or information
  employees are reliable and competent in the       concerning the matter in question that makes
  matters presented;                                reliance unwarranted, a director is entitled
                                                      to rely on information, opinions, reports or
  - counsel, public accountants or other persons      statements, including financial statements
    as to matters which the director believes to      and other financial data, if prepared or
    be within such person's professional or           presented by:
    expert competence; or
                                                      - one or more officers or employees of the
  - a committee of the board of directors upon          corporation whom the director believes, in
      which he does not serve, duly designated          good faith, to be reliable and competent
      in accordance with the certificate of             in the matters presented;
      incorporation or the bylaws, as to matters
      within its designated authority, so long    - legal counsel, public accountants, or other
  as he relies in good faith and does not have      persons as to matters the director believes,
  knowledge that would cause his reliance to be     in good faith, are within the person's
  unwarranted.                                      professional or expert competence; or
- In taking action that involves or relates to a  - a committee of the board of directors of which
  change or potential change of control of the      he is not a member if the director believes,
  corporation, a director may consider a number     in good faith, that the committee merits
  of factors, including the following:              confidence.
  - both the long and short-term interests of     - The duties of a director weighing a change of
  the corporation and its shareholders;             control situation are not any different, nor
                                                      is the standard of care any higher, than
  - the potential effects upon the prospects for      otherwise provided under Virginia law. In
    potential growth, development, productivity       such a situation, a director may consider
    and profitability of the corporation;             the possibility that the best interests of
                                                      the corporation are best served by its
  - the potential effects upon the corporation's      continued independence.
    current employees, retired employees and
    other beneficiaries receiving or entitled to
    receive retirement, welfare or similar
    benefits;
  - the potential effects upon the corporation's
    customers and creditors; and

                            LIMITATION ON LIABILITY

- As permitted by New York law, the               - Under Virginia law, the liability of a
  International Paper certificate of                director or an officer in a proceeding brought
  incorporation contains a provision that           by or in the right of the corporation or by or
  eliminates the personal liability of directors    on behalf of shareholders of the corporation
  to the corporation or to its shareholders for     may not in any event exceed the greater of
  damages for breaches of duty, except where a      $100,000 or the amount of cash compensation
  judgment or other final adjudication              received by the director from the corporation
  establishes that the director's acts or           during the twelve months preceding the act or
  omissions:                                        omission for which liability was imposed,
                                                    except when the director or officer engaged in
  - were in bad faith;                                willful misconduct or a knowing violation of
                                                      the criminal law or any federal or state
  - involved intentional misconduct or a knowing      securities law, including, without
    violation of the law;                             limitation, any claim of unlawful insider
                                                      trading or manipulation of the market for
  - involved financial profit or some other           any security. Although Virginia law allows a
    advantage to which the director was not           corporation to further limit or eliminate
    legally entitled; or                              the liability of directors and officers in
                                                      the articles of incorporation or bylaws
  - resulted in a violation of a statute              adopted by shareholders, neither Union
    prohibiting particular dividend                   Camp's articles of incorporation nor its
    declarations, particular payments to              bylaws includes such an exculpation
    shareholders after dissolution, and             provision.
    particular types of loans.
- This provision does not affect the liability
  of a director for acts that occurred before
  the provision was adopted.

                                INDEMNIFICATION

- The International Paper bylaws provide that     - were committed in bad faith and were material
  the corporation shall indemnify its officers      to the cause of action;
  and directors for any liability incurred in
  their official capacity to the maximum extent   - were the result of active and deliberate
  permissible under New York law.                   dishonesty and were material to the cause of
                                                    action; or
- Under New York law, a corporation may
  indemnify any person made, or threatened to be  - resulted in a gain of financial profit or
  made, a party to any action or proceeding by      other advantage to which he was not legally
  reason of his position in the corporation.        entitled.
  This excludes shareholder derivative suits. In
  order to be indemnified, the director or        - Under the International Paper certificate of
  officer must have acted:                          incorporation, any indemnification made
                                                    pursuant to New York law may be made only if
  - in good faith;                                  authorized in the specific case and only after
                                                    a finding that the director or officer met the
  - for a purpose which he reasonably believed      requisite standard of conduct. The finding is
      to be in the best interests of the            to be made by:
      corporation; and
                                                      - the disinterested directors if a quorum is
  - with no reasonable cause to believe that his        available; or
    conduct was unlawful.
                                                  - if a quorum of disinterested directors is not
- In the case of shareholder derivative suits,        available, by the shareholders or by the
  the corporation may also indemnify if the           board of directors upon the written opinion
  director or officer acted pursuant to the         of legal counsel.
  requirements above. Unless a court finds that
  an individual is fairly and reasonably          The International Paper certificate of
  entitled to indemnity for his portion of the    incorporation makes an exception for an
  settlement amount and expenses, the             individual who successfully defends against a
  corporation cannot indemnify in the case of     civil or criminal action or proceeding and who
  shareholder derivative suits when there is:     fulfills the relevant requirements stated above
                                                  will be entitled to indemnification.
  - a threatened action, or a pending action
    which is settled or otherwise disposed of;    - Union Camp is required by its bylaws to
    or                                              indemnify a director or officer of Union Camp
                                                    who is or was made a party to any proceeding
  - any claim, issue or matter as to which the        by reason of the fact that he is or was such
    individual has been found liable to the           a director or officer or is or was serving
    corporation.                                      any other corporation, partnership, joint
                                                      venture, trust, employee benefit plan or
- The indemnification under New York law              other enterprise, at the request of Union
    described above is not exclusive of other         Camp if:
    rights of indemnification which a director
    or officer may be granted by a corporation      - he believed, in the case of conduct in his
    in its certificate of incorporation or            official capacity, that his conduct was in
    bylaws, or by a shareholder or director           the best interests of the corporation, and
    resolution, or by an agreement. Such rights       in all other cases that his conduct was at
    are valid so long as indemnification is not       least not opposed to the corporation's best
    granted where a judgment or other final           interests and, in the case of any criminal
    adjudication adverse to the director or           proceeding, he had no reasonable cause to
    officer establishes that his acts:                believe his conduct was unlawful;

      - in connection with a proceeding by or in  - Furthermore, the Union Camp bylaws provide
  the right of Union Camp, he was not adjudged      that each director and officer of Union Camp
  liable to Union Camp; and                         shall be indemnified against all costs and
                                                    expenses reasonably incurred by or imposed
    - in connection with any proceeding charging    upon him in connection with or resulting from
      improper benefit to him, whether or not           any action, suit or proceeding to which he
      involving action in his official capacity,        may be made a party by reason of his being
      he was not adjudged liable on the basis           or having been a director or officer of
      that personal benefit was improperly              Union Camp, whether or not he continues to
      received by him.                                  be a director or officer at the time of
                                                        incurring such cost or expense, except in
                                                        relation to matters as to which a recovery
                                                        shall be had against him by reason of his
                                                        having been finally adjudged in such
                                                        action, suit or proceeding to have been
                                                        derelict in the performance of his duty as
                                                        a director or officer.

                            INTERESTED TRANSACTIONS

- Under New York law, no contract or transaction  - Virginia law provides that a transaction in
  that is:                                          which the director has a direct or indirect
                                                    personal interest is not voidable by the
  - between a corporation and one or more of its      corporation solely because of the director's
    directors;                                        interest in the transaction if:
  - between a corporation and another entity in   (1) the material facts of the transaction and
    which one or more of the corporation's            the director's interest were disclosed or
    directors are directors or officers; or           known to the board of directors, or any
                                                      board committee, and the board, or the
  - between a corporation and another entity in       committee, authorized, approved or ratified
    which one or more of the corporation's            the transaction;
    directors has a material financial interest
                                                  (2) the material facts of the transaction and
is void or voidable because of the relationship       the director's interest were disclosed to
or interest if one or more of the following is        the shareholders entitled to vote and they
true:                                                 authorized, approved or ratified the
                                                      transaction; or
  - if the material facts of the transaction and
    the director's interest are disclosed to or   (3) the transaction was fair to the corporation.
  known by the board of directors or a committee  - For purposes of clause (1) above, a conflict
  of the board and the board or the committee       of interests transaction is authorized,
  authorizes, approves or ratifies the              approved or ratified if it receives the
  transaction by an affirmative vote of the         affirmative vote of a majority of, but not
  majority of the disinterested directors;          less than two, directors or committee members
                                                    who have no direct or indirect personal
  - if the material facts of the transaction and    interest in the transaction and a quorum is
    the director's interest are disclosed or          deemed present solely for this purpose. The
    known to the voting shareholders and they         presence of, or a vote cast by, a director
    authorize, approve or ratify the                  with a direct or indirect personal interest
    transaction; or                                   does not affect the validity of any action

  - if the transaction is fair to the                 taken under clause (1) above if the
    corporation.                                      transaction is otherwise authorized,
                                                      approved or ratified pursuant to that
- The International Paper certificate of            clause.
  incorporation provides that no contract or
  transaction entered into by the corporation is  - For purposes of clause (2) above, a conflict
  affected by the fact that a director of           of interests transaction is authorized,
  International Paper is himself a party, or is     approved, or ratified if it receives the
  in any way interested in or connected to any      affirmative vote of a majority of the shares,
  party to the transaction. This is true so long    other than shares owned by or voted under the
  as the contract or transaction is approved by     control of the conflicted director or an
  a majority of the directors present at the        entity through which the director's conflict
  meeting, without counting the vote of any         of interest exists, entitled to vote on the
  interested director.                              transaction.

                      SHAREHOLDERS

                        ANNUAL MEETINGS OF SHAREHOLDERS

- The annual meeting of stockholders must be      - The annual meeting of shareholders must be
  held on a date and at a place fixed by the        held on the last Tuesday of each April, or the
  International Paper board of directors.           next business day if a legal holiday, or on
                                                    some other date as determined in advance by
                                                    the Union Camp board of directors.

                        SPECIAL MEETINGS OF SHAREHOLDERS

- Special meetings may be called at any time and  - Special meetings of the Union Camp
  for any purpose by:                               shareholders for any purpose(s) may be called
                                                    at any time by:
  - the chairman of the International Paper
    board of directors;                             - the chairman of the Union Camp board of
                                                      directors;
  - International Paper's president; or
                                                  - Union Camp's president; or
  - a majority of the International Paper board
    of directors.                                 - a majority of the Union Camp board of
                                                    directors.

              SHAREHOLDER INSPECTION RIGHTS AND SHAREHOLDER LISTS

- Under New York law, a shareholder has the       - Under Virginia law, a shareholder is entitled
  right to examine and/or copy minutes from         to inspect and copy specified books and
  shareholder meetings and shareholder records,     records, including the articles of
  so long as the shareholder:                       incorporation and bylaws of the corporation,
                                                    if he gives the corporation written notice of
  - has been an International Paper shareholder     his demand at least five business days before
    of record for at least six months;                the date on which he wishes to inspect and
                                                      copy.
  - is a holder of at least five percent of any
    class of outstanding shares; or               - Additionally, Virginia law entitles a
                                                      shareholder to inspect and copy specified
  - has been authorized in writing by the             other books and records, including a list of
    holders of at least five percent of any           shareholders, minutes of any meeting of the
                                                      board of directors, or any committee

    class of outstanding shares.                      of the board, and accounting records of the
                                                      corporation, if:
- The requesting shareholder must:
                                                  - the shareholder has been a shareholder of
  - submit a written demand at least five days        record for at least six months immediately
    prior to the proposed date of examination;        preceding his written demand or is the
    and                                               holder of at least 5% of the corporation's
                                                      outstanding shares;
  - furnish an affidavit stating that the
    purpose of the inspection is not in the       - the shareholder's demand is made in good faith
  interest of an entity other than the business     and for a proper purpose;
  of the corporation, and stating that the
  shareholder has not sold, offered to sell or    - the shareholder describes with reasonable
  aided another in the sale of any corporation's    particularity the purpose of the request and
  shareholder list.                                 the records desired to be inspected;
- The materials must be examined during business  - the records are directly connected with the
  hours, and the examination may be done in         stated purpose; and
  person or by an agent or attorney.
                                                  - he gives the corporation written notice of his
                                                    demand at least five business days before the
                                                    date on which he wishes to inspect and copy.
                                                  - Virginia law also provides that a corporation
                                                    shall make available for inspection by any
                                                    shareholder during usual business hours, at
                                                    least 10 days before each meeting of
                                                    shareholders, a complete list of the
                                                    shareholders entitled to vote at that meeting.

                             SHAREHOLDER PROPOSALS

- A shareholder wishing to bring business before  - At any meeting of Union Camp shareholders, in
  the annual shareholder meeting must provide       order to properly bring business before the
  written notice by first class United States       meeting so that it may be presented to and
  mail, postage pre-paid, to the corporation        acted upon by the shareholders, business must
  secretary at the principal executive offices      be brought:
  of the corporation. The notice must be            - by or at the direction of the Union Camp
    received between 90 and 120 days prior to         board of directors; or
    the annual meeting.
                                                  - by a shareholder who has given written notice
- The shareholder's written notice must include:    of business he expects to bring before the
                                                    meeting to the secretary of Union Camp at
  - the name and record address of the              least 90 days prior to the anniversary date of
    shareholder;                                      the immediately preceding annual meeting,
                                                      with the date of required notice being
  - the number of shares of stock owned               adjusted in some circumstances. A
    beneficially or of record by the                  shareholder's notice to the secretary shall
    shareholder;                                      set forth as to each matter the shareholder
                                                      proposes to bring before the meeting:
  - a brief description of the business to be
    discussed as well as the reasons why it       - a brief description of the business to be
    should be discussed at the annual

  meeting;                                          brought before the meeting, including the text
                                                    of any resolution to be presented, and the
  - a description of all arrangements or              reasons for conducting such business at the
    understandings between the shareholder and        meeting;
    any other person or persons, including
    names, in connection with the proposal;       - the name and address of the shareholder
                                                    proposing such business and a representation
  - disclosure of any material interest that the      that the shareholder is a record holder of
    shareholder has in the subject matter of the      Union Camp stock entitled to vote at the
    proposal; and                                     meeting and intends to appear in person or
                                                      by proxy to bring the business specified in
  - a representation that the shareholder             the notice before the meeting;
    intends to appear in person or by proxy at
    the shareholders' meeting to present the      - any material interest of the shareholder in
    proposal.                                       such business; and
                                                  - the class and number of shares of Union Camp
                                                    stock owned of record and beneficially by the
                                                    shareholder. The Union Camp bylaws provide
                                                    that no business shall be conducted except in
                                                    accordance with these procedures.

                               PREEMPTIVE RIGHTS

In general, preemptive rights allow shareholders whose unlimited dividend rights or voting rights would be adversely affected by the issuance of new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those shareholders.

- As permitted by New York law, the               - The Union Camp articles of incorporation
  International Paper certificate of                provide that its shareholders do not possess
  incorporation does not grant its shareholders     such preemptive or preferential rights.
  preemptive rights.

                       SHAREHOLDER ACTION WITHOUT MEETING

- Under New York law, any shareholder action      - Under Virginia law, any shareholder action
  required or permitted to be taken by              required or permitted to be taken by
  shareholder vote may be taken with the            shareholder vote may be taken with the
  unanimous written consent of shareholders.        unanimous written consent of shareholders.

                          DIVIDENDS AND DISTRIBUTIONS

- Under New York law, a corporation may           - Virginia law generally provides that a
  generally pay dividends out of surplus. A         corporation may make a distribution to its
  board of directors must make the required         shareholders unless, after giving effect to
  disclosures when paying dividends out of any      the distribution:
  account other than earned surplus.
                                                    - the corporation would not be able to pay its
- Dividends on the International Paper common       debts as they become due in the usual course
  stock are limited by the terms of the             of business; or
  International Paper $4.00 Preferred Stock to
  the amount of International                     - the corporation's total assets would be

  Paper's retained earnings. No dividends may be    less than the sum of its total liabilities
  declared, paid or set aside for payment on the    plus the amount that would be needed, if the
  corporation's common shares unless full           corporation were to be dissolved at the time
  cumulative dividends are paid on the              of the distribution, to satisfy the
  International Paper Preferred Stock and any       preferential rights upon dissolution of
  issued and outstanding Serial Preferred Stock.    shareholders whose preferential rights are
                                                    superior to those receiving the distribution.

                        APPRAISAL AND DISSENTERS' RIGHTS

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. Most commonly, these rights confer on shareholders who are opposed to the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

- New York law allows shareholders to dissent     - Virginia law provides shareholders of a
  from particular corporate reorganizations by      Virginia corporation the right to dissent from
  demanding payment in cash for their shares        mergers, statutory share exchanges and
  equal to the fair value of the shares. The        specified other corporate transactions, and to
  fair value is determined by agreement with the    obtain payment of the fair value of their
  corporation or by an independent court-           shares in the event of those transactions.
  appointed appraiser and excludes any              However, Virginia law also provides that
  appreciation or depreciation caused by the        shareholders of a Virginia corporation, like
  transaction.                                      Union Camp, that has shares listed on a
                                                    national securities exchange or that has at
- New York law allows dissenters' rights of         least 2,000 record shareholders, are not
  appraisal upon particular mergers,                entitled to dissenters' rights except in
  consolidations, sales and other dispositions      particular circumstances, none of which are
  of assets that require shareholder approval       applicable to the merger. Therefore, Union
  and share exchanges. The merger will not give     Camp shareholders do not have the right to
  any right to International Paper shareholders     dissent from the merger.
  to dissent from the merger.

                APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO,
                MERGERS OR CONSOLIDATIONS AND OTHER TRANSACTIONS

- Under New York law, the holders of two-thirds   - Virginia law generally provides that a
  of the outstanding voting common shares must      majority of the board of directors, and the
  approve a plan adopted by the board of            holders of more than two-thirds of all the
  directors in order to authorize mergers,          votes entitled to be cast on the matter in
  consolidations, share exchanges or the sale,      question by each voting group entitled to
  lease or disposition of all or substantially      vote, must approve any plan of merger, plan of
  all of the corporation's assets.                  share exchange, sale of substantially all of
                                                    the assets of the corporation not in the
                                                    ordinary course of business or the dissolution
                                                    of the corporation.
                                                  - Virginia law also specifies additional voting
                                                    requirements for some types of

                                                    transactions. For more information on these
                                                    additional voting requirements, see "State
                                                    Anti-Takeover Laws -- Union Camp".

                STATE LAWS GOVERNING DISSOLUTION AND LIQUIDATION

                             VOLUNTARY DISSOLUTION

- New York law generally provides that the        - Virginia law generally provides that the
  dissolution of a New York corporation must be     dissolution of a Virginia corporation must be
  approved by the holders of more than              recommended by the board of directors to the
  two-thirds of all votes entitled to be cast by    shareholders and approved by the holders of
  each voting group entitled to vote on the         more than two-thirds of all votes entitled to
  matter in question, unless the articles of        be cast by each voting group entitled to vote
  incorporation of the corporation require a        on the matter in question, unless the articles
  greater or lesser vote. There are no              of incorporation of the corporation require a
  provisions in the International Paper             greater or lesser vote. There are no
  certificate of incorporation that modify New      provisions in the Union Camp articles of
  York law requirements for dissolution.            incorporation that modify Virginia law
                                                    requirements for dissolution.

                               LIQUIDATION RIGHTS

- Holders of shares of International Paper's      - In the event of the liquidation, dissolution
  $4.00 Preferred Stock are entitled to a           or winding-up of the affairs of Union Camp,
  liquidation preference of:                        holders of outstanding Union Camp common
                                                    shares are entitled to share, in proportion to
  - $105.00 per share, in the event of a              their respective interests, in Union Camp's
    voluntary liquidation, dissolution or             assets and funds remaining after payment, or
    winding-up; or                                    provision for payment, of all debts and
                                                      other liabilities of Union Camp.
  - $100.00 per share, if the liquidation,
    dissolution or winding-up is involuntary.
- In either case, holders are additionally
  entitled to any amount equal to all dividends
  accrued and unpaid up to and including the
  date fixed for distribution, whether or not
  earned or declared.

STATE ANTI-TAKEOVER LAWS

INTERNATIONAL PAPER

There are provisions of New York law, the International Paper certificate of incorporation and the International Paper bylaws that may be deemed to have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with International Paper to negotiate with the board of directors for the fair and equitable treatment of all shareholders.

Under New York law, the affirmative vote of the holders of two-thirds of all outstanding shares of voting stock is required to approve mergers and consolidations. The affirmative vote of the holders of two-thirds of all outstanding shares of voting stock is also required for sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation, if not made in the usual or regular course of the business actually conducted by the corporation.

Additionally, New York law prohibits any business combination with, involving or proposed by any interested shareholder for a period of five years after the interested shareholder became such. The definition of a "business combination" includes a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of specific benefits from the corporation, including loans or guarantees. The definition of an "interested shareholder" is any person who directly or indirectly beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation or any person who is an affiliate or associate of the corporation and who at any time within the preceding five years was the beneficial owner of 20% or more of the corporation's stock.

After the requisite five-year period, a business combination between a resident domestic New York corporation and an interested shareholder is prohibited unless either the "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock that is not owned by the interested shareholder or its affiliates or associates.

If the business combination, or the stock purchase that would cause a shareholder to become an interested shareholder, was granted prior approval by the board of directors, it is exempt from the prohibition.

Provided that at least 10% of the voting stock of International Paper is owned beneficially by residents of New York, or by organizations having their principal offices in New York, International Paper is a resident New York corporation.

A resident domestic New York corporation may adopt an amendment to its bylaws expressly electing not to be governed by the provisions described above. The amendment must be adopted by a majority vote of the outstanding voting stock, excluding the voting stock of any interested shareholder and its affiliates. The amendment, however, will not be effective until 18 months after the vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of the amendment. International Paper has not adopted such an amendment.

UNION CAMP

AFFILIATED TRANSACTIONS. Virginia law contains provisions governing affiliated transactions. These provisions generally require the approval of material acquisition transactions between a Virginia corporation and any interested shareholder, which is generally defined as a shareholder holding more than 10% of the voting shares, by the holders of at least two-thirds of the remaining voting shares, after excluding shares beneficially owned by the interested shareholder. Such affiliated transactions include:

     - mergers and statutory share exchanges;

     - material dispositions of corporate assets not in the ordinary course of business;

     - any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

     - any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

For three years following the time that an interested shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder and majority approval of the disinterested directors. A "disinterested director" for this purpose means, with respect to a particular interested shareholder,

     1. any member of a corporation's board of directors who was a member before the later of January 1, 1988 and the date on which the interested shareholder became an interested shareholder, and

     2. any member of a corporation's board of directors who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board of directors.

At the expiration of the three-year period, the statute requires approval of affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder unless the transaction was approved by a majority of the corporation's disinterested directors or the transaction satisfies the fair-price requirement of Virginia law. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step at least the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

None of the foregoing limitations and special voting requirements apply to a transaction, such as the merger, with an interested shareholder whose acquisition of shares making such person an interested shareholder was approved in advance by a majority of the Virginia corporation's disinterested directors.

CONTROL SHARES. Virginia law also provides that shares acquired in a transaction, known as "control shares," which would cause the acquiring person's voting rights to meet or exceed any of three thresholds (namely, 20%, 33 1/3% or a majority) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person, at its own expense, to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of the receipt of the request. This Virginia law provides that, in the event control shares are accorded voting rights and, as a result, the holder of the control shares has a majority of all voting power for the election of directors, the shareholders, other than such holder, may cause the corporation to redeem their shares at a price that meets specified fair value criteria in accordance with Virginia law. As authorized by Virginia law, Union Camp has elected, by adopting an amendment to its bylaws, not to be governed by this control share provision.

SHAREHOLDER RIGHTS PLAN

UNION CAMP. On November 28, 1995, the Union Camp board of directors declared a dividend distribution of one right for each outstanding Union Camp common share to shareholders of record at the close of business on February 26, 1996. Each such right entitles the registered holder to purchase from Union Camp one one-thousandth of a share, designated as a unit, of Union Camp Series A Junior Participating Preferred Stock. Each such unit was initially structured to be the economic equivalent of one Union Camp common share. The initial exercise price of each Union Camp right is $175, subject to adjustment in some circumstances.

Union Camp rights also attach to all Union Camp common shares issued after February 26, 1996, but prior to the date on which the rights separate from the Union Camp common shares with which they are associated, as described below, unless the Union Camp board of directors determines otherwise at the time of issuance. The description and terms of the Union Camp rights are set forth in the Union Camp Rights Agreement.

The Union Camp rights are attached to all Union Camp common share certificates currently outstanding, and no separate certificates evidencing the Union Camp rights have been distributed. The Union Camp rights will separate from the Union Camp common shares upon the earlier of:

     1. 10 days following a public announcement that a person or group of affiliated or associated persons, but excluding particular persons and entities, such as Union Camp, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Union Camp common shares; or

     2. 10 business days, or such later date as the Union Camp board of directors may determine prior to the event described in paragraph 1. above, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding Union Camp common shares.

Until the Union Camp rights separate from the Union Camp common shares with which they are associated:

     1. the Union Camp rights will be evidenced by the Union Camp common share certificates and will be transferred only with such Union Camp common share certificates,

     2. new Union Camp common share certificates issued after February 26, 1996, will contain a notation incorporating the Union Camp Rights Agreement by reference, and

     3. the surrender for transfer of any certificates for Union Camp common shares outstanding also will constitute the transfer of the Union Camp rights associated with the Union Camp common shares represented by such certificates.

The Union Camp rights are not exercisable until after they have separated from the Union Camp common shares with which they are associated and will expire at the close of business on February 26, 2006, unless earlier redeemed by the Union Camp board of directors as described below.

If a third party acquires 15% of more of the Union Camp common shares, as described above, thus triggering a separation of the Union Camp rights from the Union Camp common shares, each holder of a Union Camp right will thereafter have the right to receive, upon exercise and payment of the exercise price, Union Camp common shares or, in some circumstances, cash, property or other securities of Union Camp, having a value equal to two times the exercise price. Alternatively, if the Union Camp rights separate from the Union Camp common shares and become exerciseable, Union Camp may provide that each Union Camp right shall be exchanged for one Union Camp common share and without other payment of the exercise price; provided that the Union Camp board of directors may not effect such exchange at any time after any person, other than Union Camp or specified other related parties, together with all affiliates and associates of such person, beneficially owns 50% or more of the Union Camp common shares then outstanding.

If, at any time after a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of more of the outstanding Union Camp common shares, as described above,

     1. Union Camp is acquired in a merger, statutory share exchange, or other business combination in which Union Camp is not the surviving corporation, or

     2. 50% or more of Union Camp's assets or earning power is sold or transferred,

each holder of a Union Camp right, except as set forth below, shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquiring company having a value equal to twice the exercise price.

At any time prior to the earlier of the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of the outstanding Union Camp common shares, as described above, or February 26, 2006, the Union Camp board of directors may redeem the Union Camp rights in whole, but not in part, at a redemption price of $.001 per Union Camp right. Immediately upon the action of the Union Camp board of directors ordering redemption of the Union Camp rights, the Union Camp rights will terminate and the only right of the holders of Union Camp rights will be to receive the redemption price.

The Union Camp rights may have anti-takeover effects. The Union Camp rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding Union Camp common shares without the Union Camp rights having been redeemed. However, the Union Camp rights should not interfere with any merger or other business combination approved by the Union Camp board of directors and the Union Camp shareholders because the Union Camp rights may be redeemed by the board of directors.

In connection with the execution of the merger agreement, the Union Camp board of directors amended the Union Camp Rights Agreement to render the Union Camp rights inapplicable to the transactions contemplated by the merger agreement.

INTERNATIONAL PAPER. The International Paper Rights Agreement expired on April 29, 1997. Upon consummation of the merger, Union Camp shareholders who become shareholders of International Paper will not have any such rights as described above under the heading "Shareholder Rights Plan -- Union Camp".

                DESCRIPTION OF INTERNATIONAL PAPER CAPITAL STOCK

The statements set forth under this heading are brief summaries of various provisions of New York law, the International Paper certificate of incorporation and the International Paper bylaws and do not purport to be complete. They are qualified in their entirety by reference to the relevant provisions of New York law, the International Paper certificate of incorporation and the International Paper bylaws, as appropriate.

The authorized capital stock of International Paper consists of:

     - 400,000,000 International Paper common shares;

     - 400,000 shares of cumulative $4.00 preferred stock, without par value;
       and

     - 8,750,000 shares of serial preferred stock, $1.00 par value per share.

At March 18, 1999, there were outstanding:

     - 306,851,559 International Paper common shares;

     - employee stock options to purchase an aggregate of approximately 12,837,150 International Paper common shares; and

     - 15,696 shares of International Paper $4.00 preferred stock.

In addition, at such date, approximately 8,332,000 International Paper common shares were reserved for issuance upon the conversion of the 5 1/4% convertible preferred securities issued by International Paper Capital Trust.

INTERNATIONAL PAPER COMMON SHARES

Subject to the rights of the holders of any shares of International Paper preferred stock which may at the time be outstanding, holders of International Paper common shares are entitled to receive dividends as may be declared from time to time by International Paper's board of directors out of funds legally available therefor. Dividends on the International Paper common shares are, in effect, limited by the terms of the International Paper $4.00 preferred stock to the amount of International Paper's retained earnings, which at September 30, 1998, were $5.1 billion. In addition, under the International Paper certificate of incorporation, no dividends may be declared, paid, or set aside for payment on the International Paper common shares unless full cumulative dividends are paid on the issued and outstanding International Paper preferred stock.

The holders of International Paper common shares are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. If International Paper fails to pay dividends on the International Paper $4.00 preferred stock, holders of International Paper $4.00 preferred stock will have the right to elect one-third, or the nearest whole number thereto, of the total number of directors to be elected at the next annual meeting of shareholders and at each subsequent annual shareholders' meeting until all such dividends have been paid in full.

Holders of International Paper common shares are entitled to share pro rata, upon any liquidation or dissolution of International Paper, in all remaining assets available for distribution to shareholders after satisfaction of International Paper's liabilities and payment to the holders of the International Paper $4.00 preferred stock of $100 per share upon involuntary liquidation and $105 per share upon voluntary liquidation. The outstanding International Paper common shares are, and any shares which may be acquired upon conversion of the 5 1/4% convertible preferred securities issued by International Paper Capital Trust will be, fully paid and nonassessable. The holders of International Paper common shares have no preferential, preemptive, conversion or redemption rights. The International Paper common shares are listed on the New York Stock Exchange. The registrar and transfer agent for the International Paper common shares is Chase Mellon Shareholder Services L.L.C.

INTERNATIONAL PAPER PREFERRED STOCK

The following summary contains a description of some of the principal terms of the International Paper preferred stock. The description of the principal provisions of the International Paper preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the International Paper certificate of incorporation relating to each particular series of International Paper preferred stock.

INTERNATIONAL PAPER SERIAL PREFERRED STOCK. Under the International Paper certificate of incorporation, without further shareholder action, International Paper's board of directors is authorized to provide for the issuance of up to 8,750,000 shares of International Paper serial preferred stock. The International Paper serial preferred stock may be issued in one or more series, with such designations of titles, dividend rates, any redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding-up of International Paper, any sinking fund provisions, any conversion provisions, any voting rights, and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions as shall be set forth as and when established by International Paper's board of directors.

The shares of any series of International Paper serial preferred stock will be, when issued, fully paid and nonassessable and the holders will have no preemptive rights in connection with the preferred stock.

INTERNATIONAL PAPER $4.00 PREFERRED STOCK. The International Paper certificate of incorporation authorizes the issuance of up to 400,000 shares of International Paper $4.00 preferred stock without par value. Pursuant to the applicable provisions of the International Paper certificate of incorporation, the holders of the International Paper $4.00 preferred stock are entitled to receive when, as and if declared by International Paper's board of directors, out of funds legally available for payment, cash dividends at the rate per annum of $4.00 per share. Dividends are cumulative without interest. If dividends in full on all outstanding shares of the International Paper $4.00 preferred stock for all past quarterly dividend periods and the then current quarterly dividend period shall not have been paid, no cash dividends may be paid or distributions made to the holders of any class of stock ranking junior to the International Paper $4.00 preferred stock.

Except as expressly provided by law or in the International Paper certificate of incorporation, the holders of shares of International Paper $4.00 preferred stock have no voting rights. If dividends payable on the International Paper $4.00 preferred stock are in arrears in an amount equal to four full quarterly dividends, the holders of the International Paper $4.00 preferred stock will have the right to elect one-third, or the nearest whole number thereto, of the total number of directors to be elected at the next annual meeting of shareholders and at each subsequent annual shareholders' meeting until all such dividends have been paid in full. International Paper must obtain the approval of holders of two-thirds of the shares of the International Paper $4.00 preferred stock in order to:

     - authorize, create or issue stock of any class ranking prior to the International Paper $4.00 preferred stock; or

     - amend the certificate of authorization of new shares relating to the International Paper $4.00 preferred stock or any provisions of the International Paper certificate of incorporation in a manner materially prejudicial to such holders.

International Paper must obtain the affirmative vote of holders of a majority of the shares of the International Paper $4.00 preferred stock in order to:

     - increase the number of authorized shares of International Paper $4.00 preferred stock;

     - authorize, create or issue stock of any class ranking on a parity with the International Paper $4.00 preferred stock; or

     - sell, lease or dispose of all or substantially all of the assets of International Paper, other than by merger or consolidation.

In the event of a merger or consolidation of International Paper in which the holders of the International Paper $4.00 preferred stock do not have appraisal rights under New York law, those holders are entitled to receive $105.00 per share of International Paper $4.00 preferred stock, unless by the terms of the merger or consolidation such holders are entitled to shares or securities which have the relative ranking, rights and preferences of the International Paper $4.00 preferred stock prior to such merger or consolidation. Under some circumstances relating to aggregate net earnings of International Paper, approval of holders of a majority of the International Paper $4.00 preferred stock may be required to purchase or redeem or pay cash dividends in respect of stock which is junior to the International Paper $4.00 preferred stock, including International Paper common shares.

Shares of International Paper $4.00 preferred stock may be redeemed at the option of International Paper, in whole or in part, at any time or from time to time, out of funds legally available therefor, at $105.00 per share plus an amount equal to accrued and unpaid dividends, if any, to the redemption date, whether or not earned or declared.

Holders of shares of International Paper $4.00 preferred stock are entitled to a liquidation preference of $105.00 per share, in the event of a voluntary liquidation, dissolution or winding-up or $100.00 per share, if such liquidation, dissolution or winding-up is involuntary, plus in each case any amount equal to all dividends accrued and unpaid up to and including the date fixed for distribution, whether or not earned or declared.

TRANSFER AGENT AND REGISTRAR

Chase Mellon Shareholder Services L.L.C. will be the transfer agent and registrar for the International Paper common shares.

LISTING OR QUOTATION OF INTERNATIONAL PAPER COMMON SHARES; DELISTING OF UNION CAMP COMMON SHARES

It is a condition to the merger that the International Paper common shares issuable in the merger be approved for listing on the New York Stock Exchange on or prior to the effective time of the merger, subject to official notice of issuance. If the merger is consummated, Union Camp common shares will cease to be listed on the New York Stock Exchange.

                                 LEGAL MATTERS

Davis Polk & Wardwell, special counsel to International Paper, will pass on the validity of the International Paper common shares to be issued to Union Camp shareholders in the merger. It is a condition to the consummation of the merger that Union Camp receive an opinion from Sullivan & Cromwell, special counsel to Union Camp, to the effect that, among other things, the merger will be a reorganization for federal income tax purposes. We describe the conditions for consummation of the merger under the heading "The Merger Agreement -- Conditions to the Merger" and we provide details of the tax opinion under the heading "The Merger -- Material Federal Income Tax Consequences".

                                    EXPERTS

The consolidated financial statements and schedule of International Paper incorporated by reference herein and included in International Paper's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

The historical consolidated financial statements of Union Camp incorporated in this document by reference to the Union Camp's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders of International Paper must be received by the Secretary of International Paper not later than:

     - December 28, 1999 for inclusion in the proxy materials for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or

     - February 8, 2000 in order to be brought before that meeting pursuant to the bylaws of International Paper.

The Union Camp board of directors has set July 27, 1999 as the date for the 1999 Annual Meeting of Shareholders. The deadline for submission of shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of Union Camp is April 28, 1999. If proxy materials are required to be delivered and completion of the merger does not occur, shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders of Union Camp must be received by the Secretary of Union Camp for inclusion in the proxy materials for such meeting on or before the date specified in the proxy materials delivered in connection with the 1999 Annual Meeting of Shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

International Paper and Union Camp file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. International Paper's and Union Camp's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

International Paper filed a Registration Statement on Form S-4 to register with the SEC the International Paper common shares to be issued to Union Camp shareholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of International Paper in addition to being a proxy statement of International Paper and Union Camp for each company's special meeting. As permitted by SEC rules, this document does not contain all the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

The SEC allows International Paper and Union Camp to "incorporate by reference" information into this document. This means that International Paper and Union Camp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that International Paper and Union Camp have previously filed with the SEC. These documents contain important information about International Paper and Union Camp and their financial performance.

   INTERNATIONAL PAPER SEC FILINGS
          (FILE NO. 1-3157)                                PERIOD
   -------------------------------                         ------
Annual Report on Form 10-K                  Fiscal year ended December 31, 1997
Amended Annual Report on Form 10-K/A        Filed on March 29, 1999
Quarterly Reports on Form 10-Q              Quarters ended March 31, 1998, June
                                            30, 1998, and September 30, 1998
Amended Quarterly Reports on Form           Filed on March 29, 1999, February 10,
  10-Q/A                                    1999 and August 31, 1998
Current Reports on Form 8-K                 Filed on March 11, 1999, January 5,
                                            1999, November 30, 1998, October 20,
                                            1998, September 29, 1998, September
                                            10, 1998, June 11, 1998, April 14,
                                            1998, January 20, 1998 and January
                                            14, 1998
Report on Form 8-A                          Filed on September 29, 1998
Registration Statement on Form S-3          Filed on September 1, 1998
Registration Statement on Form S-4          Filed on March 9, 1998

International Paper is also incorporating by reference additional documents that International Paper files with the SEC between the date of this document and the date of the International Paper special shareholders' meeting.

      UNION CAMP'S SEC FILINGS
          (FILE NO. 1-4001)                                PERIOD
      ------------------------                             ------
Annual Report on Form 10-K                  Fiscal year ended December 31, 1997
Amended Annual Reports on Form 10-K/A       Filed on March 29, 1999 and May 13,
                                            1998
Quarterly Reports on Form 10-Q              Quarters ended March 31, 1998, June
                                            30, 1998, and September 30, 1998
Amended Quarterly Reports on Form           Filed on March 29, 1999 and September
  10-Q/A                                    1, 1998
Current Report on Form 8-K                  Filed on November 27, 1998
Amended and Restated Current Report         Filed on November 30, 1998
  on Form 8-K/A
Amendment to Report on Form 8-A/A           Filed on November 27, 1998

Union Camp is also incorporating by reference additional documents that Union Camp files with the SEC between the date of this document and the date of the Union Camp special shareholders' meeting.

International Paper has supplied all information contained or incorporated by reference in this document relating to International Paper, and Union Camp has supplied all such information contained or incorporated by reference in this document relating to Union Camp.

You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from International Paper or Union Camp, as appropriate, or the SEC. Documents incorporated by reference are available from International Paper or Union Camp, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Shareholders may obtain documents incorporated by reference in this document by International Paper by requesting them in writing or by telephone at the following address:

                          International Paper Company
                            Two Manhattanville Road
                               Purchase, NY 10577
                              Tel: (914) 397-1625

Shareholders may obtain documents incorporated by reference in this document by Union Camp by requesting them in writing or by telephone at the following address:

                             Union Camp Corporation
                                1600 Valley Road
                                Wayne, NJ 07470
                              Tel: (973) 628-2273

If you would like to request documents from International Paper or Union Camp, please do so by April 23, 1999 to receive them before the shareholders' meetings. International Paper or Union Camp will send such documents by first-class mail within one business day of receiving your request.

You should rely only on the information contained or incorporated by reference in this document to vote on the International Paper certificate amendment proposal and share issuance proposal and the Union Camp merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated March 30, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of International Paper common shares in the merger shall create any implication to the contrary.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

INDEMNIFICATION. Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides, that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article VII of the Restated Certificate of Incorporation of International Paper provides in part as follows:

     "Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

Article IX of the By-laws, as amended, of International Paper provides as follows:

     "The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action."

INSURANCE. International Paper has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the NYBCL as permitted by Section 721 of the NYBCL.

UNION CAMP DIRECTORS AND OFFICERS. The merger agreement provides that Union Camp's indemnification provisions shall survive the merger and shall not be modified for at least six years after the Effective Time in any manner that would adversely affect the rights of persons indemnified thereunder.

The Union Camp bylaws provide that Union Camp shall indemnify a director or officer of Union Camp who is or was made a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the request of Union Camp if:

     - he believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases that his conduct was at least not opposed to the corporation's best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful;

     - in connection with a proceeding by or in the right of Union Camp, he was not adjudged liable to Union Camp; and

     - in connection with any proceeding charging improper benefit to him, whether or not involving action in his official capacity, he was not adjudged liable on the basis that personal benefit was improperly received by him.

Furthermore, the Union Camp bylaws provide that each director and officer of Union Camp shall be indemnified against all costs and expenses reasonably incurred by or imposed upon him in connection with or resulting from any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of Union Camp, whether or not he continues to be a director or officer at the time of incurring such cost or expense, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged in such action, suit or proceeding to have been derelict in the performance of his duty as a director or officer.

The merger agreement also provides that Union Camp shall indemnify and hold harmless, and, after the effective time of the merger, International Paper shall, and shall cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director or officer of Union Camp and each Union Camp subsidiary against all liabilities and expenses, including reasonable attorneys' fees, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by the merger agreement).

For six years from the effective time of the merger, the surviving corporation shall provide to Union Camp's current directors and officers liability insurance protection of the same kind and scope as that provided by Union Camp's directors' and officers' liability insurance policies as of the date hereof; provided, however, that in no event shall the surviving corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Union Camp for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) List of Exhibits

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
   2        Agreement and Plan of Merger dated as of November 24, 1998 among International Paper Company, Union Camp Corporation
            and Maple Acquisition, Inc. (included as Annex A to the
            Joint Proxy Statement/Prospectus contained in this
            Registration Statement).
   3(a)     Form of Restated Certificate of Incorporation of
            International Paper (incorporated by reference to
            International Paper's registration statement on Form 8-K
            dated November 20, 1990).
   3(b)     Form of Restated Bylaws of International Paper (incorporated by reference to International Paper's registration statement on Form 8-K dated September 10, 1998).
   4        Specimen Common Stock Certificate (incorporated by reference to Exhibit 2-A to the International Paper's registration
            statement on Form S-7, no. 2-56588, dated June 10, 1976).

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
   5        Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
   8        Opinion of Sullivan & Cromwell regarding certain federal
            income tax consequences relating to the merger.
   8(a)     Opinion of Hunton & Williams regarding the validity of the merger under Virginia law.
  23(a)     Consent of Arthur Andersen LLP.
  23(b)     Consent of PricewaterhouseCoopers LLP.
  23(c)     Consent of Davis Polk & Wardwell (included in the opinion
            filed as Exhibit 5 to this Registration Statement).
  23(d)     Consent of Sullivan & Cromwell (included in the opinion
            filed as Exhibit 8 to this Registration Statement).
  24        Power of Attorney.
  99(a)     Consent of Goldman, Sachs & Co.
  99(b)     Consent of Credit Suisse First Boston Corporation.
  99(c)     Form of International Paper Proxy Card and related
            materials.
  99(d)     Form of Union Camp Proxy Card and related materials.
  99(e)     Consent of W. Craig McClelland to Become a Director of
            International Paper Company.
  (b)       Not applicable.
  (c)       The opinions of Goldman, Sachs & Co. and Credit Suisse First
            Boston Corporation are included as Annex B and Annex C,
            respectively, to the Joint Proxy Statement/Prospectus
            contained in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

             20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Westchester, State of New York, on March 29, 1999.

                                      INTERNATIONAL PAPER COMPANY
                                      (Registrant)

Date: March 29, 1999                  By: /s/ JAMES W. GUEDRY
                                         ---------------------------------------
                                          James W. Guedry, Vice President and
                                          Secretary

                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James
W. Guedry and Barbara Smithers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----

*                                                    Chairman, Chief Executive         March 29, 1999
---------------------------------------------------  Officer and Director (Principal
(John T. Dillon)                                     Executive Officer)

*                                                    Executive Vice President and      March 29, 1999
---------------------------------------------------  Director
(C. Wesley Smith)

*                                                    Senior Vice President and Chief   March 29, 1999
---------------------------------------------------  Financial Officer (Principal
(Marianne M. Parrs)                                  Financial Officer)

*                                                    Vice President and Controller     March 29, 1999
---------------------------------------------------  (Principal Accounting Officer)
(Andrew R. Lessin)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Peter I. Bijur)

                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----
                                                     Director
---------------------------------------------------
(James A. Henderson)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Robert J. Eaton)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(John A. Georges)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(John R. Kennedy)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Donald F. McHenry)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Patrick F. Noonan)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Jane C. Pfeiffer)

*                                                    Director                          March 29, 1999
---------------------------------------------------
(Charles R. Shoemate)

                                                     Director
---------------------------------------------------
(Samir G. Gibara)

*By: /s/ JAMES W. GUEDRY
--------------------------------------------------
     JAMES W. GUEDRY
     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
   2        Agreement and Plan of Merger dated as of November 24, 1998 among International Paper Company, Union Camp Corporation
            and Maple Acquisition, Inc. (included as Annex A to the
            Joint Proxy Statement/ Prospectus contained in this
            Registration Statement).
   3(a)     Form of Restated Certificate of Incorporation of
            International Paper (incorporated by reference to
            International Paper's registration statement on Form 8-K
            dated November 20, 1990).
   3(b)     Form of Restated Bylaws of International Paper (incorporated by reference to International Paper's registration statement on Form 8-K dated September 10, 1998).
   4        Specimen Common Stock Certificate (incorporated by reference to Exhibit 2-A to International Paper's registration
            statement on Form S-7, no. 2-56588, dated June 10, 1976).
   5        Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
   8        Opinion of Sullivan & Cromwell regarding certain federal
            income tax consequences relating to the merger.
   8(a)     Opinion of Hunton & Williams regarding the validity of the merger under Virginia law.
  23(a)     Consent of Arthur Andersen LLP.
  23(b)     Consent of PricewaterhouseCoopers LLP.
  23(c)     Consent of Davis Polk & Wardwell (included in the opinion
            filed as Exhibit 5 to this Registration Statement).
  23(d)     Consent of Sullivan & Cromwell (included in the opinion
            filed as Exhibit 8 to this Registration Statement).
  24        Power of Attorney.
  99(a)     Consent of Goldman Sachs & Co.
  99(b)     Consent of Credit Suisse First Boston Corporation.
  99(c)     Form of International Paper Proxy Card and related
            materials.
  99(d)     Form of Union Camp Proxy Card and related materials.
  99(e)     Consent of W. Craig McClelland to Become a Director of
            International Paper Company.